Exhibit 10.1

AMENDED AND RESTATED CREDIT AGREEMENT

DATED AS OF SEPTEMBER 12, 2018

AMONG

CHESAPEAKE ENERGY CORPORATION,
AS THE BORROWER,

THE SEVERAL LENDERS
FROM TIME TO TIME PARTIES HERETO,

MUFG UNION BANK, N.A.,
AS THE ADMINISTRATIVE AGENT, A SWINGLINE LENDER
AND A LETTER OF CREDIT ISSUER,

JPMORGAN CHASE BANK, N.A. AND
WELLS FARGO BANK, NATIONAL ASSOCIATION,
AS CO-SYNDICATION AGENTS, SWINGLINE LENDERS AND LETTER OF CREDIT ISSUERS,

AND

BANK OF AMERICA, N.A.; BMO HARRIS BANK N.A.;
CITICORP NORTH AMERICA, INC.;
CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK; MIZUHO BANK, LTD.,
AND ROYAL BANK OF CANADA,
AS LETTER OF CREDIT ISSUERS,

________________________

MUFG UNION BANK, N.A.;
JPMORGAN CHASE BANK, N.A.; WELLS FARGO SECURITIES, LLC;
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED;
BMO CAPITAL MARKETS CORP.; CITICORP NORTH AMERICA, INC.;
CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK; MIZUHO BANK, LTD.,
AND ROYAL BANK OF CANADA,
AS JOINT LEAD ARRANGERS AND JOINT BOOKRUNNERS

ARTICLE IV FEES; COMMITMENTS		75
4.1	Fees	75
4.2	Termination or Reduction of Commitments	76
ARTICE V PAYMENTS		77
5.1	Voluntary Prepayments	77
5.2	Mandatory Prepayments	78
5.3	Method and Place of Payment	79
5.4	Net Payments	79
5.5	Computations of Interest and Fees	84
5.6	Limit on Rate of Interest	84
ARTICLE VI CONDITIONS PRECEDENT TO INITIAL CREDIT EVENTS		84
6.1	Executed Credit Agreement	85
6.2	Secretary's Certificates	85
6.3	Good Standing Certificate of the Credit Parties	85
6.4	Certain Credit Documents	85
6.5	Legal Opinions	85
6.6	Closing Certificate	85
6.7	Initial Reserve Report and Hedge Schedule	86
6.8	Fees	86
6.9	KYC Information	86
6.10	Insurance	86
6.11	Solvency Certificate	86
6.12	Uniform Commercial Code Searches	86
ARTICLE VII CONDITIONS PRECEDENT TO ALL CREDIT EVENTS		86
7.1	No Default; Representations and Warranties	87
7.2	Notice of Borrowing	87
ARTICLE VIII REPRESENTATIONS AND WARRANTIES		87
8.1	Corporate Status	87
8.2	Corporate Power and Authority; Enforceability	88
8.3	No Violation	88
8.4	Litigation	88
8.5	Margin Regulations	88
8.6	Governmental Approvals	88
8.7	Investment Company Act	89
8.8	True and Complete Disclosure	89
8.9	Financial Condition; Financial Statements	89
8.10	Tax Matters	89
8.11	Compliance with ERISA	90
8.12	Subsidiaries	90
8.13	Environmental Laws	90
8.14	Properties	90
8.15	Solvency	91
8.16	Hedge Agreements	91
8.17	No Default	91

8.18	Anti-Corruption Laws and Sanctions	91
8.19	Pari Passu or Priority Status	91
8.20	No Material Adverse Effect	91
8.21	Beneficial Ownership Certification	91
8.22	Security Documents	91
ARTICLE IX AFFIRMATIVE COVENANTS		92
9.1	Information Covenants	92
9.2	Books, Records and Inspections	95
9.3	Maintenance of Insurance	95
9.4	Payment of Taxes	96
9.5	Existence	96
9.6	Compliance with Statutes, Regulations, Etc.	96
9.7	Maintenance of Properties	97
9.8	Unrestricted Subsidiaries	97
9.9	Additional Guarantors, Grantors and Collateral	97
9.10	Use of Proceeds	98
9.11	Further Assurances	99
9.12	Reserve Reports and Hedge Schedules; Title Information; Supplemental Mortgages	99
9.13	Proceeds of Utica Sale; Borrowed Money Debt	100
ARTICLE X NEGATIVE COVENANTS		101
10.1	Limitation on Indebtedness	101
10.2	Limitation on Liens	105
10.3	Limitation on Fundamental Changes	107
10.4	Limitation on Sale of Assets	109
10.5	Limitation on Investments	111
10.6	Limitation on Restricted Payments	113
10.7	Limitations on Debt Payments and Amendments	114
10.8	Negative Pledge Amendments	115
10.9	Limitation on Subsidiary Distributions	116
10.10	Hedge Agreements	117
10.11	Financial Performance Covenants	118
10.12	Transactions with Affiliates	118
10.13	Change in Business	120
10.14	Use of Proceeds	120
10.15	Sanctions; Anti-Corruption Use of Proceeds	120
ARTICLE XI EVENTS OF DEFAULT		120
11.1	Payments	120
11.2	Representations, Etc.	120
11.3	Covenants	121
11.4	Default Under Other Agreements	121
11.5	Bankruptcy, Etc.	121
11.6	ERISA	122
11.7	Guarantee	122

11.8	Credit Documents	122
11.9	Judgments	122
11.10	Change of Control	122
ARTICLE XII THE ADMINISTRATIVE AGENT		123
12.1	Appointment	123
12.2	Delegation of Duties	124
12.3	Exculpatory Provisions	124
12.4	Reliance	124
12.5	Notice of Default	125
12.6	Non-Reliance on Administrative Agent and Other Lenders	125
12.7	No Other Duties, Etc.	126
12.8	Indemnification	126
12.9	Agent in Its Individual Capacity	127
12.10	Successor Agent	127
12.11	Withholding Tax	128
12.12	Security Documents and Guarantee	128
12.13	Right to Realize on Collateral and Enforce Guarantee	129
12.14	Administrative Agent May File Proofs of Claim	129
ARTICLE XIII MISCELLANEOUS		130
13.1	Amendments, Waivers and Releases	130
13.2	Notices	132
13.3	No Waiver; Cumulative Remedies	132
13.4	Survival of Representations and Warranties	132
13.5	Payment of Expenses; Indemnification	132
13.6	Successors and Assigns; Participations and Assignments	134
13.7	Replacements of Lenders under Certain Circumstances	138
13.8	Adjustments; Set-off	139
13.9	Counterparts	140
13.10	Severability	140
13.11	Integration	140
13.12	GOVERNING LAW	140
13.13	Submission to Jurisdiction; Waivers	140
13.14	Acknowledgments	141
13.15	WAIVERS OF JURY TRIAL	142
13.16	Confidentiality	142
13.17	Release of Collateral and Guarantee Obligations; Disavowal of Liens	143
13.18	USA PATRIOT Act	145
13.19	Payments Set Aside	145
13.20	Reinstatement	145
13.21	Disposition of Proceeds	145
13.22	Collateral Matters; Hedge Agreements	145
13.23	Consent to Bail-In of EEA Financial Institutions	146
13.24	Restatement; Original Credit Agreement	146

Schedules and Exhibits

Schedule 1.1	Commitments
Schedule 3.1(a)	Letter of Credit Issuance Limit
Schedule 3.1(b)	Original Credit Agreement Letters of Credit
Schedule 8.4	Litigation
Schedule 8.12	Subsidiaries
Schedule 10.1	Closing Date Indebtedness
Schedule 10.2	Closing Date Liens
Schedule 10.8	Closing Date Negative Pledge Agreements
Schedule 10.9	Closing Date Contractual Encumbrances
Schedule 10.12	Closing Date Affiliate Transactions
Schedule 13.2	Notice Addresses

Exhibit A	Form of Notice of Borrowing
Exhibit B	Form of Letter of Credit Request
Exhibit C	Form of Closing Certificate
Exhibit D	Form of Assignment and Acceptance
Exhibit E	Form of Promissory Note

v

This AMENDED AND RESTATED CREDIT AGREEMENT, dated as of September 12, 2018, is among CHESAPEAKE ENERGY CORPORATION, an Oklahoma corporation (together with its permitted successors, the “Borrower”), the banks, financial institutions and other lending institutions from time to time parties as lenders hereto (each a “Lender” and, collectively, the “Lenders”), MUFG UNION BANK, N.A., as Administrative Agent, and each Swingline Lender and Letter of Credit Issuer from time to time party hereto.
WHEREAS, the Borrower, the Administrative Agent, the Lenders, the swingline lenders party thereto (which are certain of the Swingline Lenders) and the letter of credit issuers party thereto (which are certain of the Letter of Credit Issuers party hereto) are party to that certain Credit Agreement dated as of December 15, 2014, as the same has been amended and supplemented before the date hereof (the “Original Credit Agreement”); and
WHEREAS, the Borrower has requested certain amendments to the Original Credit Agreement, and the Lenders, the Swingline Lenders and the Letter of Credit Issuers are willing to make available to the Borrower such credit upon the terms and subject to the conditions set forth herein;
NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree to amend and restate the Original Credit Agreement in its entirety as follows:
ARTICLE I
DEFINITIONS
1.1    Defined Terms.
(a)    Terms defined in the preamble have the meaning ascribed to them in the preamble.
(b)    As used herein, the following terms shall have the meanings specified in this Section unless the context otherwise requires (it being understood that defined terms in this Agreement shall include in the singular number the plural and in the plural the singular):
“4.50% Preferred Stock” means the series of preferred stock, par value $0.01 per share, of the Borrower designated as the “4.50% Cumulative Convertible Preferred Stock.”
“5.00% Preferred Stock (Series 2005B)” means the series of preferred stock, par value $0.01 per share, of the Borrower designated as “5.00% Cumulative Convertible Preferred Stock (Series 2005B).”
“5.75% Preferred Stock” means the series of preferred stock, par value $0.01 per share, of the Borrower designated as “5.75% Cumulative Non-Voting Convertible Preferred Stock.”
“5.75% Preferred Stock (Series A)” means the series of preferred stock, par value $0.01 per share, of the Borrower designated as “5.75% Cumulative Non-Voting Convertible Preferred Stock (Series A).”

“ABR” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Effective Rate plus ½ of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate” and (c) the LIBOR Rate for a one-month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.0%; but, for the avoidance of doubt, for purposes of calculating the LIBOR Rate pursuant to clause (c) above, the LIBOR Rate for any day shall be based on the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on such day by reference to the rate appearing on the Reuters Screen LIBOR01 Page (or any successor page or any successor service, or any substitute page or substitute for such service, providing rate quotations comparable to the Reuters Screen LIBOR01 Page, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) for a period equal to one-month and such rate shall in no event be less than zero for the purposes of this Agreement. The “prime rate” is a rate set by the Administrative Agent based upon various factors, including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the ABR due to a change in such rate announced by the Administrative Agent, in the Federal Funds Effective Rate or in the one-month LIBOR Rate shall take effect at the opening of business on the day specified in the public announcement of such change. If the ABR is being used as an alternate rate of interest pursuant to Section 2.10(d) hereof, then the ABR shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the ABR shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“ABR Loan” means each Loan bearing interest based on the ABR.
“Acceptable Collateral Trust Agreement” means, with respect to any Indebtedness incurred pursuant to Section 10.1(r)(B), one or more agreements among the Administrative Agent and the holders of such Indebtedness or their representative, (a) substantially on the terms of the Collateral Trust Agreement dated as of August 23, 2016 among MUFG Union Bank, N.A., as collateral trustee, the Administrative Agent and Deutsche Bank Trust Company Americas, as term loan agent or (b) as otherwise may be reasonably acceptable to the Administrative Agent and the Majority Lenders.
“Additional Amounts” shall have the meaning provided in the definition of “Applicable Margin”.
“Additional Lender” shall have the meaning provided in Section 2.16(a).
“Adjusted Consolidated Net Tangible Assets” means (without duplication), as of the date of determination, (a) the sum of (i) discounted future net revenue from proved oil and gas reserves of the Borrower and its Subsidiaries calculated in accordance with SEC guidelines before any state or federal income taxes, as estimated by petroleum engineers (which may include the Borrower’s internal engineers) in a reserve report prepared as of the end of the Borrower’s most recently completed fiscal year or, at the Borrower’s option, a reserve report prepared as of the end of the most recently completed fiscal quarter (if such reserve report has been provided to the Administrative Agent), as increased by, as of the date of determination, the discounted future net revenue of (A) estimated proved oil and gas reserves of the Borrower and its Subsidiaries attributable to any acquisition consummated since the date of such year-end or quarterly reserve report, as applicable, and (B) estimated proved oil and gas reserves of the Borrower and its Subsidiaries attributable to extensions, discoveries and other additions and upward revisions of estimates of proved oil and gas reserves due to exploration, development or exploitation, production or other activities conducted or otherwise occurring since the date of such year-end or quarterly reserve report, as applicable, which, in the case of clauses (A) and (B), would, in accordance with standard industry practice, result in such increases as calculated in accordance with SEC guidelines (utilizing the prices utilized in such year-end or quarterly reserve report, as applicable), and decreased by, as of the date of determination, the discounted future net revenue of (C) estimated proved oil and gas reserves of the Borrower and its Subsidiaries produced or disposed of since the date of such year-end or quarterly reserve report, as applicable, and (D) reductions in the estimated oil and gas reserves of the Borrower and its Subsidiaries since the date of such year-end or quarterly reserve report, as applicable, attributable to downward revisions of estimates of proved oil and gas reserves due to exploration, development or exploitation, production or other activities conducted or otherwise occurring since the date of such year-end or quarterly reserve report, as applicable, which, in the case of clauses (C) and (D), would, in accordance with standard industry practice, result in such decreases as calculated in accordance with SEC guidelines (utilizing the prices utilized in such year-end or quarterly reserve report, as applicable,); but, in the case of each of the determinations made pursuant to clauses (A) through (D), such increases and decreases may be estimated by the Borrower’s engineers, (ii) the capitalized costs that are attributable to oil and gas properties of the Borrower and its Subsidiaries to which no proved oil and gas reserves are attributable, based on the Borrower’s books and records as of a date no earlier than the date of the Borrower’s latest annual or quarterly financial statements, (iii) the Net Working Capital on a date no earlier than the date of the Borrower’s latest annual or quarterly financial statements and (iv) the greater of (I) the net book value on a date no earlier than the date of the Borrower’s latest annual or quarterly financial statements and (II) the appraised value, as estimated by independent appraisers, of other tangible assets (including Investments in unconsolidated Subsidiaries) of the Borrower and its Subsidiaries, as of a date no earlier than the date of the Borrower’s latest audited financial statements (but the Borrower shall not be required to obtain any appraisal of assets), minus (b) the sum of (i) minority interests, (ii) any gas balancing liabilities of the Borrower and its Subsidiaries reflected as a long-term liability in the Borrower’s latest annual or quarterly financial statements, (iii) the discounted future net revenue, calculated in accordance with SEC guidelines (utilizing the prices utilized in the Borrower’s year-end or quarterly reserve report, as applicable), attributable to reserves which are required to be delivered to third parties to fully satisfy the obligations of the Borrower and its Subsidiaries with respect to VPPs on the schedules specified with respect thereto, (iv) the discounted future net revenue, calculated in accordance with SEC guidelines, attributable to reserves subject to Dollar-Denominated Production Payments which, based on the estimates of production included in determining the discounted future net revenue specified in (a) (i) above (utilizing the same prices utilized in the Borrower’s year-end or quarterly reserve report, as applicable), would be necessary to fully satisfy the payment obligations of the Borrower and its Subsidiaries with respect to Dollar-Denominated Production Payments on the schedules specified with respect thereto and (v) the discounted future net revenue, calculated in accordance with SEC guidelines (utilizing the same prices utilized in the Borrower’s year-end or quarterly reserve report, as applicable), attributable to reserves subject to participation interests, overriding royalty interests or other interests of third parties, pursuant to participation, partnership, vendor financing or other agreements then in effect, or which otherwise are required to be delivered to third parties. For the avoidance of doubt, “reserves” shall include any reserves applicable to natural gas liquids. As used in this definition, “Net Working Capital” means (i) all current assets of the Borrower and its Subsidiaries, minus (ii) all current liabilities of the Borrower and its Subsidiaries, except current liabilities included in Indebtedness.
“Adjusted Total Commitment” means, at any time, the Total Commitment less the aggregate amount of Commitments of all Defaulting Lenders.
“Administrative Agent” means MUFG Union Bank, N.A., as the administrative agent for the Lenders under the Credit Documents, or any successor administrative agent appointed in accordance with the provisions of Section 12.10.
“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 13.2, or such other address or account as the Administrative Agent may from time to time notify in writing to the Borrower and the Lenders.
“Administrative Questionnaire” means, for each Lender, an administrative questionnaire in a form approved by the Administrative Agent.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise. “Controlling” (“controlling”) and “controlled” shall have meanings correlative thereto.
“Agent Bank” means each of the Administrative Agent and the Co-Syndication Agents.
“Agreed Borrowing Base Notice” shall have the meaning provided in Section 2.14(c)(iv).
“Agreement” means this Amended and Restated Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.
“Anti-Corruption Laws” means all Laws applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery, money laundering or corruption.
“Applicable Margin” means, with respect to any ABR Loan or LIBOR Loan, as the case may be, the rate per annum set forth in the grid below based upon the Pricing Level in effect on such day:

Level	Borrowing Base Utilization Percentage	LIBOR Loans	ABR Loans	Commitment Fee Rate
Pricing Level 1	>90%	2.50%	1.50%	0.500%
Pricing Level 2	≤90% and > 75%	2.25%	1.25%	0.500%
Pricing Level 3	≤75% and > 50%	2.00%	1.00%	0.500%
Pricing Level 4	≤50% and > 25%	1.75%	0.75%	0.375%
Pricing Level 5	≤25%	1.50%	0.50%	0.375%
The applicable pricing level in the leftmost column in the table above (the “Pricing Level”) will be based on the Borrowing Base Utilization Percentage set forth in the second leftmost column. Each change in the Applicable Margin or the Commitment Fee Rate shall apply during the period commencing on the effective date of such change and ending on the day immediately preceding the effective date of the next such change, but if at any time the Borrower fails to deliver a Reserve Report or Hedge Schedule pursuant to Section 9.12(a), then until such time as a Reserve Report or Hedge Schedule, as the case may be, is delivered the “Applicable Margin” and “Commitment Fee Rate” means the rate per annum set forth opposite Pricing Level 1. Notwithstanding the foregoing, if and only if at any time the most recent Section 9.1 Financials delivered by the Borrower to the Administrative Agent (or, until the first delivery of Section 9.1 Financials, the most recently delivered Historical Financial Statements) reflect that the Leverage Ratio is greater than 4.00:1, then the Applicable Margin shall be increased by 0.50% at each Pricing Level until such time that the Borrower delivers Section 9.1 Financials that reflect that the Leverage Ratio is less than or equal to 4.00:1, which shall be effective on the date on which the Administrative Agent shall have received such Section 9.1 Financials. If the Borrower has not submitted to the Administrative Agent the Section 9.1 Financials within the time periods specified in Section 9.1, the Applicable Margin shall be increased by 0.50% at each Pricing Level from and including the day after such Section 9.1 Financials are due to but not including the date the Borrower delivers to the Administrative Agent such Section 9.1 Financials reflecting that the Leverage Ratio is less than or equal to 4.00:1. If (i) the Leverage Ratio used to determine the Applicable Margin for any period is incorrect as a result of any error, misstatement or misrepresentation contained in any Section 9.1 Financials, and (ii) as a result thereof, the Applicable Margin paid to the Lenders and/or the Letter of Credit Issuers, as the case may be, at any time pursuant to this Agreement is lower than the Applicable Margin that would have been payable to the Lenders and/or the Letter of Credit Issuers, as the case may be, had the Applicable Margin been calculated on the basis of the correct Leverage Ratio, the Applicable Margin in respect of such period will be adjusted upwards automatically and retroactively, and the Borrower shall pay to each Lender and/or each Letter of Credit Issuer, as the case may be, such additional amounts (“Additional Amounts”) as are necessary so that after receipt of such amounts such Lender and/or Letter of Credit Issuer, as the case may be, receives an amount equal to the amount it would have received had the Applicable Margin been calculated during such period on the basis of the correct Leverage Ratio. Additional Amounts shall be payable ten days following delivery by the Administrative Agent to the Borrower of a notice (which shall be conclusive and binding absent manifest error) setting forth in reasonable detail the Administrative Agent’s calculation of the amount of any Additional Amounts owed to the Lenders and/or the Letter of Credit Issuers. The payment of Additional Amounts shall be in addition to, and not in limitation of, any other amounts payable by the Borrower pursuant to Section 2.8 and Section 4.1. Additional Amounts shall constitute “Obligations”. The agreements in this paragraph shall survive the payment of the Loans and all other Obligations payable under this Agreement and the termination of the Commitments.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Approved Petroleum Engineers” means any independent petroleum engineer chosen by the Borrower and reasonably acceptable to the Administrative Agent.
“Assignment and Acceptance” means an assignment and acceptance substantially in the form of Exhibit D or such other form as may be approved by the Administrative Agent.
“Authorized Officer” means as to any Person the President, the Chief Executive Officer, the Chief Financial Officer, the Treasurer, the Assistant Treasurer, the General Counsel, any Senior Vice President or any Executive Vice President of such Person (or, in the case of any limited partnership without its own officers, any of the foregoing of the general partner of such limited partnership). Any document delivered hereunder that is signed by an Authorized Officer shall be conclusively presumed to have been authorized by all necessary corporate, limited liability company, partnership and/or other action on the part of any Credit Party and such Authorized Officer shall be conclusively presumed to have acted on behalf of such Person.
“Auto-Extension Letter of Credit” shall have the meaning provided in Section 3.2(b).
“Available Commitment” means, at any time, (a) the Loan Limit at such time minus (b) the Total Exposure at such time.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule.
“Bank Price Deck” means the Administrative Agent’s forward curve for each of oil, natural gas and other Hydrocarbons, as applicable, furnished to the Borrower by the Administrative Agent from time to time in accordance with the terms of this Agreement.
“Bankruptcy Code” shall have the meaning provided in Section 11.5.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefited Lender” shall have the meaning provided in Section 13.8.
“Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor).
“Board of Directors” means, as to any Person, the board of directors or other governing body of such Person, or if such Person is owned or managed by a single entity, the board of directors or other governing body of such entity.
“Borrower” shall have the meaning provided in the introductory paragraph hereto.
“Borrowing” means the incurrence of one Type of Loan or a Swingline Loan on a given date (or resulting from conversions on a given date) having, in the case of LIBOR Loans, the same Interest Period (but ABR Loans incurred pursuant to Section 2.10(b) shall be considered part of any related Borrowing of LIBOR Loans).
“Borrowing Base” means, at any time, an amount equal to the amount determined in accordance with Section 2.14, as the same may be adjusted from time to time pursuant to the provisions thereof and by Section 10.1(r)(vii); until the first such determination, the Borrowing Base shall be $3,000,000,000.
“Borrowing Base Collateral Properties” means any Borrowing Base Property that is subject to a Mortgage.
“Borrowing Base Deficiency” occurs if the aggregate Total Exposure exceeds the Loan Limit then in effect. The amount of the Borrowing Base Deficiency, as of any date of determination, is the amount by which the Total Exposure on such date exceeds the Loan Limit then in effect.

“Borrowing Base Properties” means the Oil and Gas Properties of the Credit Parties included in the most recently delivered Reserve Report delivered pursuant to Section 9.12 or, before the delivery of the first such Reserve Report, the Initial Reserve Report, in each case together with any Oil and Gas Properties of the Credit Parties included in a Supplemental Reserve Report. For the avoidance of doubt, if on any date an Oil and Gas Property included in the most recent Reserve Report (or, if relevant, Supplemental Reserve Report) is no longer owned by a Credit Party, then such Oil and Gas Property is no longer a Borrowing Base Property.
“Borrowing Base Required Lenders” means, at any date, (a) Non-Defaulting Lenders having or holding at least 95% of the unused Adjusted Total Commitment at such date and the Total Exposure (excluding the Exposure of Defaulting Lenders) at such date or (b) if the Total Commitment has been terminated, Non-Defaulting Lenders having or holding at least 95% of the Total Exposure (excluding the Exposure of Defaulting Lenders) at such date.

“Borrowing Base Trigger Period” means the term of this Agreement.
“Borrowing Base Utilization Percentage” means, as of any day, the fraction expressed as a percentage, the numerator of which is the sum of the Total Exposures of the Lenders on such day, and the denominator of which is the lesser of (a) the Total Commitment in effect on such day or (b) the Borrowing Base in effect on such day.
“Business Day” means any day excluding Saturday, Sunday and any other day on which banking institutions in New York City, New York are authorized by Law to close, and, if such day relates to (a) any interest rate settings as to a LIBOR Loan, (b) any fundings, disbursements, settlements and payments in respect of any such LIBOR Loan, or (c) any other dealings pursuant to this Agreement in respect of any such LIBOR Loan, such day shall be a day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market.
“Capital Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capital Leases) by the Borrower and the Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as capital expenditures on a consolidated statement of cash flows of the Borrower and its Restricted Subsidiaries.
“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is, or is required to be, accounted for as a capital lease on the balance sheet of that Person.
“Capital Lease Obligations” means, as applied to any Person, all obligations under Capital Leases of such Person or any of its Subsidiaries, in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.
“Cash Collateralize” shall have the meaning provided in Section 3.8(c) (and Cash Collateral means cash that has been Cash Collateralized).
“Cash Management Services” means (a) commercial credit cards, merchant card services, purchase or debit cards, including non-card e-payables services, (b) treasury management services (including controlled disbursement, overdraft, automated clearing house fund transfer services, return items and interstate depository network services), (c) any other demand deposit or operating account relationships and (d) other cash management services.
“Casualty Event” means, with respect to any Collateral, (a) any damage to, destruction of, or other casualty or loss involving, any property or asset or (b) any seizure, condemnation, confiscation or taking under the power of eminent domain of, or any requisition of title or use of, or relating to, or any similar event in respect of, any property or asset.
“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.
“Change in Law” means the occurrence after the date of this Agreement of any of the following: (a) the adoption of any Law, (b) any change in any Law or (c) compliance by any

Lender or the Letter of Credit Issuer (or, for purposes of clauses (a)(ii) or (c) of Section 2.10, by any lending office of such Lender or by such Lender’s or the Letter of Credit Issuer’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; but notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change of Control” means and be deemed to have occurred if:
(a)    any “person” or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act, but excluding any employee benefit plan of such “person” or “group” and their respective Subsidiaries and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), shall at any time have acquired direct or indirect “beneficial ownership” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act) of the outstanding common Stock of the Borrower having more than 35% of the ordinary voting power for the election of directors of the Borrower; or
(b)    occupation of a majority of the seats (other than vacant seats) on the Board of Directors of the Borrower by individuals who were neither (1) nominated or approved by the Board of Directors of the Borrower nor (2) appointed by directors so nominated.
“Closing Date” means the date on which the conditions set forth in Article VI and Article VII are satisfied (or waived in accordance with Section 13.1).
“Co-Syndication Agents” means each of JPMorgan Chase Bank, N.A. and Wells Fargo Bank, National Association, in their respective capacities as co-syndication agents for the Lenders under the Credit Documents.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Collateral” shall have the meaning provided for such term in each of the Security Documents; but with respect to any Mortgages, “Collateral”, as defined herein, shall include “Mortgaged Property” as defined therein and the rights and interest of each Credit Party in Hedge Agreements giving rise to Lender Hedging Obligations.
“Collateral Coverage Ratio” means as of any date of determination, the ratio (expressed as a percentage) of (a) the aggregate PV-9 of the Borrowing Base Collateral Properties to (b) the aggregate PV-9 of all Borrowing Base Properties.
“Collateral Requirements” means the delivery of Security Documents sufficient to satisfy the collateral requirements set forth in Section 9.9, including:

(a) mortgage liens on Proved Reserves of the Credit Parties encumbering at least the Minimum Collateral Coverage Percentage of the PV-9 of the Borrowing Base Properties;
(b) a pledge by the Credit Parties of all Stock and Stock Equivalents of all Subsidiaries of the Borrower to the extent such Stock and Stock Equivalents are not Excluded Stock; and
(c) with respect to substantially all other assets of the Credit Parties (including all Hedge Agreements and personal property, including general intangibles) other than Excluded Property, first priority (but other Liens which are permitted to exist and attach pursuant to Section 10.2 may attach with the priority as may exist at law or otherwise), perfected Liens and security interests on such assets of the Credit Parties; but the Credit Parties shall not be required to take any action to perfect a Lien on any such assets securing Obligations unless such perfection may be accomplished by (A) the filing of a UCC-1 financing statement in the obligor’s jurisdiction of formation or in the case of as-extracted collateral and goods that are or are to become fixtures in connection with a Mortgage, the filing of a financing statement filed as a fixture filing or as a financing statement covering such property in the county in which such fixtures are located, (B) delivery of certificates representing any pledged equity consisting of certificated securities, in each case, with appropriate endorsements or transfer powers, (C) granting the Administrative Agent control (within the meaning of the Uniform Commercial Code) over any pledged equity consisting of uncertificated securities or (D) granting the Administrative Agent control (within the meaning of the Uniform Commercial Code) over any Deposit Accounts (within the meaning of the Uniform Commercial Code) (other than Excluded Deposit Accounts) and Securities Accounts (within the meaning of the Uniform Commercial Code) (other than Excluded Securities Accounts) by entering into (i) a control agreement with, and reasonably satisfactory to, the Administrative Agent and the account bank for such Deposit Account or securities intermediary for such Securities Account, as applicable or (ii) maintaining such Deposit Account with the Administrative Agent or any sub-agent designated by the Administrative Agent pursuant to this Agreement.
“Commitment” means, (a) with respect to each Lender that is a Lender on the Closing Date, the amount set forth opposite such Lender’s name on Schedule 1.1 as such Lender’s “Commitment” and (b) in the case of any Lender that becomes a Lender after the Closing Date, the amount specified as such Lender’s “Commitment” in the Assignment and Acceptance (or other applicable document) pursuant to which such Lender became a Lender hereunder, in each case as the same may be changed from time to time pursuant to terms of this Agreement; but if (x) after the Closing Date, the Borrowing Base has been decreased and then is subsequently increased, in each case in accordance with Section 2.14, by an amount less than the then-current Total Commitment and (y) such Lender did not consent to such increase, then such Lender’s Commitment shall be reduced by the product of (i) such Lender’s Commitment Percentage (before giving effect to this proviso) times (ii) the difference of (A) the then-current Total Commitment minus (B) the Borrowing Base before giving effect to such increase, effective as of the effective date of such Borrowing Base increase, and as a result thereof (A) the Administrative Agent shall collect funds from the other Lenders and disburse funds to such Lender on such date as may be necessary to reflect all of the resulting changes in the Commitment Percentages of the Lenders (but no compensation therefor shall be due from the Borrower pursuant to Section 2.11) and nothing contained herein shall require that the Commitment of any Lender be increased without its prior, written consent in connection therewith), (B) Schedule 1.1 and the Register shall each be amended to reflect such changes in Commitments and the Commitment Percentages of the Lenders and (C)

the Administrative Agent shall distribute to the Borrower, the Swingline Lenders, the Letter of Credit Issuers and each Lender the revised Schedule 1.1.
“Commitment Fee” shall have the meaning provided in Section 4.1(a).
“Commitment Fee Rate” means, for any day, with respect to the Available Commitment on any day, the applicable rate per annum set forth next to the row heading “Commitment Fee Rate” in the definition of “Applicable Margin”.
“Commitment Percentage” means, at any time, for each Lender, the percentage obtained by dividing (a) such Lender’s Commitment at such time by (b) the amount of the Total Commitment at such time; but at any time when the Total Commitment shall have been terminated, each Lender’s Commitment Percentage shall be the percentage obtained by dividing (i) such Lender’s Exposure at such time by (ii) the Total Exposure at such time.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute, and any regulations promulgated thereunder.
“Confidential Information” shall have the meaning provided in Section 13.16.
“Connection Income Taxes” means, Taxes imposed on or measured by a Lender’s overall net income or branch profits (however denominated, and including (for the avoidance of doubt) any backup withholding in respect thereof under Section 3406 of the Code or any similar provision of state, local or foreign law), and franchise (and similar) Taxes imposed on such Lender (in lieu of net income Taxes), in each case as a result of any present or former connection with the jurisdiction imposing such Taxes (other than any such connection arising solely from any Credit Document or any Transaction).
“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, (c) depletion, depreciation and amortization expense, (d) any loss on Dispositions of assets or retirement of debt and other non-recurring cash losses, charges or expenses (including those resulting from restructurings, divestitures and severances) (but the amount of non-recurring cash losses, charges or expenses added back pursuant to this clause (d) for any period shall not exceed 5% of Consolidated EBITDA (before giving effect to this addition for non-recurring cash losses, charges or expenses) for such period), (e) any other non-cash charge, non-cash expenses or non-cash losses of any Group Member for such period (excluding any such charge, expense or loss incurred in the ordinary course of business that constitutes an accrual of or reserve for cash charges for any future period) including non-cash losses or charges resulting from the requirements of SFAS 133 or 143 (in each case used in this definition, as the same has been and may be amended, supplemented and replaced), but cash payments made during such period or in any future period in respect of such non-cash charges, expenses or losses (other than any such excluded charge, expense or loss as described above) shall be subtracted from Consolidated Net Income in calculating Consolidated EBITDA for the period in which such payments were made, (f) any expense or loss in respect of a Qualifying VPP (other than any expense or loss in respect of the marketing of production related to any VPP Properties) and (g) if the Borrower changes its method of accounting from the full cost method to the successful efforts method or a similar method of accounting, exploration expenses, minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) interest income, (b) any gains on Dispositions of assets or retirement of debt and other non-recurring cash income or gains (including those resulting from restructurings, divestitures and severances), (c) any other non-cash income or gain (excluding any items that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period that are described in the parenthetical to clause (e) above), including any non-cash income or gains resulting from the requirements of SFAS 133 or 143, all as determined on a consolidated basis in accordance with GAAP, and (d) any income or gain in respect of a Qualifying VPP (other than any income or gain in respect of the marketing of production related to any VPP Properties).
If since the beginning of the four quarter period ending on the date for which Consolidated EBITDA is determined, any Group Member shall have (a) made any Investment in any Unrestricted Subsidiary, (b) made any acquisition or Disposition of assets other than from or to another Group Member, (c) consolidated or merged with or into any Person (other than another Group Member), (d) Disposed of the equity interests of a Group Member other than from or to another Group Member, or (e) made any acquisition of a Person that becomes a Group Member, then Consolidated EBITDA shall be calculated on a Pro Forma Basis; but the Borrower may elect not to calculate Consolidated EBITDA on a Pro Forma Basis with respect to any one or more Investments, acquisitions, Dispositions, consolidations and mergers during a Test Period if the same would not reasonably be expected to increase or decrease Consolidated EBITDA for such Test Period by more than 5%.
“Consolidated Fixed Charges” means, for any Test Period, the sum, without duplication, of (a) Consolidated Interest Charges plus (b) any Restricted Payments made in respect of accrued but unpaid dividends owing on any issued and outstanding preferred Stock and Stock Equivalents of any Group Member. For purposes of determining Consolidated Fixed Charges for any Test Period, any payment, repurchase, redemption or defeasance of Consolidated Indebtedness made during such Test Period on account of the Indebtedness of any Group Member that is made with the proceeds of the Utica Sale (and any such payment, repurchase, redemption or defeasance in the 90 days following the Utica Sale shall be deemed for the purposes of this definition to have been made first with the proceeds of the Utica Sale to the extent thereof, and then with other funds) shall be treated as if such payment, repurchase, redemption or defeasance had occurred on the first day of such Test Period and no interest had subsequently accrued on such Consolidated Indebtedness.
“Consolidated Indebtedness” means, as of any date of determination, without duplication, the difference of (a) Indebtedness of the Group Members of the type described in clauses (a), (b), (c), (d), (e), (g) (excluding for the avoidance of doubt Guarantee Obligations in respect to contingent obligations of the kind referred to in clause (f)) and (h) (excluding for the avoidance of doubt contingent obligations of the kind referred to in clause (f) secured by a Lien on property) of the definition of Indebtedness as determined on a consolidated basis in accordance with GAAP, minus (b) the lesser of (1) $200,000,000 and (2) the total collected balances in unencumbered cash equivalents properly reflected as assets of the Group Members in accordance with GAAP.

“Consolidated Interest Charges” means, for any Test Period, (a) all cash interest and loan fees (other than non-recurring loan fees, including administrative fees, arrangement fees, amendment fees and upfront fees) in respect of Indebtedness (including that attributable to Capital Lease Obligations) of any Group Member deducted in determining Consolidated Net Income for such period, together with all interest and loan fees (other than non-recurring loan fees, including administrative fees, arrangement fees, amendment fees and upfront fees) capitalized or deferred during such period and not deducted in determining Consolidated Net Income for such period but excluding amortization of interest and loan fees (other than non-recurring loan fees, including administrative fees, arrangement fees, amendment fees and upfront fees) capitalized or deferred during an earlier period plus (b) all fees, expenses and charges in respect of letters of credit issued for the account of any Group Member deducted in determining Consolidated Net Income for such period, together with all such fees, expenses and charges in respect of letters of credit capitalized or deferred during such period and not deducted in determining Consolidated Net Income for such period, all as determined on a consolidated basis in accordance with GAAP. Revenues and expenses derived from Hedge Agreements related to interest rates or dividend rates will be treated as adjustments to interest expense for purposes of this definition.
“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of the Group Members, determined on a consolidated basis in accordance with GAAP; but there shall be excluded, without duplication, (a) the income (or loss) of any Person (other than a Group Member) in which any Group Member has an ownership interest and any income represented by any dividends, distributions or proceeds of redemptions of Stock in respect of any Person (other than a Group Member) in which a Group Member has an ownership interest, except, in each case, to the extent of the amount of cash dividends and other distributions actually paid to any Group Member during such period, and (b) the undistributed earnings of any Group Member to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Credit Document) or Requirement of Law applicable to such Group Member; but any non-cash income attributable to cancellation or early extinguishment of any Indebtedness of any Group Member shall be excluded in calculating Consolidated Net Income and Consolidated EBITDA.
“Consolidated Total Capitalization” means Consolidated Indebtedness plus stockholders’ equity of the Group Members as determined on a consolidated basis in accordance with GAAP; excluding, however, the stockholder’s equity of any Group Member attributable to such Group Member’s ownership of Stock in any Unrestricted Subsidiary; but all calculations of Consolidated Total Capitalization beginning with the fiscal quarter ended December 31, 2014 shall exclude the effects of any write down of Oil and Gas Properties which is required under Rule 4-10 (Financial Accounting and Reporting for Oil and Gas Producing Activities Pursuant to the Federal Securities Laws and the Energy Policy and Conservation Act of 1975) of Regulation S-X, promulgated by SEC regulation, or by the equivalent write down required by GAAP.
“Contractual Requirement” shall have the meaning provided in Section 8.3.
“Credit Documents” means this Agreement, the Guarantee, each Letter of Credit, any promissory notes issued by the Borrower under this Agreement and the Security Documents.

“Credit Event” means and include the making (but not the conversion or continuation) of a Loan and the issuance of a Letter of Credit.
“Credit Party” means each of the Borrower and the Guarantors.
“Current Bank Price Deck” means, on any date on or after a Determination Date, the Bank Price Deck used in connection with Scheduled Redetermination or Interim Redetermination, as applicable, made effective on such Determination Date; and the same shall be the Current Bank Price Deck until the next Determination Date.
“Default” means any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.
“Default Rate” shall have the meaning provided in Section 2.8(d).
“Defaulting Lender” means any Lender whose acts or failure to act, whether directly or indirectly, cause it to meet any part of the definition of “Lender Default”.
“Determination Date” shall have the meaning provided in Section 2.14(d).
“Disposition” means, with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof, including any Casualty Event. The terms “Dispose” and “Disposed” shall have correlative meanings.
“Disqualified Stock” means, with respect to any Person, any Stock or Stock Equivalents of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely for Stock or Stock Equivalents that is not Disqualified Stock), other than as a result of a change of control or asset sale, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than as a result of a change of control or asset sale to the extent the terms of such Stock or Stock Equivalents provide that such Stock or Stock Equivalents shall not be required to be repurchased or redeemed until the Maturity Date has occurred or such repurchase or redemption is otherwise permitted by this Agreement (including as a result of a waiver hereunder)), in whole or in part, in each case before the date that is 91 days after the Maturity Date hereunder; but if such Stock or Stock Equivalents are issued to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Stock or Stock Equivalents shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations; provided, further, that any Stock or Stock Equivalents held by any future, present or former employee, director, manager or consultant of the Borrower, any Subsidiary or any of its direct or indirect parent companies or any other entity in which the Borrower or a Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the Board of Directors of the Borrower, in each case pursuant to any equity holders’ agreement, management equity plan or stock incentive plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries.

“Disregarded Entity” means any Domestic Subsidiary that is disregarded for U.S. federal income tax purposes.
“Dollar-Denominated Production Payments” means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.
“Dollars” and “$” means dollars in lawful currency of the United States of America.
“Domestic Subsidiary” means each Subsidiary that is organized under the laws of the United States or any state thereof, or the District of Columbia.
“Drawing” shall have the meaning provided in Section 3.4(b).
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Engineering Reports” shall have the meaning provided in Section 2.14(c)(i).
“Enumerated Lien” means, at any time of determination, any Lien securing Junior Lien Debt; but if at such time such Lien could otherwise be incurred under Section 10.2, such Lien shall not be deemed to be an Enumerated Lien at such time.
“Environmental Law” means any applicable Federal, state, or local statute, law (including common law), rule, regulation, ordinance, or code of any Governmental Authority now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, relating to the protection of the environment, including ambient air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands, or human health or workplace safety (to the extent relating to human exposure to Hazardous Materials), or the release or threatened release of Hazardous Materials.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time. Section references to ERISA are to ERISA as in effect on the Closing Date and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” means each person (as defined in Section 3(9) of ERISA) that together with the Borrower would be deemed to be a “single employer” within the meaning of Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (a) a Reportable Event with respect to a Plan; (b) the failure by the Borrower or any ERISA Affiliate to meet the minimum funding standard of Section 412 of the Code, other than a failure to which a waiver of such minimum funding standard applies; (c) the incurrence by the Borrower or any ERISA Affiliate of any liability pursuant to Section 4063 or 4064 of ERISA; (d) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan if there is potential liability therefor or notification that a Multiemployer Plan is in endangered or critical status or is insolvent (within the meaning of Title IV of ERISA); (e) the filing of a notice of intent to terminate a Plan in a distress termination under, or the treatment of a Plan amendment as a distress termination under, Section 4041(c) of ERISA; (f) receipt from the Internal Revenue Service of notice of the failure of a Plan to qualify under Section 401(a) of the Code; (g) the engagement by the Borrower or any ERISA Affiliate in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; (h) the imposition of a Lien upon the Borrower pursuant to Section 430(k) of the Code or Section 303(k) of ERISA; (i) the making of an amendment to a Plan that could result in the posting of bond or security under Section 436(f)(1) of the Code; or (j) the imposition or incurrence of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA upon the Borrower or any ERISA Affiliate.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Event of Default” shall have the meaning provided in Article XI.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Excluded Deposit Account” means Deposit Accounts (within the meaning of the Uniform Commercial Code) (a) the balance of which consists exclusively of (i) withheld income taxes and federal, state or local employment taxes required to be paid to the Internal Revenue Service or state or local government agencies with respect to employees of the Borrower or any Restricted Subsidiary, (ii) amounts required to be paid over to an employee benefit plan on behalf of or for the benefit of employees of the Borrower or any Restricted Subsidiary, (iii) amounts set aside for payroll and the payment of accrued employee benefits, medical, dental and employee benefits claims to employees of the Borrower or any Restricted Subsidiary, (iv) amounts constituting purchase price deposits held in escrow pursuant to a binding and enforceable purchase and sale agreement with a third party containing customary provisions regarding the payment and refunding of such deposits, (v) amounts held in escrow or in trust pending litigation or other settlement claims and (vi) amounts held in trust or as fiduciaries for third parties in respect of such third party’s ratable share of the revenues of Oil and Gas Properties or (b) identified in writing to the Administrative Agent on or before the Closing Date or within 15 Business Days of such Deposit Account being opened; but the Deposit Accounts described under this clause (b) shall not have a balance, in the aggregate, at any time greater than $10,000,000.

“Excluded Hedge Obligation” means, with respect to any Credit Party, any Swap Obligation if, and to the extent that, all or a portion of the liability of such Credit Party with respect to, or the grant by such Credit Party of a security interest to secure, such Swap Obligation (or any Guarantee thereof or other agreement or undertaking agreeing to guarantee, repay, indemnify or otherwise be liable therefor) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (a) by virtue of such Credit Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee obligation or other liability of such Credit Party or the grant of such security interest becomes or would become effective with respect to such Swap Obligation or (b) in the case of a Swap Obligation subject to a clearing requirement pursuant to section 2(h) of the Commodity Exchange Act (or any successor provision thereto), because such Credit Party is a “financial entity,” as defined in section 2(h)(7)(C)(i) of the Commodity Exchange Act (or any successor provision thereto), at the time the guarantee obligation or other liability of such Credit Party becomes or would become effective with respect to such related Swap Obligation. If a Swap Obligation arises under a Master Agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee obligation or other liability or security interest is or becomes illegal.
“Excluded Property” means (a) all Excluded Stock; (b) any property to the extent the grant or maintenance of a Lien on such property (i) is prohibited by any Requirement of Law, (ii) could reasonably be expected to result in material adverse tax consequences to the Borrower or any Restricted Subsidiary, (iii) requires a consent not obtained of any Governmental Authority pursuant to applicable law or (iv) is prohibited by, or requires any consent not obtained under, any Contractual Requirements, except to the extent that such Contractual Requirement (not entered into in contemplation of this Agreement) providing for such prohibition or requiring such consent is ineffective under applicable law (including pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code); (c) motor vehicles and other assets subject to certificates of title; (d) Excluded Deposit Accounts and Excluded Securities Accounts; (e) all real property (owned or leased) not constituting Borrowing Base Properties; (f) any foreign assets or credit support with respect to such foreign assets; (g) any property or assets owned by a Foreign Subsidiary or an Unrestricted Subsidiary; (h) any intellectual property; (i) margin stock and, to the extent prohibited by the terms of any applicable organizational documents, joint venture agreement, shareholders’ agreement or similar agreement, Stock or Stock Equivalents in any other Person other than wholly owned Subsidiaries that are Restricted Subsidiaries and (j) any property with respect to which, in the reasonable judgment of the Administrative Agent, the cost of obtaining a security interest in, or Lien on, such property in favor of the Secured Parties under the Security Documents, or the perfection of such security interest or Lien, shall be excessive in view of the benefits to be obtained by the Secured Parties therefrom.
“Excluded Securities Account” means Securities Accounts (within the meaning of the Uniform Commercial Code) identified in writing to the Administrative Agent either on or before the Closing Date within 15 Business Days of such Securities Account being opened; but the Securities Accounts so identified shall not have a balance, in the aggregate, at any time greater than $10,000,000.

“Excluded Stock” means (a) any Stock or Stock Equivalents with respect to which, in the reasonable judgment of the Administrative Agent, the cost of pledging such Stock or Stock Equivalents in favor of the Secured Parties under the Security Documents, or the perfection of such pledge, shall be excessive in view of the benefits to be obtained by the Secured Parties therefrom; (b) solely in the case of any pledge of Stock or Stock Equivalents of any Foreign Corporate Subsidiary or FSHCO to secure the Obligations, any Stock or Stock Equivalents that is voting Stock of such Foreign Corporate Subsidiary or FSHCO in excess of 66% of the outstanding Stock and Stock Equivalents of such class and, solely in the case of a pledge of Stock or Stock Equivalents of any Disregarded Entity substantially all of whose assets consist of Stock and Stock Equivalents of Foreign Corporate Subsidiaries to secure the Obligations, any Stock or Stock Equivalents of such Disregarded Entity in excess of 66% of the outstanding Stock and Stock Equivalents of such entity (such percentages to be adjusted upon any change of law as may be required to avoid adverse U.S. federal income tax consequences to the Borrower or any Subsidiary); (c) in the case of (i) any Stock or Stock Equivalents of any Subsidiary to the extent the pledge of such Stock or Stock Equivalents is prohibited by Contractual Requirements or (ii) any Stock or Stock Equivalents of any Subsidiary that is not wholly owned by the Borrower and its Restricted Subsidiaries at the time such Subsidiary becomes a Subsidiary, any Stock or Stock Equivalents of each such Subsidiary described in clause (i) or (ii) to the extent (A) that a pledge thereof to secure the Obligations is prohibited by any applicable Contractual Requirement (not entered into in contemplation of this Agreement) (other than customary nonassignment provisions which are ineffective under the Uniform Commercial Code or other applicable Requirements of Law), (B) any Contractual Requirement prohibits such a pledge without the consent of any other party; but this clause (B) shall not apply if (1) such other party is a Credit Party or a wholly owned Restricted Subsidiary or (2) consent has been obtained to consummate such pledge (it being understood that the foregoing shall not be deemed to obligate the Borrower or any Subsidiary to obtain any such consent) and for so long as such Contractual Requirement or replacement or renewal thereof is in effect, or (C) a pledge thereof to secure the Obligations would give any other party (other than a Credit Party or a wholly owned Restricted Subsidiary) to any Contractual Requirement governing such Stock or Stock Equivalents the right to terminate its obligations thereunder (other than customary non-assignment provisions that are ineffective under the Uniform Commercial Code or other applicable Requirement of Law); (d) the Stock or Stock Equivalents of any Unrestricted Subsidiary, (e) the Stock or Stock Equivalents of any Subsidiary of a Foreign Corporate Subsidiary, (f) any Stock or Stock Equivalents of any Subsidiary to the extent that the pledge of such Stock or Stock Equivalents would result in material adverse tax consequences to the Borrower or any Subsidiary as reasonably determined by the Borrower, (g) any Stock or Stock Equivalents to the extent the pledge thereof would be prohibited by any Requirement of Law and (h) any Stock or Stock Equivalents set forth on Schedule 8 to the Security Agreement.
“Excluded Subsidiary” means (a) any Disregarded Entity substantially all the assets of which consist of Stock and Stock Equivalents of Foreign Corporate Subsidiaries or FSHCOs; (b) each Domestic Subsidiary that is prohibited by any applicable Contractual Requirement (not entered into in contemplation of this Agreement) or Requirement of Law from guaranteeing or granting Liens to secure the Obligations (for so long as such restriction or any replacement or renewal thereof is in effect) or that would require consent, approval, license or authorization of a Governmental Authority to guarantee or grant Liens to secure the Obligations (unless such consent, approval, license or authorization has been received); (c) each Domestic Subsidiary that is a Subsidiary of a Foreign Corporate Subsidiary; (d) any Foreign Corporate Subsidiary or FSHCO; (e) each Unrestricted Subsidiary and (f) any other Domestic Subsidiary with respect to which providing such a Guarantee would result in material adverse tax consequences as reasonably determined by the Borrower. As of the Closing Date, there are no Excluded Subsidiaries other than the Unrestricted Subsidiaries set forth on Schedule 8.12.
“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Credit Party under any Credit Document, (i) Taxes imposed on or measured by its overall net income or branch profits (however denominated, and including (for the avoidance of doubt) any backup withholding in respect thereof under Section 3406 of the Code or any similar provision of state, local or foreign law), and franchise (and similar) Taxes imposed on it (in lieu of net income Taxes), in each case by a jurisdiction (including any political subdivision thereof) as a result of such recipient being organized in, having its principal office in, or in the case of any Lender, having its applicable lending office in, such jurisdiction, or as a result of any other present or former connection with such jurisdiction (other than any such connection arising solely from any Credit Documents or any Transaction), (ii) except in the case of a Lender that is an assignee pursuant to a request by the Borrower under Section 13.7, in the case of a Non-U.S. Lender, any United States federal withholding Tax imposed on any payment by or on account of any obligation of any Credit Party under any Credit Document that (A) is required to be imposed on amounts payable to such Non-U.S. Lender pursuant to laws in force at the time such Non-U.S. Lender becomes a party hereto (or designates a new lending office), except to the extent that such Non-U.S. Lender (or its assignor, if any) was entitled, immediately before the designation of a new lending office (or assignment), to receive additional amounts or indemnification payments from any Credit Party with respect to such withholding Tax pursuant to Section 5.4 or (B) is attributable to such Non-U.S. Lender’s failure to comply with Section 5.4(e) or Section 5.4(i) or (iii) any federal withholding Tax imposed under FATCA.
“Existing Contingent Convertible Notes” means the Borrower’s 2.25% Contingent Convertible Senior Notes due 2038, issued pursuant to that certain Indenture, dated as of May 27, 2008, by and among the Borrower, certain of its Subsidiaries party thereto and The Bank of New York Mellon Trust Company, N.A.
“Exposure” means, with respect to any Lender at any time, the sum of (a) the aggregate principal amount of the Loans of such Lender then outstanding, (b) such Lender’s Letter of Credit Exposure at such time and (c) such Lender’s Swingline Exposure at such time.
“Facility” means the Commitments, the Loans, the Swingline Loans and Letters of Credit issued hereunder.
“Facility Termination” means the first Business Day when all Obligations (other than Lender Hedging Obligations and indemnification and other contingent obligations for which no claim has been asserted at the relevant time of determination) have been paid in full, all Commitments have terminated or expired and no Letter of Credit shall be outstanding that is not Cash Collateralized or otherwise back-stopped pursuant arrangements satisfactory to the applicable Letter of Credit Issuer and the Administrative Agent.

“Fair Market Value” means, with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a Disposition of such asset at such date of determination assuming a Disposition by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, as reasonably determined by the Borrower.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations thereunder or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities implementing such Sections of the Code.
“Federal Funds Effective Rate” means, for any day, the weighted average of the per annum rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published on the next succeeding Business Day by the Federal Reserve Bank of New York or, if such rate is not so published for any date that is a Business Day, the Federal Funds Effective Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by it.
“Financial Performance Covenants” means the covenants of the Borrower set forth in Section 10.11.
“First Annualized Quarter” shall have the meaning provided in the definition of “Test Period”.
“First Lien Secured Leverage Ratio” means, as of the last day of each fiscal quarter of the Borrower, the ratio of (a) Total Exposure as of such day to (b) Consolidated EBITDA for the Test Period ending on such day.
“Fixed Charge Coverage Ratio” means, as of the last day of any fiscal quarter of the Borrower, the ratio of (a) Consolidated EBITDA for the Test Period ending on such day to (b) Consolidated Fixed Charges for the Test Period ending on such day.
“FLLO Debt” means the Term Loan and any other borrowed money Indebtedness that is secured by Liens on the Collateral the priority of which are equal and ratable with the Liens securing the Obligations and subject to an Acceptable Collateral Trust Agreement providing for payment priority of the Obligations ahead of such Indebtedness.
“Foreign Corporate Subsidiary” means a Foreign Subsidiary that is treated as a corporation for U.S. federal income tax purposes.
“Foreign Subsidiary” means each Subsidiary that is not a Domestic Subsidiary.

“FSHCO” means any direct or indirect Subsidiary that has no material assets other than the Stock of one or more direct or indirect Foreign Corporate Subsidiaries.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.
“GAAP” means United States generally accepted accounting principles, as in effect from time to time.
“Governmental Authority” means any nation, sovereign or government, any state, province, territory or other political subdivision thereof, and any entity or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including a central bank or stock exchange and any supra-national bodies such as the European Union or the European Central Bank.
“Gross Collateral Amount” means, as of any date, (a) the aggregate of the PV-9 of the Borrowing Base Properties plus (b) the aggregate Hedge Value of all Scheduled Hedge Agreements; but (1) the PV-9 attributable to Proved Non-Producing Reserves and Proved Undeveloped Reserves (in the aggregate) shall not exceed 35% of the amount included in clause (a) and (2) the increase in the Gross Collateral Amount provided by Borrowing Base Properties and Scheduled Hedge Agreements added since the most recent determination of the Borrowing Base cannot exceed 5% of the Nominal Collateral Amount.
“Group Members” means, collectively, the Borrower and each of its Restricted Subsidiaries.
“Guarantee” means the Guarantee dated as of the Closing Date, made by any Guarantor in favor of the Administrative Agent for the benefit of the Secured Parties.
“Guarantee Obligations” means, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such Indebtedness or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness or (d) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; but the term “Guarantee Obligations” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or Disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof

(assuming such Person is required to perform thereunder) as determined by such Person in good faith.
“Guarantors” means each Material Subsidiary (other than any Excluded Subsidiary).
“Hazardous Materials” means (a) any petroleum or petroleum products, radioactive materials, friable asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, and radon gas, (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, or “pollutants”, or words of similar import, under any applicable Environmental Law and (c) any other chemical, material or substance, which is prohibited, limited or regulated by any applicable Environmental Law.
“Hedge Agreements” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, fixed-price physical delivery contracts, whether or not exchange traded, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement. Notwithstanding the foregoing, agreements or obligations entered into in the ordinary course of business to physically buy or sell any commodity produced from the Borrower’s and its Subsidiaries’ Oil and Gas Properties or electricity generation facilities under an agreement that has a tenor under 90 days shall not be considered Hedge Agreements.
“Hedge Bank” means any Person (other than the Borrower or any Subsidiary) that (a) at the time it enters into a Hedge Agreement is a Lender, the Administrative Agent or an Affiliate of a Lender or the Administrative Agent or (b) at any time after it enters into a Hedge Agreement, it becomes a Lender, the Administrative Agent or an Affiliate of a Lender or the Administrative Agent.
“Hedge Schedule” means any report, in form and substance reasonably satisfactory to the Administrative Agent, setting forth, as of each January 1st and July 1st (or another date in the event of certain Interim Redeterminations or the Initial Hedge Schedule), the terms, counterparty and Hedge Value of all Hedge Agreements of the Credit Parties with a Hedge Bank on such date.
“Hedge Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreement has been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date before the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreement, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreement (including any Lender or any Affiliate of a Lender).
“Hedge Value” means, with respect to each Scheduled Hedge Agreement, the product of (a) the positive difference (if any) of the prices to be received by a Credit Party thereunder during its remaining life minus the corresponding prices in the Current Bank Price Deck times (b) the volumes hedged thereunder. The Hedge Value of any Scheduled Hedge Agreement shall be as set forth in the most recent Hedge Schedule (or, if applicable, Supplemental Hedge Schedule) delivered by the Borrower to the Administrative Agent.
“Historical Financial Statements” means (a) the audited combined balance sheets of the Borrower and its consolidated Subsidiaries as of December 31, 2016 and December 31, 2017, and the related audited combined statements of income and comprehensive income, statements of net investment and statements of cash flows for each of the fiscal years in the two-year period ended December 31, 2017 and (b) the unaudited combined balance sheet of the Borrower and its consolidated Subsidiaries as of June 30, 2018, and the related unaudited combined statements of income and comprehensive income and statements of cash flows for the six-month period ended June 30, 2018.
“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.
“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.
“Immaterial Subsidiary” means any Subsidiary that is not an Unrestricted Subsidiary and that as of any applicable date of determination does not have (a) direct Indebtedness in the aggregate in excess of $10,000,000 or (b) Guarantee Obligations in the aggregate excess of $10,000,000 or (c) assets or annual revenues in excess of $10,000,000.
“Increasing Lender” shall have the meaning provided in Section 2.16(a).
“Incremental Agreement” shall have the meaning provided in Section 2.16(c).
“Incremental Increase” shall have the meaning provided in Section 2.16(a).
“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business and other obligations to the extent such obligations may be satisfied at such

Person’s sole discretion by the issuance of Stock of such Person), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of banker’s acceptances, letters of credit, or similar arrangements, (g) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (f) above, (h) all obligations of the kind referred to in clauses (a) through (f) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property owned by such Person (including accounts and contract rights, but excluding any Stock in joint ventures or Unrestricted Subsidiaries to the extent the Liens on such Stock secures Indebtedness of such joint venture or such Unrestricted Subsidiary that is nonrecourse to any Group Member), whether or not such Person has assumed or become liable for the payment of such obligation, but the amount of Indebtedness for purposes of this clause (h) shall be an amount equal to the lesser of the unpaid amount of such Indebtedness and the Fair Market Value of the property subject to such Lien, (i) liabilities with respect to payments received in consideration of oil, gas, or other minerals yet to be acquired or produced at the time of payment other than in respect of a Qualifying VPP (including obligations under “take-or-pay” contracts to deliver gas in return for payments already received and the undischarged balance of any production payment (other than a Qualifying VPP) created by such Person or for the creation of which such Person directly or indirectly received payment), and (j) for the purposes of Sections 10.1, 10.2 and 11.4 only, all net obligations of such Person in respect of Hedge Agreements (and any reference to the “principal amount” of obligations, or Indebtedness, in respect of any Hedge Agreement shall be the Hedge Termination Value at the relevant time of determination). The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor. Notwithstanding the foregoing, (i) any Indebtedness that has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or cash equivalents (in an amount sufficient to satisfy all such obligations relating to such Indebtedness at maturity or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such Indebtedness, and subject to no other Liens, and the other applicable terms of the instrument governing such Indebtedness, shall not constitute or be deemed Indebtedness, if such defeasance has been made in a manner not prohibited by this Agreement, (ii) for purposes of Sections 10.1 and 10.11, a Qualifying VPP shall not be treated as Indebtedness and (iii) Indebtedness shall not include endorsements of checks, bills of exchange and other instruments for deposit or collection in the ordinary course of business.
“Indemnified Liabilities” shall have the meaning provided in Section 13.5.
“Indemnified Taxes” means (a) all Taxes, other than Excluded Taxes, imposed on or with respect to or measured by, any payment by or on account of any obligation of any Credit Party under any Credit Document, (b) to the extent not otherwise described in clause (a), Other Taxes, in each case excluding any interest, penalties or expenses caused by the Administrative Agent’s or

Lender’s gross negligence or willful misconduct (as determined in a final and non-appealable judgment by a court of competent jurisdiction).
“Indentures” means each indenture (including any supplemental indenture) governing any outstanding senior, public, unsecured, long-term notes of the Borrower issued before the Closing Date or issued from time to time after the Closing Date as permitted under Section 10.1.
“Industry Investment” shall mean Investments and/or expenditures made in the ordinary course of, and of a nature that is or shall have become customary in, the oil and gas business as a means of actively engaging therein through agreements, transactions, interests or arrangements that permit one to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of oil and gas business jointly with third parties, including (a) ownership interests in oil and gas properties or gathering, transportation, processing, or related systems and (b) Investments and/or expenditures in the form of or pursuant to operating agreements, processing agreements, farm-in agreements, farm-out agreements, development agreements, area of mutual interest agreements, unitization agreements, pooling arrangements, service contracts and other similar agreements with third parties.
“Ineligible Person” means, on any date, (a) a natural person (or a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person), (b) a Defaulting Lender or any parent entity thereof, (c) the Borrower or any Subsidiary or Affiliate of the Borrower or (d) any competitor of the Borrower which has been designated by the Borrower as an “Ineligible Person” by notice to the Administrative Agent and the Lenders (including by posting such notice electronically) not less than two Business Days before such date; but “Ineligible Person” shall exclude any Person that the Borrower has designated as no longer being an “Ineligible Person” by notice delivered to the Administrative Agent from time to time.
“Initial Hedge Schedule” means the most recent Hedge Schedule delivered to the Administrative Agent before the Closing Date and identified by the Borrower as the “Initial Hedge Schedule.”
“Initial Reserve Report” means the most recent Reserve Report delivered to the Administrative Agent before the Closing Date and identified by the Borrower as the “Initial Reserve Report.” The Oil and Gas Properties subject to the Utica Sale shall not be included in the Initial Reserve Report.
“Intercreditor Agreement” means the Intercreditor Agreement dated as of December 23, 2015 between the Administrative Agent and Deutsche Bank Trust Company Americas, as Second Lien Collateral Trustee.
“Interest Coverage Ratio” means, as of the last day of any fiscal quarter of the Borrower, the ratio of (a) Consolidated EBITDA for the Test Period ending on such day to (b) Consolidated Interest Charges for the Test Period ending on such day.
“Interest Period” means, with respect to any Loan, the interest period applicable thereto, as determined pursuant to Section 2.9.

“Interim Redetermination” shall have the meaning provided in Section 2.14(b).
“Interim Redetermination Date” means the date on which a Borrowing Base that has been redetermined pursuant to an Interim Redetermination becomes effective as provided in Section 2.14.
“Internal Reserve Report” shall have the meaning provided in Section 9.12(a).
“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBOR Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBOR Screen Rate for the longest period (for which the LIBOR Screen Rate is available for Dollars) that is shorter than the Impacted Interest Period; and (b) the LIBOR Screen Rate for the shortest period (for which that LIBOR Screen Rate is available for Dollars) that exceeds the Impacted Interest Period, in each case, at such time.
“Investment” means, for any Person: (a) the acquisition (whether for cash, property, services or securities or otherwise) of Stock, Stock Equivalents, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale), (b) the making of any deposit with, or advance, loan or other extension of credit to, assumption of Indebtedness of, or capital contribution to, or purchase or other acquisition of an equity participation in, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person) (including any partnership or joint venture), (c) the entering into of any guarantee of, or other contingent obligation with respect to, Indebtedness or (d) the purchase or other acquisition (in one transaction or a series of transactions) of (i) all or substantially all of the property and assets or business of another Person or (ii) assets constituting a business unit, line of business or division of such Person; but in the event that any Investment is made by the Borrower or any Restricted Subsidiary in any Person through substantially concurrent interim transfers of any amount through one or more other Restricted Subsidiaries, then such other substantially concurrent interim transfers shall be disregarded for purposes of Section 10.5.
“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).
“Issuer Documents” means, with respect to any Letter of Credit, the Letter of Credit Request, and any other document, agreement and instrument entered into by the Letter of Credit Issuer and the Borrower (or any Restricted Subsidiary) or in favor of the Letter of Credit Issuer and relating to such Letter of Credit.
“Joint Bookrunners” means MUFG Union Bank, N.A.; Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement); BMO Capital Markets Corp.; Citicorp North America, Inc.; Crédit Agricole Corporate and Investment Bank; JPMorgan Chase Bank, N.A.; Mizuho Bank, Ltd.; Royal Bank of Canada, and Wells Fargo Securities, LLC, each in its capacity as joint bookrunner in respect of the Facility.
“Joint Lead Arrangers” means MUFG Union Bank, N.A.; Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement); BMO Capital Markets Corp.; Citicorp North America, Inc.; Crédit Agricole Corporate and Investment Bank; JPMorgan Chase Bank, N.A.; Mizuho Bank, Ltd.; Royal Bank of Canada, and Wells Fargo Securities, LLC, each in its capacity as joint lead arranger in respect of the Facility.
“Junior Debt” means (i) any borrowed money Indebtedness subordinated in right of payment to the Loans, (ii) any borrowed money Indebtedness secured by a subordinate Lien on all or any part of the Collateral, (iii) any FLLO Debt and (iv) any unsecured borrowed money Indebtedness.
“Junior Lien Basket” means $4,000,000,000.
“Junior Lien Debt” means Indebtedness that satisfies all of the requirements of Section 10.1(r).
“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“L/C Maturity Date” means the date that is five Business Days before the Maturity Date.
“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unpaid Drawings. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“L/C Participant” shall have the meaning provided in Section 3.3(a).
“L/C Participation” shall have the meaning provided in Section 3.3(a).
“Lender” shall have the meaning provided in the preamble to this Agreement. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lenders.

“Lender Default” means (a) the refusal or failure of any Lender to make available its portion of any incurrence of Loans or participations in Letters of Credit or Swingline Loans, which refusal or failure is not cured within two Business Days after the date of such refusal or failure, unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable Default, shall be specifically identified in such writing) has not been satisfied; (b) the failure of any Lender to pay over to the Administrative Agent, any Letter of Credit Issuer, any Swingline Lender or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, unless the subject of a good faith dispute; (c) a Lender has notified the Borrower or the Administrative Agent in writing that it does not intend or expect to comply with any of its funding obligations or has made a public statement to that effect with respect to its funding obligations under the Facility (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable Default, shall be specifically identified in such writing or public statement) cannot be satisfied); (d) the failure, within three Business Days after a written request by the Administrative Agent or the Borrower, by a Lender to confirm in writing to the Administrative Agent and the Borrower that it will comply with its obligations under the Facility (but such Lender shall cease to be a Defaulting Lender pursuant to this clause (d) upon receipt of such written confirmation by the Administrative Agent and the Borrower), (e) a Distressed Person has admitted in writing that it is insolvent or such Distressed Person becomes subject to a Lender-Related Distress Event or (f) a Lender has, or has a direct or indirect parent company that has, become the subject of a Bail-In Action.
“Lender Hedging Obligations” means obligations under any Hedge Agreement which (a) are permitted by this Agreement between a Group Member and a Hedge Bank, and (b) specifies that the obligations of such Group Member are secured by the Security Documents.
“Lender-Related Distress Event” means, with respect to any Lender, that such Lender or any Person that directly or indirectly controls such Lender (each, a “Distressed Person”), as the case may be, (a) is or becomes subject to a voluntary or involuntary case with respect to such Distressed Person under any debt relief law, or a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, (b) such Distressed Person or any Person that directly or indirectly controls such Distressed Person is subject to a forced liquidation, (c) such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt or (d) becomes the subject of a Bail-In Action; but a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interests in any Lender or any Person that directly or indirectly controls such Lender by a Governmental Authority or an instrumentality thereof so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Letter of Credit” shall have the meaning provided in Section 3.1.
“Letter of Credit Commitment” means $1,000,000,000, as the same may be reduced from time to time pursuant to Section 3.1, but no Letter of Credit Issuer shall be obligated to issue Letters of Credit in an aggregate face amount in excess of its Letter of Credit Issuance Limit.
“Letter of Credit Exposure” means, with respect to any Lender, at any time, (a) the principal amount of any Unpaid Drawings in respect of which such Lender has made (or is required to have made) payments to the Letter of Credit Issuer pursuant to Section 3.4(a) at such time plus (b) such Lender’s Commitment Percentage of the Letters of Credit Outstanding at such time (excluding the portion thereof consisting of Unpaid Drawings in respect of which the Lenders have made (or are required to have made) payments to the Letter of Credit Issuer pursuant to Section 3.4(a)) minus (c) such Lender’s Commitment Percentage of the amount of cash or deposit account balances held by the Administrative Agent to Cash Collateralize outstanding Letters of Credit and Unpaid Drawings under Section 3.8.
“Letter of Credit Fee” shall have the meaning provided in Section 4.1(b).
“Letter of Credit Issuance Limit” means, with respect to each Letter of Credit Issuer, the amount set forth on Schedule 3.1(a) opposite such Letter of Credit Issuer’s name, or in the case of any Lender that becomes a Letter of Credit Issuer after the Closing Date, the amount set forth in the agreement pursuant to which such Lender becomes a Letter of Credit Issuer pursuant to Section 3.6(a).
“Letter of Credit Issuer” means MUFG Union Bank, N.A.; Bank of America, N.A.; BMO Harris Bank N.A.; Citicorp North America, Inc., Crédit Agricole Corporate and Investment Bank; JPMorgan Chase Bank, N.A.; Mizuho Bank, Ltd.; Royal Bank of Canada; Wells Fargo Bank, National Association, and each other Lender appointed as a Letter of Credit Issuer pursuant to Section 3.6, including in each case, any of their respective Affiliates or any replacement or successor appointed pursuant to Section 3.6. References in any Credit Document to the Letter of Credit Issuer shall be deemed to refer to the Letter of Credit Issuer in respect of the applicable Letter of Credit or to all Letter of Credit Issuers, as the context requires.
“Letter of Credit Request” shall have the meaning provided in Section 3.2(a).
“Letters of Credit Outstanding” means, at any time, without duplication, (a) the aggregate Stated Amount of all outstanding Letters of Credit plus (b) the aggregate principal amount of all Unpaid Drawings in respect of all Letters of Credit.
“Leverage Ratio” means, as of the last day of any fiscal quarter of the Borrower, the ratio of (a) Consolidated Indebtedness as of such day to (b) Consolidated EBITDA for the Test Period then ending on such day; but for the purposes of determining the Leverage Ratio described above (i) Consolidated EBITDA for the First Annualized Quarter shall be deemed equal to Consolidated EBITDA for the First Annualized Quarter multiplied by 4, (ii) Consolidated EBITDA for the four fiscal quarter period ending the fiscal quarter after the First Annualized Quarter (the “Second Annualized Quarter”) shall be deemed equal to Consolidated EBITDA for the two fiscal quarter period ending with the Second Annualized Quarter multiplied by 2, (iii) Consolidated EBITDA for the four fiscal quarter period ending the fiscal quarter after the Second Annualized Quarter (the

“Third Annualized Quarter”) shall be deemed equal to Consolidated EBITDA for the three fiscal quarter period ending with the Third Annualized Quarter multiplied by 4/3, and (iv) as of the last day of the fiscal quarter in which the Utica Sale is consummated, Consolidated EBITDA for the four fiscal quarter period then ending shall be deemed equal to Special Consolidated EBITDA for such period.
“LIBOR Loan” means any Loan bearing interest at a rate determined by reference to the LIBOR Rate (other than an ABR Loan bearing interest by reference to the LIBOR Rate by virtue of clause (c) of the definition of ABR).
“LIBOR Rate” means, for any Interest Period for each LIBOR Loan, the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate for Dollars) for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case the “LIBOR Screen Rate”) at approximately 11:00 A.M. (London time) two Business Days before the first day of such Interest Period; but if the LIBOR Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement and provided, further, if the LIBOR Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to Dollars then the LIBOR Rate shall be the Interpolated Rate, but if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“LIBOR Screen Rate” shall have the meaning provided in the definition of “LIBOR Rate”.
“Lien” means any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including (a) the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement or a financing lease, consignment or bailment for security purposes or (b) production payments and the like payable out of Oil and Gas Properties; but in no event shall an operating lease be deemed to be a Lien.
“Loan” means a Loan made pursuant to Section 2.1(a).
“Loan Limit” means, at any time, the lesser of (i) the Total Commitments at such time and (ii) the Borrowing Base at such time.
“Majority Lenders” means, at any date, (a) Non-Defaulting Lenders having or holding more than 50% of the unused Adjusted Total Commitment at such date and the Total Exposure (excluding the Exposure of Defaulting Lenders) at such date or (b) if the Total Commitment has been terminated, or for the purposes of acceleration pursuant to Article XI, Non-Defaulting Lenders having or holding more than 50% of the Total Exposure (excluding the Exposure of Defaulting Lenders) at such date.
“Mandatory Borrowing” shall have the meaning provided in Section 2.1(c).

“Material Adverse Effect” means a circumstance or condition affecting the business, assets, operations, properties or financial condition of the Borrower and the Subsidiaries on a consolidated basis, that would, individually or in the aggregate, materially adversely affect (a) the ability of the Credit Parties, taken as a whole, to perform their payment obligations under any Credit Document or (b) the rights and remedies of the Administrative Agent and the Lenders under any Credit Document.
“Material Subsidiary” means any Subsidiary that is not an Immaterial Subsidiary.
“Maturity Date” means the fifth anniversary of the Closing Date.
“Maximum Aggregate Amount” means $4,000,000,000.
“Minimum Collateral Coverage Percentage” means, on any date 85%; but if (a) such date is more than 90 days after the Closing Date and (b) on such date any FLLO Debt is then outstanding, 90%.
“Moody’s” means Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.
“Mortgage” means a mortgage or a deed of trust, deed to secure debt, trust deed, assignment of as-extracted collateral, fixture filing or other security document entered into by the owner of a Mortgaged Property and the Administrative Agent for the benefit of the Secured Parties in respect of that Mortgaged Property, substantially in the form of such documents as heretofore delivered to the Administrative Agent in accordance with the Original Credit Agreement or this Agreement (with such changes to the form thereof as may be necessary to account for local law matters) or otherwise in such form as agreed between the Borrower and the Administrative Agent.
“Mortgaged Property” means the real property and improvements thereto with respect to which a Mortgage is required to be granted pursuant to Section 9.9; but, notwithstanding any provision in any Mortgage to the contrary, in no event shall any Building (as defined in the applicable Flood Insurance Regulation) or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulation) located on the Mortgaged Properties (as defined in the applicable Mortgage) within an area having special flood hazards and in which flood insurance is available under the National Flood Insurance Act of 1968 be included in the definition of “Mortgaged Property” or “Mortgaged Properties” and no such Building or Manufactured (Mobile) Home shall be encumbered by any Mortgage. As used herein, “Flood Insurance Regulations” means (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 (amending 42 USC 4001, et seq.), and (iv) the Flood Insurance Reform Act of 2004 and any regulations promulgated thereunder.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA that is subject to Title IV of ERISA and is or was within any of the last preceding six years contributed to by the Borrower or an ERISA Affiliate.

“Net Debt to Capitalization Ratio” means, at any time, the ratio, expressed as a percentage, of Consolidated Indebtedness as of such date to Consolidated Total Capitalization as of such date.
“New Determination Notice” shall have the meaning provided in Section 2.14(d).
“Nominal Collateral Amount” means the Gross Collateral Amount as of the most recent determination of the Borrowing Base (including the Borrowing Base as in effect on the Closing Date, until there has been a subsequent determination of the Borrowing Base); but if the Borrowing Base has been reduced as provided in Section 2.14(h), then the Nominal Collateral Amount shall thereafter be the Gross Collateral Amount as in effect on the date of such reduction, until the earlier of (i) the next such reduction of the Borrowing Base (if any) in accordance with Section 2.14(h) and (ii) the next determination of the Borrowing Base.
“Non-Defaulting Lender” means and include each Lender other than a Defaulting Lender.
“Non-Extension Notice Date” shall have the meaning provided in Section 3.2(b).
“Non-U.S. Lender” means any Lender that is not a “United States person” as defined by Section 7701(a)(30) of the Code.
“Notice of Borrowing” shall have the meaning provided in Section 2.3(a) and, if in writing, shall be substantially in the form of Exhibit A or such other form as shall be approved by the Administrative Agent (acting reasonably).
“Notice of Conversion or Continuation” shall have the meaning provided in Section 2.6(a).
“Obligations” means (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Credit Party arising under any Credit Document or otherwise with respect to any Loan, any Swingline Loan, or any Letter of Credit (including any Unpaid Drawings), in each case, entered into with any Credit Party, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof in any proceeding under any bankruptcy or insolvency law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding and (b) the Lender Hedging Obligations. Without limiting the generality of the foregoing, the Obligations of the Credit Parties under the Credit Documents include the obligation (including Guarantee Obligations) to pay principal, interest, charges, expenses, fees, attorney costs, indemnities and other amounts payable by any Credit Party under any Credit Document. Notwithstanding the foregoing, (a) the obligations of the Borrower or any Restricted Subsidiary under any Hedge Agreement giving rise to Lender Hedging Obligations shall be secured and guaranteed pursuant to the Security Documents and the Guarantee only to the extent that, and for so long as, the other Obligations are so secured and guaranteed, (b) any release of Collateral or Guarantors effected in the manner permitted by the Credit Documents shall not require the consent of the holders of Lender Hedging Obligations unless otherwise specifically set forth herein and (c) solely with respect to any Credit Party that is not an “eligible contract participant” under the Commodity Exchange Act, Excluded Hedge Obligations of such Credit Party shall in any event be excluded from “Obligations” owing by such Credit Party.

“Oil and Gas Properties” means (a) Hydrocarbon Interests, (b) the properties now or hereafter pooled or unitized with Hydrocarbon Interests, (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests, (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests, (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests, (f) all tenements, hereditaments, appurtenances and properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests and (g) all properties, rights, titles, interests and estates described or referred to above, including any and all property, real or personal, now owned or hereafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or property (excluding drilling rigs, automotive equipment, rental equipment or other personal property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, gas processing plants and pipeline systems, power and cogeneration facilities (other than for the purposes of any Borrowing Base provisions hereunder) and any related infrastructure to any thereof, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.
“Other Taxes” means any and all present or future stamp, registration, documentary, intangible, recording, filing or any other excise, property or similar taxes (including interest, fines, penalties, additions to tax and related, reasonable, out-of-pocket expenses with regard thereto) arising from any payment made under any Credit Document or from the execution or delivery of, registration or enforcement of, consummation or administration of, or otherwise with respect to, any Credit Document; but such term shall not include any of the foregoing Taxes that result from an assignment, grant of a participation pursuant to Section 13.6(c) or transfer or assignment to or designation of a new lending office or other office for receiving payments under any Credit Document (“Assignment Taxes”) to the extent such Assignment Taxes are imposed as a result of a connection between the assignor/participating Lender and/or the assignee/Participant and the taxing jurisdiction (other than a connection arising solely from any Credit Documents or any Transaction), except to the extent that any such action described in this proviso is requested or required by the Borrower.
“Overnight Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate and (b) an overnight rate determined by the Administrative Agent or the Letter of Credit Issuer, as the case may be, in accordance with banking industry rules on interbank compensation.
“Participant” shall have the meaning provided in Section 13.6(c)(i).

“Participant Register” shall have the meaning provided in Section 13.6(c)(ii).
“PATRIOT Act” shall have the meaning provided in Section 13.18.
“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.
“Permitted Additional Debt” means any unsecured senior, senior subordinated or subordinated Indebtedness issued by the Borrower or a Guarantor, (a) the terms of which do not provide for any scheduled repayment, mandatory redemption or sinking fund obligation before the 91st day after the Maturity Date (other than customary offers to purchase upon a change of control, asset sale or casualty or condemnation event and customary acceleration rights after an event of default), (b) if such Indebtedness is senior subordinated or subordinated Indebtedness, the terms of such Indebtedness provide for customary subordination of such Indebtedness to the Obligations, and (c) as to which no Subsidiary (other than a Guarantor) is an obligor under such Indebtedness.
“Permitted Investments” means any of the following types of Investments, to the extent owned by the Borrower or any Restricted Subsidiary:
(i)    Dollars;
(ii)    securities issued or directly and fully and unconditionally guaranteed or insured by the United States government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of the U.S. government, in each case with maturities of 24 months or less from the date of acquisition;
(iii)    certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus of not less than $500,000,000 or any foreign commercial bank having capital and surplus of not less than $100,000,000 (or the Dollar equivalent as of the date of determination);
(iv)    repurchase obligations for underlying securities of the types described in clauses (ii), (iii) and (vii) entered into with any financial institution meeting the qualifications specified in clause (iii) above;
(v)    commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P and in each case maturing within 24 months after the date of creation thereof and Indebtedness or preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition;
(vi)    marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Borrower) and in each case maturing within 24 months after the date of creation or acquisition thereof;

(vii)    readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having a rating of Baa3 or higher from Moody’s or BBB- or higher from S&P with maturities of 24 months or less from the date of acquisition;
(viii)    Investments with average maturities of 24 months or less from the date of acquisition in money market funds rated within the top three ratings category by S&P or Moody’s; and
(ix)    investment funds investing 90.00% of their assets in securities of the types described in clauses (i) through (viii) above.
Notwithstanding the foregoing, Permitted Investments shall include amounts denominated in currencies other than Dollars, if such amounts are converted into Dollars as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.
“Permitted Liens” means:
(a)    Liens for taxes, assessments or governmental charges or claims not yet overdue for a period of more than 30 days or that are being contested in good faith and by appropriate proceedings for which appropriate reserves have been established to the extent required by and in accordance with GAAP, or for property taxes on property that the Borrower or one of its Subsidiaries has determined to abandon if the sole recourse for such tax, assessment, charge or claim is to such property;
(b)    Liens in respect of property or assets of the Borrower or any Restricted Subsidiary imposed by law, such as landlords’, vendors’, operators’, suppliers’, carriers’, warehousemen’s, repairmen’s, construction contractors’, workers’ materialmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business or incident to the exploration, development, operation or maintenance of Oil and Gas Properties, in each case so long as such Liens arise in the ordinary course of business and do not individually or in the aggregate have a Material Adverse Effect;
(c)    Liens incurred, or pledges or deposits made in connection with workers’ compensation, unemployment insurance and other types of social security, old age pension, public liability obligations or similar legislation and deposits securing liabilities to insurance carriers under insurance or self-insurance arrangements in respect of such obligations, or to secure the performance of tenders, statutory and regulatory obligations, plugging and abandonment obligations, surety, stay, customs and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (including letters of credit issued in lieu of such bonds or to support the issuance thereof) incurred in the ordinary course of business or otherwise constituting Investments permitted hereunder;
(d)    ground leases, subleases, licenses or sublicenses in respect of real property on which facilities owned or leased by the Borrower or any Restricted Subsidiary are located;
(e)    easements, rights-of-way, licenses, restrictions (including zoning restrictions), title defects, exceptions, reservations, deficiencies or irregularities in title, encroachments, protrusions, servitudes, rights, eminent domain or condemnation rights, permits, conditions and covenants and other similar charges or encumbrances (including in any rights of way or other property of the Borrower or its Restricted Subsidiaries for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil or other minerals or timber, and other like purposes, or for joint or common use of real estate, rights of way, facilities and equipment) not interfering in any material respect with the business of the Borrower and its Restricted Subsidiaries, taken as a whole and, to the extent reasonably agreed by the Administrative Agent, any exception on the title reports issued to the Administrative Agent in connection with any Borrowing Base Property;
(f)    any interest or title of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under any lease, sublease, license or sublicense permitted by this Agreement;
(g)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(h)    Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit or bankers’ acceptance issued for the account of the Borrower or any Restricted Subsidiary, if such Lien secures only the obligations of the Borrower or such Restricted Subsidiary in respect of such letter of credit or bankers’ acceptance to the extent permitted under Section 10.1;
(i)    leases, licenses, subleases or sublicenses granted to others not interfering in any material respect with the business of the Borrower and its Restricted Subsidiaries, taken as a whole;
(j)    Liens arising from precautionary Uniform Commercial Code financing statement or similar filings made in respect of operating leases entered into by the Borrower or any Restricted Subsidiary;
(k)    Liens created in the ordinary course of business in favor of banks and other financial institutions over credit balances of any bank accounts of the Borrower and the Restricted Subsidiaries held at such banks or financial institutions, as the case may be, to facilitate the operation of cash pooling and/or interest set-off arrangements in respect of such bank accounts in the ordinary course of business;
(l)    Liens which arise in the ordinary course of business under operating agreements (including preferential purchase rights, consents to assignment and other restrains on alienation), joint operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, farm-in agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty and royalty agreements, reversionary interests, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements that are usual and customary in the oil and gas business and are for claims which are not delinquent or that are being contested in good faith and by appropriate proceedings for which appropriate reserves have been established to the extent required by and in accordance with GAAP, if any such Lien referred to in this clause does not in the aggregate have a Material Adverse Effect;
(m)    any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole; and
(n)    Liens arising under statutory provisions of applicable law with respect to production purchased from others.
The parties acknowledge and agree that no intention to subordinate the priority afforded any Lien granted in favor of the Administrative Agent, for the benefit of the Secured Parties under the Security Documents is to be hereby implied or expressed by the permitted existence of such Permitted Liens.
“Permitted Refinancing Indebtedness” means, with respect to any Indebtedness (the “Refinanced Indebtedness”), any Indebtedness issued or incurred in exchange for, or the net proceeds of which are used (or held for use and in fact used within 90 days of receipt thereof) to modify, extend, refinance, renew, replace or refund (or to refund to the Borrower any amounts repaid, repurchased or prepaid in respect of Indebtedness within 90 days before the incurrence of such Indebtedness) (collectively to “Refinance” or a “Refinancing” or “Refinanced”), such Refinanced Indebtedness (or previous refinancing thereof constituting Permitted Refinancing Indebtedness), if (A) the principal amount (or accreted value, if applicable) of any such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Refinanced Indebtedness outstanding immediately before such Refinancing except by an amount equal to the unpaid accrued interest and premium thereon plus other amounts paid and fees and expenses incurred in connection with such Refinancing plus an amount equal to any existing commitment unutilized and letters of credit undrawn thereunder, (B) if the Indebtedness being Refinanced is Indebtedness permitted by Section 10.1(g) or 10.1(h), the direct and contingent obligors with respect to such Permitted Refinancing Indebtedness are not changed (except that a Credit Party may be added as an additional obligor), (C) other than with respect to a Refinancing in respect of Indebtedness permitted pursuant to Section 10.1(f), such Permitted Refinancing Indebtedness shall have a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Refinanced Indebtedness (but if the Refinancing is of any of the Existing Contingent Convertible Notes, then such Permitted Refinancing Indebtedness shall have a stated maturity and, if applicable, any mandatory call date not earlier than the date that is 91 days after the Maturity Date in effect at the time such Permitted Refinancing Indebtedness is incurred), and (D) if the Indebtedness being Refinanced is Indebtedness permitted by Section 10.1(g) or 10.1(h), terms and conditions of any such Permitted Refinancing Indebtedness, taken as a whole (excluding terms as to interest rates, fees, floors, funding discounts and redemption or prepayment premiums), are either (A) reasonably satisfactory to the Administrative Agent or (B) either (1) not be materially more restrictive, taken as a whole, to the Borrower and its Restricted Subsidiaries, than the Credit Documents (or the Lenders receive the benefit of the more restrictive terms which, for avoidance of doubt, may be provided to them without their consent) or (2) apply after the Maturity Date; if a certificate of an Authorized Officer of the Borrower delivered to the Administrative Agent at least five Business Days before the incurrence or issuance of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement.
“Person” means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any Governmental Authority.
“Petroleum Industry Standards” means the Definitions for Oil and Gas Reserves promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.
“Plan” means any single-employer plan, as defined in Section 4001 of ERISA and subject to Title IV of ERISA, that is or was within any of the preceding six years maintained or contributed to (or to which there is or was an obligation to contribute or to make payments to) by the Borrower or an ERISA Affiliate.
“Pricing Level” shall have the meaning provided in the definition of Applicable Margin.
“Pro Forma Basis” means, with respect to compliance with any test or covenant or calculation of any ratio (or any component thereof) hereunder in connection with any incurrence, Investment, acquisition, Disposition, consolidation, merger, designation, assumption, payment or any other transaction, a determination or calculation of such test, covenant or ratio (or component) that is made (a) in good faith by the chief financial officer, principal accounting officer or treasurer of the Borrower and reasonably acceptable to the Administrative Agent, (b) as of the last day of the most recently ended Test Period as if the relevant incurrence, Investment, acquisition, Disposition, consolidation, merger, designation, assumption, payment or other transaction had occurred on the first day of such Test Period, and (c) at the option of the Borrower, giving effect to any anticipated or proposed change in operations, revenues, expenses or other items included in the computation of Consolidated EBITDA, but in the case of this clause (c), for any Test Period, the aggregate amount of such adjustments added back in determining Consolidated EBITDA for such Test Period shall not exceed 5% of the Consolidated EBITDA for such Test Period.
“Proposed Borrowing Base” shall have the meaning provided in Section 2.14(c)(i).
“Proposed Determination Notice” shall have the meaning provided in Section 2.14(c)(ii).
“Proved Developed Reserves” means Proved Reserves that, in accordance with Petroleum Industry Standards, are classified as one of the following: (a) “Developed Producing Reserves” or (b) “Developed Non-Producing Reserves”; and Proved Developed Reserves in the aggregate comprise Proved Reserves that are “Developed Producing Reserves” and “Developed Non-Producing Reserves”.
“Proved Non-Producing Reserves” means Proved Reserves that, in accordance with Petroleum Industry Standards, are classified as “Developed Non-Producing Reserves”.

“Proved Reserves” means oil and gas reserves that, in accordance with Petroleum Industry Standards, are classified as both “Proved Reserves” and one of the following: (a) “Developed Producing Reserves”, (b) “Developed Non-Producing Reserves” or (c) “Undeveloped Reserves”; and “Proved Reserves” in the aggregate comprise Proved Reserves that are “Developed Producing Reserves”, “Developed Non-Producing Reserves” and “Undeveloped Reserves”.
“Proved Undeveloped Reserves” means Proved Reserves that, in accordance with Petroleum Industry Standards, are classified as “Undeveloped Reserves”.
“PV-9” means, with respect to the Proved Reserves expected to be produced from any Oil and Gas Properties, the net present value, discounted at 9% per annum, of the future net revenues expected to accrue to the Credit Parties’ collective interests in such reserves during the remaining expected economic lives of such reserves, calculated using the Current Bank Price Deck. The PV-9 of any Borrowing Base Property shall be as set forth in the most recent Reserve Report (or, if applicable, Supplemental Reserve Report) delivered by the Borrower to the Administrative Agent.
“Qualifying VPP” means (a) each VPP existing on the Closing Date and (b) any VPP granted by a Group Member or Group Members (the “VPP Seller”) to the purchaser of the VPP (the “VPP Buyer”); if (i) no portion of the working or other interests in oil and gas properties burdened by the VPP (the “VPP Properties”) constitute Collateral, (ii) the consideration for such VPP consists only of cash or cash equivalents, (iii) any obligation of any Group Member to purchase the VPP Buyer’s share of production is at a fair market index price in effect from time to time (adjusted for shrinkage and transportation costs, as applicable), (iv) any Liens securing the VPP or any related obligations of the VPP Seller to the VPP Buyer are limited to the VPP Seller’s retained interests in the VPP Properties and the production therefrom and its rights, titles and interests related thereto, and (v) no Default or Event of Default shall have occurred and be continuing at the time of the grant of the VPP or shall result therefrom.
“Refinance” shall have the meaning provided in the definition of “Permitted Refinancing Indebtedness.”
“Register” shall have the meaning provided in Section 13.6(b)(iv).
“Regulation T” means Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.
“Regulation U” means Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.
“Regulation X” means Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.
“Reimbursement Date” shall have the meaning provided in Section 3.4(a).
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents and members of such Person or such Person’s Affiliates.
“Replacement Rate” shall have the meaning provided in Section 2.10(d).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.
“Required Lenders” means, at any date, (a) Non-Defaulting Lenders having or holding at least 66.67% of the unused Adjusted Total Commitment at such date and the Total Exposure (excluding the Exposure of Defaulting Lenders) at such date or (b) if the Total Commitment has been terminated, Non-Defaulting Lenders having or holding at least 66.67% of the Total Exposure (excluding the Exposure of Defaulting Lenders) at such date.
“Requirement of Law” means, as to any Person, any law, treaty, rule, regulation statute, order, ordinance, decree, judgment, consent decree, writ, injunction, settlement agreement or governmental requirement enacted, promulgated or imposed or entered into or agreed by any Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.
“Reserve Report” means any report, in form and substance reasonably satisfactory to the Administrative Agent, setting forth, as of each January 1st and July 1st (or another date in the event of certain Interim Redeterminations or the Initial Reserve Report) the Proved Reserves, the Proved Developed Reserves, the Proved Non-Producing Reserve and Proved Undeveloped Reserves attributable to the Borrowing Base Properties of the Credit Parties, together with a projection of the rate of production and future net income, taxes, operating expenses and Capital Expenditures with respect thereto as of such date, based upon the most recent Bank Price Deck provided to the Borrower by the Administrative Agent.
“Restricted Payments” shall have the meaning provided in Section 10.6.
“Restricted Subsidiary” means any Subsidiary other than an Unrestricted Subsidiary.
“Royalty Trust” means a statutory trust, business trust, limited liability company, partnership or other form of legal entity to which the Borrower or one or more of its Subsidiaries grants or conveys any term or perpetual overriding royalty interests, net profits interests or other similar interests in Oil and Gas Properties in exchange for units of beneficial interest or ownership interests in such trust or other entity, or for cash.
“S&P” means Standard & Poor’s Ratings Services or any successor by merger or consolidation to its business.
“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, including Crimea, Cuba, Iran, North Korea and Syria).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the Government of Canada, the European Union or any European Union member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the Government of Canada, the European Union or Her Majesty’s Treasury of the United Kingdom.
“Scheduled Hedge Agreements” means the Hedge Agreements of the Credit Parties included in the most recently delivered Hedge Schedule delivered pursuant to Section 9.12 or, before the delivery of the first such Hedge Schedule, the Initial Hedge Schedule, in each case together with any Hedge Agreements of the Credit Parties included in a Supplemental Hedge Schedule. For the avoidance of doubt, if on any date a Hedge Agreement included in the most recent Hedge Schedule (or, if relevant, Supplemental Hedge Schedule) has been terminated or no Credit Party is a party thereto, then such Hedge Agreement is no longer a Scheduled Hedge Agreement.
“Scheduled Redetermination” shall have the meaning provided in Section 2.14(b).
“Scheduled Redetermination Date” means the date on which a Borrowing Base that has been redetermined pursuant to a Scheduled Redetermination becomes effective as provided in Section 2.14.
“SEC” means the Securities and Exchange Commission or any successor thereto
“Second Annualized Quarter” shall have the meaning provided in the definition of “Leverage Ratio”.
“Section 9.1 Financials” means the financial statements delivered, or required to be delivered, pursuant to Section 9.1(a) or (b), together with the accompanying Authorized Officer’s certificate delivered, or required to be delivered, pursuant to Section 9.1(d).
“Secured Leverage Ratio” means, as of the last day of any fiscal quarter of the Borrower, the ratio of (a) Consolidated Indebtedness that is secured by a Lien (regardless of priority) on the Collateral as of such day to (b) Consolidated EBITDA for the Test Period then ending on such day.
“Secured Parties” means, collectively, (a) the Administrative Agent, (b) the Letter of Credit Issuers, (c) each Lender, each sub-agent pursuant to Article XII appointed by the Administrative Agent with respect to matters relating to the Credit Documents and (d) each Hedge Bank with respect to their respective Lender Hedging Obligations.
“Security Agreement” means (a) the Collateral Agreement dated as of the Closing Date made by the Credit Parties in favor the Administrative Agent, and (b) any other security agreement entered into by the Credit Parties in favor of the Administrative Agent for the benefit of the Secured Parties in a form reasonably acceptable to the Administrative Agent.
“Security Documents” means, collectively, (a) the Mortgages, (b) the Security Agreement, (c) the Intercreditor Agreement, (d) each Acceptable Collateral Trust Agreement, (e) any control agreements and (f) each other security agreement or other instrument or document executed and delivered pursuant to Section 6.4, 9.9 or 9.11 or pursuant to any other such Security Documents or otherwise to secure or perfect the security interest in, or otherwise relating to, any or all of the Collateral securing the Obligations.
“SFAS” means Statement of Financial Accounting Standard No. 133 or No. 143 as promulgated by the Financial Accounting Standards Board.
“Solvent” means, with respect to any Person, that as of any date of determination, that such Person is not “insolvent” as defined in the federal Bankruptcy Code.
“Special Consolidated EBITDA” will have the meaning of Consolidated EBITDA, but without any Pro Forma Basis adjustment which would otherwise result from the Utica Sale.
“Special Leverage Ratio” means, as of the last day of any fiscal quarter of the Borrower, the ratio of (a) Consolidated Indebtedness as of such day to (b) Special Consolidated EBITDA for the 12 months then ending.
“Specified Subsidiary” means, at any date of determination any Restricted Subsidiary (a) whose Total Assets at the last day of the Test Period ending on the last day of the most recent fiscal period for which Section 9.1 Financials have been delivered were equal to or greater than 15% of the Adjusted Consolidated Net Tangible Assets of the Borrower and the Restricted Subsidiaries at such date, or (b) whose revenues during such Test Period were equal to or greater than 15% of the consolidated revenues of the Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP.
“Stated Amount” of any Letter of Credit, at any time, means the maximum amount available to be drawn thereunder at such time, determined without regard to whether any conditions to drawing could then be met.
“Stock” means any and all shares of capital stock or shares in the capital, as the case may be (whether denominated as common stock or preferred stock or ordinary shares or preferred shares, as the case may be), beneficial, partnership or membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or non-voting.
“Stock Equivalents” means all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable.
“Strip Prices” shall mean, as of any date of determination with respect to any month before and including ten years thereafter (or the last date for which there is such a contract, if earlier) (a) for crude oil, the closing settlement price for the CL Light, Sweet Crude Oil futures contract for each month and (b) for natural gas, the closing settlement price for the NG Henry Hub Natural Gas futures contract for such month, in each case as published by New York Mercantile Exchange (NYMEX) on such date. For any month more than ten years (or the last date for which there is a relevant contract, if earlier) after the date of determination, Strip Prices for such month will be equal to the relevant published contract price for the month ten years after the date of determination, escalated at a rate equal to 1.5% per annum.

“Subsidiary” means as to any Person, a corporation, partnership, limited liability company or other entity of which shares of Stock or other ownership interests having ordinary voting power (other than Stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise expressly provided, all references herein to a “Subsidiary” means a Subsidiary of the Borrower. A Royalty Trust shall not constitute a “Subsidiary” of the Borrower or its Subsidiaries.
“Successor Borrower” shall have the meaning provided in Section 10.3(a).
“Supplemental Hedge Schedule” means a report, in form and substance satisfactory to the Administrative Agent, setting forth, as of a recent date, the terms, counterparty and Hedge Value of the Scheduled Hedge Agreements of the Credit Parties on such date.
“Supplemental Reserve Report” means a report, in form and substance satisfactory to the Administrative Agent, setting forth, as of a recent date, the Proved Reserves, the Proved Developed Reserves, the Proved Non-Producing Reserves and the Proved Undeveloped Reserves attributable to Oil and Gas Properties of the Credit Parties described therein, together with a projection of the rate of production and future net income, taxes, operating expenses and Capital Expenditures with respect thereto as of such date, using the Current Bank Price Deck.
“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Swingline Commitment” means the obligation of the Swingline Lenders to make Swingline Loans pursuant to Section 2.1 in an aggregate principal amount at any one time outstanding not to exceed $300,000,000, but no Swingline Lender shall be obligated to make Swingline Loans in an outstanding principal amount in excess of such Swingline Lender’s Swingline Subcommitment.
“Swingline Exposure” means at any time the aggregate principal amount at such time of all outstanding Swingline Loans. The Swingline Exposure of any Lender at any time shall equal its Commitment Percentage of the aggregate Swingline Exposure at such time.
“Swingline Lender” means (a) MUFG Union Bank, N.A., (b) JPMorgan Chase Bank, N.A. and (c) Wells Fargo Bank, National Association, each in its capacity as a lender of Swingline Loans hereunder. References in any Credit Document to the Swingline Lender shall be deemed to refer to the Swingline Lender in respect of the applicable Swingline Loan or to all the Swingline Lenders, as the context requires.
“Swingline Loan” shall have the meaning provided in Section 2.1(b).
“Swingline Subcommitment” means, with respect to each Swingline Lender, $100,000,000.

“Taxes” means any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings or other similar charges imposed by any Governmental Authority whether computed on a separate, consolidated, unitary, combined or other basis and any interest, fines, penalties or additions to tax with respect to the foregoing.
“Term Loan” means the Borrower’s Class A Loan made pursuant to the Term Loan Agreement dated as of August 23, 2016 between the Borrower and Deutsche Trust Bank Americas, as administrative agent (in such capacity, the “Term Agent”), as supplemented by the Class A Term Loan Supplement of even date therewith among the Borrower, the Term Agent and the lenders from time to time party thereto.
“Termination Date” means the earlier to occur of (a) the Maturity Date and (b) the date on which the Total Commitment shall have terminated.
“Test Period” means, (A) with respect to Consolidated EBITDA, (i) for any date of determination with respect to a period on or before the fiscal quarter in which the Utica Sale is consummated, the four consecutive fiscal quarters of the Borrower then last ended for which Section 9.1 Financials have been delivered to the Administrative Agent, (ii) for any date of determination with respect to the fiscal quarter (the “First Annualized Quarter”) ending immediately after the fiscal quarter in which the Utica Sale is consummated or any of the three immediately succeeding fiscal quarters, the period beginning with the first day of the First Annualized Quarter and ending on the last day of the relevant fiscal quarter and (iii) for any determination with respect to a period thereafter, the four consecutive fiscal quarters of the Borrower then last ended for which Section 9.1 Financials have been delivered to the Administrative Agent and (B) with respect to Consolidated Fixed Charges, the four consecutive fiscal quarters of the Borrower then last ended for which Section 9.1 Financials have been delivered to the Administrative Agent.
“Third Annualized Quarter” shall have the meaning provided in the definition of “Leverage Ratio”.
“Total Assets” means, as of any date of determination with respect to any Person, the amount that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a balance sheet of such Person at such date.
“Total Commitment” means, as of any date of determination, the aggregate amount of the Commitments of all Lenders. The Total Commitment as of the Closing Date is $3,000,000,000.
“Total Exposure” means the sum of the Exposures of the Lenders.
“Transaction Expenses” means any fees or expenses incurred or paid by the Borrower or any Subsidiary or any of their Affiliates in connection with the Transactions and the Credit Documents.
“Transactions” means, collectively, the execution, delivery and performance of the Credit Documents, the borrowing of Loans, the use of the proceeds thereof, the issuance of Letters of Credit hereunder, the payment of Transaction Expenses on the Closing Date and the other transactions contemplated by the Credit Documents.

“Transferee” shall have the meaning provided in Section 13.6(e).
“Type” means, as to any Loan, its nature as an ABR Loan or a LIBOR Loan.
“Uniform Commercial Code” means the Uniform Commercial Code of the State of New York or of any other state the laws of which are required to be applied in connection with the perfection of security interests in any Collateral.
“Unpaid Drawing” shall have the meaning provided in Section 3.4(a).
“Unrestricted Subsidiary” means any Subsidiary that is designated as an Unrestricted Subsidiary pursuant to Section 9.8.
“U.S. Lender” shall have the meaning provided in Section 5.4(h).
“U.S. Tax Compliance Certificate” shall have the meaning provided in Section 5.4(e).
“Utica PSA” means that certain Purchase and Sale Agreement, dated as of July 26, 2018, by certain Subsidiaries to EAP Ohio, LLC
“Utica Sale” means the sale of certain Oil and Gas Properties and related assets pursuant to the Utica PSA.
“VPP” means the sale of limited-term overriding royalty interests in natural gas and/or oil reserves that (a) entitle the purchaser to receive scheduled production volumes over a period of time from specific lease interests; (b) are free and clear of all associated future production costs and capital expenditures; (c) are nonrecourse to the seller (i.e., the purchaser’s only recourse is to the reserves acquired); (d) transfer title of the reserves to the purchaser; and (e) allow the seller to retain all production beyond the specified volumes, if any, after the scheduled production volumes have been delivered.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then-remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
“YieldCo” means a publicly traded company formed to own operating assets producing a predictable cash flow, expected to pay a substantial portion of earnings in dividends.
1.2    Other Interpretive Provisions. With reference to each Credit Document, unless otherwise specified therein:

(a)    The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.
(b)    The words “herein”, “hereto”, “hereof” and “hereunder” and words of similar import when used in any Credit Document shall refer to such Credit Document as a whole and not to any particular provision thereof.
(c)    Article, Section, Exhibit and Schedule references are to the Credit Document in which such reference appears.
(d)    The term “including” is by way of example and not limitation.
(e)    The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.
(f)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.
(g)    Section headings in the Credit Documents are included for convenience of reference only and shall not affect the interpretation of any Credit Document.
(h)    Any reference to any Person shall be constructed to include such Person’s successors or assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all of the functions thereof.
(i)    Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.
(j)    The word “will” shall be construed to have the same meaning as the word “shall”.
(k)    The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(l)    Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, (each, a “Transformation”) shall be deemed to apply to a division of or by a limited liability company, limited partnership or trust (each, a “Divisible Entity”) into—or an allocation of assets to—a series of a Divisible Entity (or the unwinding of such a division or allocation), as if it were a Transformation to, of or with a separate Person. Any division of a Divisible Person shall be considered a separate Person for all purposes hereunder, and any division of a Divisible Person that is a Subsidiary, Restricted Subsidiary, Unrestricted Subsidiary, joint venture or other like term shall also constitute such a Person or entity.

1.3    Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a consistent manner; but if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that all Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. The parties acknowledge that, notwithstanding the foregoing insofar as a change in the method of accounting from the full cost method to the successful efforts method or a similar method of accounting is concerned, the definition of Consolidated EBITDA already addresses the consequences of such a change and, if and when such change is made, Consolidated EBITDA will be determined as provided therein. Notwithstanding anything to the contrary in any Credit Document, for purposes of calculations made pursuant to the terms of any Credit Document, GAAP will be deemed to treat leases that would have been classified as operating leases in accordance with GAAP as in effect on the Closing Date in a manner consistent with the treatment of such leases under GAAP as in effect on the Closing Date, notwithstanding any modifications or interpretive changes to GAAP that may occur thereafter.
1.4    Rounding. Any financial ratios required to be maintained or complied with by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.5    References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to organizational documents, agreements (including the Credit Documents) and other Contractual Requirements shall be deemed to include all subsequent amendments, restatements, amendment and restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, amendment and restatements, extensions, supplements and other modifications are permitted by any Credit Document and (b) references to any Requirement of Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Requirement of Law.
1.6    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York City (daylight or standard, as applicable) time.
1.7    Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in Section 2.9) or performance shall extend to the immediately succeeding Business Day.

1.8    Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “LIBOR Loan”).
1.9    Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to rates in the definition of “LIBOR Rate”.
ARTICLE II
AMOUNT AND TERMS OF CREDIT
2.1    Commitments.
(a)    (1) Subject to and upon the terms and conditions herein set forth, each Lender severally, but not jointly, agrees to make Loans denominated in Dollars to the Borrower, which Loans (a) shall be made at any time and from time to time on and after the Closing Date and before the Termination Date, (b) may, at the option of the Borrower, be incurred and maintained as, and/or converted into, ABR Loans or LIBOR Loans; but all Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Loans of the same Type, (c) may be repaid and reborrowed in accordance with the provisions hereof, (d) shall not, for any Lender at any time, after giving effect thereto and to the application of the proceeds thereof, result in such Lender’s Exposure at such time exceeding such Lender’s Commitment Percentage at such time of the Loan Limit and (e) shall not, after giving effect thereto and to the application of the proceeds thereof, result in the Total Exposure exceeding the Loan Limit at such time, but each Loan made by a Lender outstanding on the Closing Date under the Original Credit Agreement shall be deemed to be a Loan hereunder (in an amount equal to such Lender’s Commitment Percentage of such Loan, and not its amount thereof under the Original Credit Agreement) and shall continue with the same Interest Period applicable thereto. Each Lender may at its option make any LIBOR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan, but (A) any exercise of such option shall not affect the obligation of the Borrower to repay such Loan and (B) in exercising such option, such Lender shall use its reasonable efforts to minimize any increased costs to the Borrower resulting therefrom (which obligation of the Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it determines would be otherwise disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.10 shall apply).
(b)    Subject to and upon the terms and conditions herein set forth, each Swingline Lender severally agrees, at any time and from time to time on and after the Closing Date and before the Maturity Date, to make a loan or loans (each a “Swingline Loan” and, collectively, the “Swingline Loans”), to the Borrower in Dollars, which Swingline Loans (i) shall be LIBOR Loans, (ii) shall, together with all other outstanding Swingline Loans at such time, not exceed at any time the Swingline Commitment, (iii) shall, together with all other outstanding Swingline Loans made by such Swingline Lender, not exceed at any time such Swingline Lender’s Swingline Subcommitment (notwithstanding the fact that such Swingline Loans, when aggregated with the Exposure of the Lender acting as such Swingline Lender, may exceed the amount of such Lender’s Commitment), (iv) shall not, after giving effect thereto and to the application of the proceeds thereof, result at any time in the Total Exposure at such time exceeding the Loan Limit then in effect, and (v) may be repaid and reborrowed in accordance with the provisions hereof. Each outstanding Swingline Loan shall be repaid in full on the earlier of (A) five Business Days after such Swingline Loan is initially borrowed and (B) the Maturity Date. The Borrower shall not use the proceeds of any Swingline Loan to refinance a Swingline Loan. Promptly upon request therefor as provided below, each Lender shall fund to the applicable Swingline Lender an amount equal to the product of such Lender’s Commitment Percentage times the amount of such Swingline Loan. No Swingline Lender shall make any Swingline Loan after receiving a notice from the Borrower, the Administrative Agent or any Lender stating that an Event of Default exists and is continuing until such time as such Swingline Lender shall have received notice of (i) rescission of all such notices from the party or parties originally delivering such notice or (ii) the waiver of such Event of Default in accordance with the provisions of Section 13.1.
(c)    On any Business Day, any Swingline Lender may, in its sole discretion, give notice to each Lender that all then-outstanding Swingline Loans of such Swingline Lender shall be funded with a Borrowing of Loans, in which case Loans constituting LIBOR Loans (each such Borrowing, a “Mandatory Borrowing”) shall be made on the immediately succeeding Business Day by each Lender pro rata based on each Lender’s Commitment Percentage, and the proceeds thereof shall be applied directly to such Swingline Lender to repay such Swingline Lender for such outstanding Swingline Loans. Each such Mandatory Borrowing shall have an Interest Period equal to (i) to the extent an Interpolated Rate may be determined with respect to such period, the number of days between (A) the Business Day such Loans are to be funded and (B) the date such Swingline Loan was initially to be repaid by the Borrower and (ii) in all other cases, one week. Each Lender hereby irrevocably agrees to make such Loans upon one Business Day notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified to it in writing by the applicable Swingline Lender notwithstanding (i) that the amount of the Mandatory Borrowing may not comply with the minimum amount for each Borrowing specified in Section 2.2, (ii) whether any conditions specified in Article VII are then satisfied, (iii) whether a Default or an Event of Default has occurred and is continuing, (iv) the date of such Mandatory Borrowing, or (v) any reduction in the Total Commitment after any such Swingline Loans were made. In the event that, in the sole judgment of the applicable Swingline Lender, any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including as a result of the commencement of a proceeding under the Bankruptcy Code in respect of the Borrower), each Lender hereby agrees that it shall forthwith purchase, at par, from such Swingline Lender (without recourse or warranty) such participation of the outstanding Swingline Loans as shall be necessary to cause the Lenders to share in such Swingline Loans ratably based upon their respective Commitment Percentages, but all principal and interest payable on such Swingline Loans shall be for the account of such Swingline Lender until the date the respective participation is purchased and, to the extent attributable to the purchased participation, shall be payable to such Lender purchasing same from and after such date of purchase.
2.2    Minimum Amount of Each Borrowing; Maximum Number of Borrowings. The aggregate principal amount of each Borrowing and each borrowing of Swingline Loans shall be in a minimum amount of at least $1,000,000 and in a multiple of $1,000,000 in excess thereof (except for any Borrowing in an aggregate amount that is equal to the entire unused balance of aggregate Commitments), but Loans made to reimburse the Letter of Credit Issuer with respect to any Unpaid Drawing shall be made in the amounts required by Section 3.3 or 3.4, as applicable. More than one Borrowing may be incurred on any date; but at no time shall there be outstanding more than 14 Borrowings of LIBOR Loans under this Agreement (for the avoidance of doubt, in addition to any outstanding Swingline Loans).
2.3    Notice of Borrowing.
(a)    Whenever the Borrower desires to incur Loans (other than Mandatory Borrowings or Borrowings to repay Unpaid Drawings), the Borrower shall give the Administrative Agent at the Administrative Agent’s Office, (i) before 1:00 p.m. at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Loans if such Loans are to be initially LIBOR Loans (or before 1:00 p.m. two Business Days’ prior notice in the case of a Borrowing of Loans to be made on the Closing Date initially as LIBOR Loans) and (ii) written notice (or telephonic notice promptly confirmed in writing) before 1:00 p.m. on the date of each Borrowing of Loans that are to be ABR Loans. Such notice (together with each notice of a Borrowing of Swingline Loans pursuant to Section 2.3(b), a “Notice of Borrowing”) shall specify (A) the aggregate principal amount of the Loans to be made pursuant to such Borrowing, (B) the date of the Borrowing (which shall be a Business Day) and (C) whether the respective Borrowing shall consist of ABR Loans and/or LIBOR Loans and, if LIBOR Loans, the Interest Period to be initially applicable thereto (if no Interest Period is selected, the Borrower shall be deemed to have selected an Interest Period of one month’s duration). The Administrative Agent shall promptly give each Lender written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing, of such Lender’s Commitment Percentage thereof and of the other matters covered by the related Notice of Borrowing.
(b)    Whenever the Borrower desires to incur a Swingline Loan hereunder, it shall give the Administrative Agent and the applicable Swingline Lender written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of a Swingline Loan from such Swingline Lender before 3:00 p.m. Central time on the date of such Borrowing. The Borrower may request more than one Swingline Loan from a Swingline Lender on any Business Day, and the Borrower may on any Business Day severally request one or more Swingline Loans from any or all of the Swingline Lenders. There is no requirement that the aggregate amount of outstanding Swingline Loans of a Swingline Lender be the same as the aggregate amount of outstanding Swingline Loans of any other Swingline Lender. Each such notice shall specify (i) the principal amount of the Swingline Loan to be made pursuant to such Borrowing, (ii) the applicable Swingline Lender and (iii) the date of Borrowing (which shall be a Business Day). Each Swingline Lender (other than the Administrative Agent or any of its Affiliates) shall, at least once each week, provide the Administrative Agent with a list of all Swingline Loans made by it that are outstanding at such time; but, upon written request from the Administrative Agent, such Swingline Lender shall thereafter notify the Administrative Agent in writing on each Business Day of all Swingline Loans made on the prior Business Day by such Swingline Lender.
(c)    Mandatory Borrowings shall be made upon the notice specified in Section 2.1(c), with the Borrower irrevocably agreeing, by its incurrence of any Swingline Loan, to the making of Mandatory Borrowings as set forth in such Section.
(d)    Borrowings to reimburse Unpaid Drawings shall be made upon the notice specified in Section 3.4(a).

(e)    Without in any way limiting the obligation of the Borrower to confirm in writing any notice it may give hereunder by telephone, the Administrative Agent may act before receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer of the Borrower or other representative of the Borrower duly authorized by an Authorized Officer.
2.4    Disbursement of Funds.
(a)    No later than 1:00 p.m. on the date specified in each Notice of Borrowing (including Mandatory Borrowings), each Lender will make available its pro rata portion of each Borrowing requested to be made on such date in the manner provided below; but on the Closing Date, such funds shall be made available by 10:00 a.m. or such earlier time as may be agreed among the Lenders, the Borrower and the Administrative Agent for the purpose of consummating the Transactions; provided, further, that each Swingline Loan shall be made available in the full amount thereof by the applicable Swingline Lender no later than 4:30 p.m. on the date requested.
(b)    Each Lender shall make available all amounts it is to fund to the Borrower under any Borrowing in immediately available funds to the Administrative Agent at the Administrative Agent’s Office in Dollars, and the Administrative Agent will (except in the case of Mandatory Borrowings and Borrowings to repay Unpaid Drawings) make available to the Borrower, by depositing or wiring to an account as designated by the Borrower in the Notice of Borrowing to the Administrative Agent the aggregate of the amounts so made available in Dollars. Unless the Administrative Agent shall have been notified by any Lender before the date of any such Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available such amount to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent in Dollars. The Administrative Agent shall also be entitled to recover from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if paid by such Lender, the Overnight Rate or (ii) if paid by the Borrower, the then-applicable rate of interest or fees, calculated in accordance with Section 2.8, for the respective Loans.
(c)    Nothing in this Section shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its Commitment).

2.5    Repayment of Loans; Evidence of Debt.
(a)    The Borrower hereby promises to pay to the Administrative Agent, for the benefit of the applicable Lenders, on the Maturity Date, the then-outstanding principal amount of all Loans. The repayment of Swingline Loans shall be governed by Section 2.1(b).
(b)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the appropriate lending office of such Lender resulting from each Loan made by such lending office from time to time, including the amounts of principal and interest payable and paid to such lending office from time to time under this Agreement.
(c)    The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 13.6(b), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Loan and each Swingline Loan made hereunder, the Type of each Loan made and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender or each Swingline Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.
(d)    The entries made in the Register and accounts and subaccounts maintained pursuant to clauses (b) and (c) of this Section shall, to the extent permitted by applicable Requirements of Law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; but the failure of any Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement
(e)    Any Lender may request that Loans made by it be evidenced by a promissory note substantially in the form of Exhibit E hereto. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns). Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 13.6) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
2.6    Conversions and Continuations.
(a)    Subject to the penultimate sentence of this clause (a), (i) the Borrower shall have the option on any Business Day to convert all or a portion equal to at least $1,000,000 (and in multiples of $100,000 in excess thereof) of the outstanding principal amount of Loans of one Type into a Borrowing or Borrowings of another Type and (ii) the Borrower shall have the option on any Business Day to continue the outstanding principal amount of any LIBOR Loans as LIBOR Loans for an additional Interest Period; but (A) no partial conversion of LIBOR Loans shall reduce the outstanding principal amount of LIBOR Loans made pursuant to a single Borrowing to less than $1,000,000, (B) ABR Loans may not be converted into LIBOR Loans if an Event of Default is in existence on the date of the conversion and the Administrative Agent has or the Majority Lenders have determined in its or their sole discretion not to permit such conversion, (C) LIBOR Loans may not be continued as LIBOR Loans for an additional Interest Period if an Event of Default is in existence on the date of the proposed continuation and the Administrative Agent has or the Majority Lenders have determined in its or their sole discretion not to permit such continuation, and (D) Borrowings resulting from conversions pursuant to this Section shall be limited in number as provided in Section 2.2. Each such conversion or continuation shall be effected by the Borrower by giving the Administrative Agent at the Administrative Agent’s Office before 1:00 p.m. at least (1) three Business Days’, in the case of a continuation of or conversion to LIBOR Loans or (2) the date of conversion, in the case of a conversion into ABR Loans, prior written notice (or telephonic notice promptly confirmed in writing) (each, a “Notice of Conversion or Continuation”) specifying the Loans to be so converted or continued, the Type of Loans to be converted into or continued and, if such Loans are to be converted into or continued as LIBOR Loans, the Interest Period to be initially applicable thereto (if no Interest Period is selected, the Borrower shall be deemed to have selected an Interest Period of one month’s duration). The Administrative Agent shall give each applicable Lender notice as promptly as practicable of any such proposed conversion or continuation affecting any of its Loans.
(b)    If any Event of Default is in existence at the time of any proposed continuation of any LIBOR Loans and the Administrative Agent has or the Majority Lenders have determined in its or their sole discretion not to permit such continuation, such LIBOR Loans shall be automatically converted on the last day of the current Interest Period into ABR Loans. If upon the expiration of any Interest Period in respect of LIBOR Loans, the Borrower has failed to elect a new Interest Period to be applicable thereto as provided in clause (a) above, the Borrower shall be deemed to have elected to convert such Borrowing of LIBOR Loans into a Borrowing of ABR Loans, effective as of the expiration date of such current Interest Period.
2.7    Pro Rata Borrowings. Each Borrowing of Loans under this Agreement shall be made by the Lenders pro rata on the basis of their then applicable Commitment Percentages. It is understood that (a) no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender severally but not jointly shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its Commitment and (b) failure by a Lender to perform any obligation under any Credit Document shall not release any Person from performance of its obligation under any Credit Document. It is understood that (a) no Swingline Lender shall be responsible for any default by any other Swingline Lender in its obligation to make Swingline Loans hereunder and that each Swingline Lender severally but not jointly shall be obligated to make the Swingline Loans provided to be made by it hereunder, regardless of the failure of any other Swingline Lender to fulfill its Commitment and (b) failure by a Swingline Lender to perform any obligation under any Credit Document shall not release any Person from performance of its obligation under any Credit Document.
2.8    Interest.
(a)    The unpaid principal amount of each ABR Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Margin plus the ABR, in each case, in effect from time to time.
(b)    The unpaid principal amount of each LIBOR Loan shall bear interest from the date of the Borrowing thereof until maturity thereof (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Margin plus the relevant LIBOR Rate, in each case, in effect from time to time.
(c)    The unpaid principal amount of each Swingline Loan shall bear interest from the date of the Borrowing thereof until maturity thereof (whether by acceleration or otherwise) at a per annum rate equal to the rate for overnight (next Business Day) Dollar deposits in the interbank eurodollar market as determined by the applicable Swingline Lender plus the Applicable Margin with respect to LIBOR Loans.
(d)    If all or a portion of (i) the principal amount of any Loan or (ii) any interest payable thereon shall not be paid when due (whether at stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum that is (the “Default Rate”) (A) in the case of overdue principal, the rate that would otherwise be applicable thereto plus 2% or (B) in the case of any overdue interest, to the extent permitted by applicable Requirements of Law, the rate described in Section 2.8(a) plus 2% from the date of such non-payment to the date on which such amount is paid in full (after as well as before judgment).
(e)    Interest on each Loan shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable in Dollars; but any Loan that is repaid on the same date on which it is made shall bear interest for one day. Except as provided below, interest shall be payable (i) in respect of each Swingline Loan, on the maturity date thereof, (ii) in respect of each ABR Loan, quarterly in arrears on the last Business Day of each March, June, September and December, (iii) in respect of each LIBOR Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three-month intervals after the first day of such Interest Period, and (iv) in respect of each Loan, (A) on any prepayment (on the amount prepaid), (B) at maturity (whether by acceleration or otherwise) and (C) after such maturity, on demand.
(f)    All computations of interest hereunder shall be made in accordance with Section 5.5.
(g)    The Administrative Agent, upon determining the interest rate for any Borrowing of LIBOR Loans, shall promptly notify the Borrower and the relevant Lenders thereof. Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.
2.9    Interest Periods. At the time the Borrower gives a Notice of Borrowing or Notice of Conversion or Continuation in respect of the making of, or conversion into or continuation as, a Borrowing of LIBOR Loans in accordance with Section 2.6(a), the Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of the Borrower be a period of (i) one week or any other period between one week and one month if an

Interpolated Rate may be determined with respect to such other period, (ii) one month or two, three or six months or (iii) if available to all the Lenders making such LIBOR Loans, a 12-month or any other period requested by the Borrower.
Notwithstanding anything to the contrary contained above:
(a)    the initial Interest Period for any Borrowing of LIBOR Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of ABR Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;
(b)    if any Interest Period relating to a Borrowing of LIBOR Loans begins on the last Business Day of a calendar month or begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;
(c)    if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; but if any Interest Period in respect of a LIBOR Loan would otherwise expire on a day that is not a Business Day, but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day; and
(d)    the Borrower shall not be entitled to elect any Interest Period in respect of any LIBOR Loan if such Interest Period would extend beyond the Maturity Date.
2.10    Increased Costs, Illegality, Etc.
(a)    In the event that (x) in the case of clause (i) below (but subject to Section 2.10(d)), the Majority Lenders or (y) in the case of clauses (ii) and (iii) below, any Lender, shall have reasonably determined (which determination shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto):
(i)    on any date for determining the LIBOR Rate for any Interest Period that (A) deposits in the principal amounts of the Loans comprising such LIBOR Borrowing are not generally available in the relevant market, (B) by reason of any changes arising on or after the Closing Date affecting the interbank LIBOR market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of LIBOR Rate, or (C) the LIBOR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period; or
(ii)    that, due to a Change in Law occurring at any time or after the Closing Date, which Change in Law shall (A) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender, (B) subject any Lender to any Tax with respect to any Credit Document or any LIBOR Loan made by it (other than (i) Taxes indemnifiable under Section 5.4, (ii) Taxes described in clauses (ii) and (iii) of the definition of “Excluded Taxes” or (iii) Connection Income Taxes), or (C) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Loans made by such Lender, which results in the cost to such Lender of making, converting into, continuing or maintaining LIBOR Loans or participating in Letters of Credit (in each case hereunder) increasing by an amount which such Lender reasonably deems material or the amounts received or receivable by such Lender hereunder with respect to the foregoing shall be reduced; or
(iii)    at any time, that the making or continuance of any LIBOR Loan has become unlawful as a result of compliance by such Lender in good faith with any Requirement of Law (or would conflict with any such Requirement of Law not having the force of law even though the failure to comply therewith would not be unlawful);
then, and in any such event, such Lenders (or the Administrative Agent, in the case of clause (i) above) shall within a reasonable time thereafter give notice (if by telephone, confirmed in writing) to the Borrower and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, LIBOR Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist (which notice the Administrative Agent agrees to give at such time when such circumstances no longer exist), and any Notice of Borrowing or Notice of Conversion or Continuation given by the Borrower with respect to LIBOR Loans that have not yet been incurred shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower shall pay to such Lender, promptly (but no later than 15 Business Days) after receipt of written demand therefor such additional amounts as shall be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder (it being agreed that a notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lender shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within the time period required by applicable Requirements of Law.
(b)    At any time that any LIBOR Loan is affected by the circumstances described in Section 2.10(a)(ii) or (iii), the Borrower may (and in the case of a LIBOR Loan affected pursuant to Section 2.10(a)(iii) shall) either (i) if the affected LIBOR Loan has been requested but not yet made, cancel such Borrowing request by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the Borrower was notified by a Lender pursuant to Section 2.10(a)(ii) or (iii) or (ii) if the affected LIBOR Loan is then outstanding, upon at least three Business Days’ notice to the Administrative Agent, require the affected Lender to convert each such LIBOR Loan into an ABR Loan; but if more than one Lender is affected at any time, then all affected Lenders must be treated in the same manner pursuant to this Section 2.10(b).
(c)    If, after the Closing Date, any Change in Law relating to capital adequacy or liquidity requirements of any Lender or compliance by any Lender or its parent with any Change in Law relating to capital adequacy or liquidity requirements occurring after the Closing Date, has or would have the effect of reducing the rate of return on such Lender’s or its parent’s capital or assets as a consequence of such Lender’s Commitment or obligations hereunder to a level below that which such Lender or its parent could have achieved but for such Change in Law (taking into consideration such Lender’s or its parent’s policies with respect to capital adequacy or liquidity requirements), then from time to time, promptly (but in any event no later than 15 Business Days) after written demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or its parent for such reduction, it being understood and agreed, however, that a Lender shall not be entitled to such compensation as a result of such Lender’s compliance with, or pursuant to any request or directive to comply with, any applicable Requirement of Law as in effect on the Closing Date (except as otherwise set forth in the definition of Change in Law). Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt notice thereof to the Borrower, which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although the failure to give any such notice shall not, subject to Section 2.13, release or diminish the Borrower’s obligations to pay additional amounts pursuant to this Section 2.10(c) upon receipt of such notice.
(d)    If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in Section 2.10(a)(i)(A) or Section 2.10(a)(i)(B) have arisen and such circumstances are unlikely to be temporary, (ii) the LIBOR Rate is no longer a widely recognized benchmark rate for newly originated loans in the U.S. syndicated loan market in the applicable currency or (iii) the applicable supervisor or the administrator of the LIBOR Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBOR Rate shall no longer be used for determining interest rates for loans, then, in each case, the Administrative Agent may, to the extent practicable (in consultation with the Borrower and as determined by the Administrative Agent to be consistent with market practice generally), establish a replacement interest rate (the “Replacement Rate”), in which case, the Replacement Rate shall, subject to the next two sentences, replace such applicable interest rate for all purposes under the Credit Documents unless and until (A) an event described in Section 2.10(a)(i)(A), (a)(i)(B), (a)(i)(C), (d)(i) or (d)(ii) occurs with respect to the Replacement Rate or (B) the Administrative Agent (or the Required Lenders through the Administrative Agent) notifies the Borrower that the Replacement Rate does not adequately and fairly reflect the cost to the Lenders of funding the Loans bearing interest at the Replacement Rate; but if such Replacement Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. In connection with the establishment and application of the Replacement Rate, the Credit Documents shall be amended solely with the consent of the Administrative Agent, as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.10(d). Notwithstanding anything to the contrary in the Credit Documents (including Section 13.1), such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date notice of such amendment (together with a copy of such amendment) to the Lenders, notices from such Lenders that in the aggregate constitute Required Lenders, with each such notice stating that such Lender objects to such amendment. To the extent the Replacement Rate is approved by the Administrative Agent in connection with this clause (d), the Replacement Rate shall be applied in a manner consistent with market practice; but, in each case, to the extent such market practice is not administratively feasible for the Administrative Agent, such Replacement Rate shall be applied as otherwise reasonably determined by the Administrative Agent and the Borrower (it being understood that any such modification by the

Administrative Agent and the Borrower shall not require the consent of, or consultation with, any of the Lenders), provided, further that, until the Replacement Rate shall be determined in accordance with this clause (d) (but, in the case of the circumstances described in clause (iii) of this Section 2.10(d), only to the extent the LIBOR Rate for such Interest Period is not available or published at such time on a current basis), (x) any Notice of Conversion or Continuation that requests the conversion of Borrowing to, or continuation of any Borrowing as, a LIBOR Loan shall be ineffective and (y) if any Notice of Borrowing requests a LIBOR Loan, such Borrowing shall be made as an ABR Loan.
2.11    Compensation. If (a) any payment of principal of any LIBOR Loan is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such LIBOR Loan as a result of a payment or conversion pursuant to Section 2.5, 2.6, 2.10, 5.1, 5.2 or 13.7, as a result of acceleration of the maturity of the Loans pursuant to Article XI or for any other reason, (b) any Borrowing of LIBOR Loans is not made on the date specified in a Notice of Borrowing, (c) any ABR Loan is not converted into a LIBOR Loan on the date specified in a Notice of Conversion or Continuation, (d) any LIBOR Loan is not continued as a LIBOR Loan on the date specified in a Notice of Conversion or Continuation or (e) any prepayment of principal of any LIBOR Loan is not made as a result of a withdrawn notice of prepayment pursuant to Section 5.1 or 5.2, the Borrower shall after the Borrower’s receipt of a written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amount and shall be conclusive and binding in the absence of manifest error), pay to the Administrative Agent (within 15 Business Days) for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may reasonably incur as a result of such payment, failure to convert, failure to continue or failure to prepay, including any loss, cost or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such LIBOR Loan.
2.12    Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii), 2.10(a)(iii), 2.10(c), 3.5 or 5.4 with respect to such Lender, it will, if requested by the Borrower use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event, if such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section shall affect or postpone any Obligation or the right of any Lender provided in Section 2.10, 3.5 or 5.4.
2.13    Notice of Certain Costs. Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Section 2.10, 2.11, 3.5 or 5.4 is given by any Lender, any Letter of Credit Issuer or any L/C Participant, as the case may be, more than 180 days after such Person has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, tax or other additional amounts described in such Sections, such Person shall not be entitled to compensation under Section 2.10, 2.11, 3.5 or 5.4, as the case may be, for any such amounts incurred or accruing before the 181st day before the giving of such notice to the Borrower; but if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

2.14    Borrowing Base Determination.
(a)    Borrowing Base. The Facility shall be subject to a Borrowing Base.
(b)    Scheduled and Interim Redeterminations. The Borrowing Base shall be redetermined semi-annually in accordance with this Section (a “Scheduled Redetermination”). In addition, the Borrower may, by notifying the Administrative Agent thereof and the Administrative Agent, acting at the direction of the Majority Lenders may, by notifying the Borrower thereof, elect to cause the Borrowing Base to be redetermined between Scheduled Redeterminations (an “Interim Redetermination”), in each case, not more than once between Scheduled Redeterminations, in accordance with this Section.
(c)    Scheduled and Interim Redetermination Procedure.
(i)    Subject to Section 2.14(c)(iv), each Scheduled Redetermination and each Interim Redetermination shall be effectuated as follows: Upon receipt by the Administrative Agent of (A) the Reserve Report and the Hedge Schedule, and (B) such other reports, data and supplemental information as may, from time to time, be reasonably requested by, or provided by the Borrower to, the Administrative Agent on behalf of the Required Lenders (the Reserve Report, Hedge Schedule and such other reports, data and supplemental information, including the information provided pursuant to Section 9.12 being the “Engineering Reports”), the Administrative Agent shall evaluate the information contained in the Engineering Reports and shall in good faith propose a new Borrowing Base (the “Proposed Borrowing Base”) based upon such information and such other information (including the status of title information with respect to the Borrowing Base Properties as described in the Engineering Reports, relevant Hedge Agreements and the existence of any other Indebtedness) as the Administrative Agent deems appropriate in good faith in accordance with its usual and customary oil and gas lending criteria as they exist at the particular time.
(ii)    The Administrative Agent shall notify the Borrower and the Lenders of the Proposed Borrowing Base (the “Proposed Determination Notice”) within 15 days after the Administrative Agent has received the required Engineering Reports.
(iii)    (A) Any Proposed Borrowing Base that would increase the Borrowing Base then in effect must be approved or deemed to have been approved by the Borrowing Base Required Lenders and (B) any Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect must be approved or be deemed to have been approved by the Required Lenders, in each case, as determined in each such Lender’s sole discretion and in good faith, consistent with each such Lender’s usual and customary oil and gas lending criteria as they exist at the particular time as provided in this Section 2.14(c)(iii). Upon receipt of the Proposed Determination Notice, each Lender shall have 15 days to (x) agree with the Proposed Borrowing Base or (y) disagree with the Proposed Borrowing Base by proposing an alternate Borrowing Base. If at the end of such 15-day period, any Lender has not communicated its approval or disapproval in writing to the Administrative Agent, such silence shall be deemed to be an approval of the Proposed Borrowing Base. If, at the end of such 15-day period, the Borrowing Base Required Lenders (in the case of a Proposed Borrowing Base that would increase the Borrowing Base then in effect) or the Required Lenders (in the case of a Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect) have approved or been deemed to have approved, as aforesaid, then the Proposed Borrowing Base shall become the new Borrowing Base, effective on the date specified in Section 2.14(d). If, however, at the end of such 15-day period, the Borrowing Base Required Lenders or the Required Lenders, as applicable, have not approved or deemed to have approved, as aforesaid, a new Borrowing Base, then the Administrative Agent shall promptly thereafter poll the Lenders to ascertain the highest Borrowing Base then acceptable to the Borrowing Base Required Lenders (in the case of any increase to the Borrowing Base) or a number of Lenders sufficient to constitute the Required Lenders (in any other case) and such amount shall become the new Borrowing Base, effective on the date specified in Section 2.14(d). It is expressly understood that the Administrative Agent and Lenders have no obligation to designate the Borrowing Base at any particular amount, except in the good faith exercise of their discretion, whether in relation to the Total Commitment, the Maximum Aggregate Amount or otherwise.
(iv)    At the election of the Borrower and the Administrative Agent (each in its sole discretion) and in lieu of the process described above with respect to any Scheduled Redetermination or Interim Redetermination, the Borrower and the Required Lenders may approve a Borrowing Base at any amount not exceeding the then-current Borrowing Base, with such new Borrowing Base to be effective as of such date as the Borrower and the Required Lenders may agree, by giving notice thereof (an “Agreed Borrowing Base Notice”) to the Administrative Agent.
(d)    Effectiveness of a Redetermined Borrowing Base. After a redetermined Borrowing Base is approved or is deemed to have been approved by the Borrowing Base Required Lenders or the Required Lenders, as applicable, pursuant to Section 2.14(c)(iii) or, if applicable, Section 2.14(c)(iv), the Administrative Agent shall promptly thereafter notify the Borrower and the Lenders of the amount of the redetermined Borrowing Base (the “New Determination Notice”), and such amount, subject to Section 2.14(e), shall become the new Borrowing Base, effective and applicable to the Borrower, the Administrative Agent, the Letter of Credit Issuers and the Lenders:
(i)    in the case of a Scheduled Redetermination by the process described in Section 2.14(c)(iii), (A) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Sections 9.12(a) and (b) in a timely and complete manner, then on June 15th and October 30th immediately following the date of each New Determination Notice (or such earlier date (but not earlier than the date of such New Determination Notice) as may be specified in such New Determination Notice (x) with the consent of the Borrower, if the Borrowing Base decreases, or (y) without the Borrower’s consent, in all other cases), or (B) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Sections 9.12(a) and (b) in a timely and complete manner, then on the Business Day next succeeding delivery of such New Determination Notice;
(ii)    in the case of an Interim Redetermination by the process described in Section 2.14(c)(iii), on the Business Day next succeeding delivery of such New Determination Notice; and
(iii)    in the case of the process described in Section 2.14(c)(iv), the effective date set forth in the Agreed Borrowing Base Notice (each a “Determination Date”).

Subject to Section 2.14(e), such amount shall then become the Borrowing Base until the next Scheduled Redetermination Date or the next Interim Redetermination Date. Notwithstanding the foregoing, no Scheduled Redetermination or Interim Redetermination shall become effective until the New Determination Notice related thereto is received by the Borrower.
(e)    Borrower’s Right to Elect Reduced Borrowing Base. If the Borrower provides notice to the Administrative Agent and the Lenders that specifies for the period from the effective date of the New Determination Notice (if the Borrower gives such notice within three days after a Determination Date) or from the date of such notice (in all other cases) until the next succeeding Scheduled Redetermination Date, the Borrowing Base will be a lesser amount than the amount set forth in such New Determination Notice, whereupon such specified lesser amount will become the new Borrowing Base. The Borrower’s notice under this Section 2.14(e) shall be irrevocable, but without prejudice to its rights to initiate Interim Redeterminations.
(f)    Administrative Agent Data. The Administrative Agent hereby agrees to provide an updated Bank Price Deck to the Borrower (i) promptly, and in any event within three Business Days, after the Administrative Agent’s request for an Interim Redetermination, (ii) promptly, and in any event within three Business Days, upon any request of the Borrower, and (iii) reasonably promptly after the Administrative Agent becoming aware of any change to the Bank Price Deck from the version most recently delivered to the Borrower. In addition, the Administrative Agent and the Lenders agree, upon request, to meet with the Borrower to discuss their evaluation of the reservoir engineering of the Oil and Gas Properties included in any Reserve Report and their respective methodologies for valuing such properties and the other factors considered in calculating the Borrowing Base.
(g)    Collateral Releases. Upon written request by the Borrower to the Administrative Agent, the Administrative Agent shall execute releases (or, if appropriate, an instruction to the Collateral Trustee (as defined in an Acceptable Collateral Trust Agreement) to execute) in the form provided to it by the Borrower and acceptable to the Administrative Agent at the cost and expense of the Borrower thereby releasing
(i)    one or more Borrowing Base Properties from the Lien of the Mortgages in accordance with the terms set forth herein and therein, if in each case: (1) a Credit Party Disposes of such Borrowing Base Property; (2) immediately after giving effect thereto, the Collateral Coverage Ratio is not less than 75% (but if the Collateral Coverage Ratio is less than the Minimum Collateral Coverage Percentage, then the Credit Parties shall, within 60 days (which date may be extended in the sole discretion of the Administrative Agent) after the date of such release, execute and deliver Mortgages to the Administrative Agent sufficient to cause previously unencumbered Borrowing Base Properties to become subject to first priority mortgage liens (subject to permitted liens as agreed) securing the Facility such that at least the Minimum Collateral Coverage Percentage of the Borrowing Base Properties secure the Facility); (3) no Default or Event of Default exists or would exist immediately after giving effect to such release; (4) the delivery of such release is conditioned upon the concurrent release of any then-existing Enumerated Lien on such properties; and (5) if as a result of such release, the Borrowing Base is reduced in accordance with Section 2.14(h), no Borrowing Base Deficiency would result after giving effect to any payment of the Loans and the Swingline Loans and the Cash Collateralization of the Letters of Credit as provided in Section 5.2(b)(ii); and

(ii)    any Collateral not included in the Borrowing Base Properties, if in each case (1) no Default or Event of Default exists or would exist immediately after giving effect to such release and (2) the delivery of such release is conditioned upon the concurrent release of then-existing Enumerated Lien on such property; provided, further, that if (x) the Utica PSA has not then been terminated, the Liens on Oil and Gas Properties and related assets subject to the Utica Sale will be released only in connection with consummation of the Utica Sale and (y) at any time after the consummation of the Utica Sale, (A) the Credit Parties retain any Oil and Gas Properties formerly subject to the Utica PSA, (B) such Oil and Gas Properties or related assets are Collateral and (C) such Oil and Gas Properties are not Borrowing Base Properties, such Oil and Gas Properties and related assets shall not be subject to the proviso of this clause (ii).
(h)    Reduction of Borrowing Base Upon Asset Dispositions or Termination of Hedge Positions. If after giving effect to any Disposition of Borrowing Base Properties (including any Disposition of Stock in any Restricted Subsidiary that owns Borrowing Base Properties) or the unwinding, termination or creation of any off-setting positions in respect of any Scheduled Hedge Agreement, the Gross Collateral Amount is less than 90% of the Nominal Collateral Amount, the Borrowing Base shall, concurrently with such release, be the product of (i) the then-current Borrowing Base times (ii) the quotient of (A) such Gross Collateral Amount divided by (B) the Nominal Collateral Amount.
2.15    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)    Commitment Fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 4.1(a);
(b)    The Commitment and the Exposure of such Defaulting Lender shall not be included in determining whether all Lenders, the Majority Lenders, the Required Lenders or Borrowing Base Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 13.1); but (i) any waiver, amendment or modification requiring the consent of all Lenders pursuant to Section 13.1 (other than Section 13.1(b)(x)) or requiring the consent of each affected Lender pursuant to Section 13.1(b)(i) or (ix) or, shall require the consent of such Defaulting Lender (which for the avoidance of doubt would include any change to the Maturity Date applicable to such Defaulting Lender, decreasing or forgiving any principal or interest due to such Defaulting Lender, any decrease of any interest rate applicable to Loans made by such Defaulting Lender (other than the waiving of post-default interest rates) and any increase in such Defaulting Lender’s Commitment) and (ii) any redetermination, whether an increase, decrease or affirmation, of the Borrowing Base shall occur without the participation of a Defaulting Lender;
(c)    If any Swingline Exposure or Letter of Credit Exposure exists at the time a Lender becomes a Defaulting Lender, then (i) all or any part of such Swingline Exposure and Letter of Credit Exposure of such Defaulting Lender will, subject to the limitation in the first proviso below, automatically be reallocated (effective on the day such Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders pro rata in accordance with their respective Commitment Percentages; but (A) each Non-Defaulting Lender’s Exposure may not in any event exceed the Commitment Percentage of the Loan Limit of such Non-Defaulting Lender as in effect at the time of such reallocation and (B) subject to Section 13.23, neither such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto will constitute a waiver or release of any claim the Borrower, the Administrative Agent, the Letter of Credit Issuers or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender, (ii) to the extent that all or any portion of the Defaulting Lender’s Swingline Exposure or Letter of Credit Exposure cannot, or can only partially, be so reallocated to Non-Defaulting Lenders, whether by reason of the first proviso in Section 2.15(c)(i) or otherwise, the Borrower shall within two Business Days following notice by the Administrative Agent or the applicable Letter of Credit Issuer (x) first, prepay such Swingline Exposure and (y) second, Cash Collateralize for the benefit of the applicable Letter of Credit Issuer only the Borrower’s obligations corresponding to such Defaulting Lender’s Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (i) above), in accordance with the procedures set forth in Section 3.8 for so long as such Letter of Credit Exposure is outstanding, (iii) if the Borrower Cash Collateralizes any portion of such Defaulting Lender’s Letter of Credit Exposure pursuant to this Section 2.15(c), the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 4.1(b) with respect to such Defaulting Lender’s Letter of Credit Exposure during the period such Defaulting Lender’s Letter of Credit Exposure is Cash Collateralized, (iv) if the Letter of Credit Exposure of the Non-Defaulting Lenders is reallocated pursuant to this Section 2.15(c), then the Letter of Credit Fees payable for the account of the Lenders pursuant to Section 4.1(b) shall be adjusted in accordance with such Non-Defaulting Lenders’ Commitment Percentages and the Borrower shall not be required to pay any Letter of Credit Fees to the Defaulting Lender pursuant to Section 4.1(b) with respect to such Defaulting Lender’s Letter of Credit Exposure during the period that such Defaulting Lender’s Letter of Credit Exposure is reallocated, or (v) if any Defaulting Lender’s Letter of Credit Exposure is neither Cash Collateralized nor reallocated pursuant to this Section 2.15(c), then, without prejudice to any rights or remedies of the Letter of Credit Issuer or any Lender hereunder, all Letter of Credit Fees payable under Section 4.1(b) with respect to such Defaulting Lender’s Letter of Credit Exposure shall be payable to the Letter of Credit Issuer until such Letter of Credit Exposure is Cash Collateralized and/or reallocated;
(d)    So long as any Lender is a Defaulting Lender, no Swingline Lender shall be required to fund any Swingline Loan and no Letter of Credit Issuer will be required to issue any new Letter of Credit or amend any outstanding Letter of Credit to increase the Stated Amount thereof, alter the drawing terms thereunder or extend the expiry date thereof, unless (i) in the case of any Letter of Credit Issuer, such Letter of Credit Issuer is reasonably satisfied that any exposure that would result from the exposure to such Defaulting Lender is eliminated or fully covered by the Commitments of the Non-Defaulting Lenders or by Cash Collateralization or a combination thereof in accordance with clause (c) above or otherwise in a manner reasonably satisfactory to the Letter of Credit Issuer, and (ii) in the case of any Swingline Lender or any Letter of Credit Issuer, it is reasonably satisfied that participating interests in any such new Swingline Loan made by such Swingline Lender or newly issued or increased Letter of Credit, as applicable, shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 2.15(c) (and Defaulting Lenders shall not participate therein); and
(e)    If the Borrower, the Administrative Agent, the Swingline Lenders and each Letter of Credit Issuer agree in writing in their discretion that a Lender that is a Defaulting Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon, as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the Commitments (without giving effect to Section 2.15(c)), whereupon such Lender will cease to be a Defaulting Lender; but no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided, further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.
(f)    Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article XI or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 13.8), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to each Letter of Credit Issuer and the Swingline Lenders hereunder; third, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fourth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; fifth, to the payment of any amounts owing to the Lenders, the Letter of Credit Issuers or the Swingline Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, such Letter of Credit Issuer or the Swingline Lenders against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; sixth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and seventh, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; but if such payment is a payment of the principal amount of any Loans or Unpaid Drawings, such payment shall be applied solely to pay the relevant Loans of, and Unpaid Drawings owed to, the relevant non-Defaulting Lenders on a pro rata basis before being applied in the manner set forth in this Section 2.15(f). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to Section 3.8 shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.
2.16    Increase of Commitments.
(a)    Subject to the conditions set forth in Section 2.16(b), the Borrower may, from time to time (including in connection with any redetermination of the Borrowing Base),

increase the existing Total Commitment then in effect (any such increase a “Incremental Increase”) by increasing the Commitment of a Lender (an “Increasing Lender”) or by causing a Person that at such time is not a Lender to become a Lender (an “Additional Lender”);
(b)    Any Incremental Increase shall be subject to the following additional conditions:
(i)no Incremental Increase shall be less than $10,000,000 (and increments of $1,000,000 above that minimum) unless either (x) the amount of such Incremental Increase does not exceed the aggregate reduction of Commitments resulting from the operation of the proviso in the definition of “Commitment” with respect to Lenders not consenting to an increase in the Borrowing Base, with such Incremental Increase to be effective concurrently with such increase in the Borrowing Base, or (y) the Administrative Agent otherwise consents, and no Incremental Increase shall be permitted if after the funding thereof the Total Commitment would exceed the Maximum Aggregate Amount;
(ii)    (A) no Default or Event of Default shall have occurred and be continuing, (B) the representations and warranties of the Credit Parties in the Credit Documents shall be true and correct in all material respects (unless such representations and warranties are already qualified by materiality or Material Adverse Effect, in which case they are true and correct in all respects) with the same effect as though such representations and warranties had been made on and as of the date of such Incremental Increase (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (unless such representations and warranties are already qualified by materiality or Material Adverse Effect, in which case they shall be true and correct in all respects) as of such earlier date) and (C) the Borrower shall be in compliance, on a Pro Forma Basis, with the Financial Performance Covenants;
(iii)    no Lender’s Commitment may be increased without the consent of such Lender;
(iv)    the Borrower may but shall not be required to seek commitments in respect of the Incremental Increase, in its sole discretion, from one or more existing Lenders, potential Additional Lenders or any combination and the Administrative Agent, the Swingline Lenders and the Letter of Credit Issuers must consent to the addition of any Additional Lender to the extent the consent of such Person would be required if an assignment were being made to such proposed Additional Lender under Section 13.6(b);
(v)    after giving effect to the requested Incremental Increase, there have not been more than ten Incremental Increases;
(vi)    the maturity date of any Incremental Increase shall be the same as the Maturity Date; and
(vii)    any Incremental Increase shall be on the exact same terms and pursuant to the exact same documentation (but the Applicable Margin with respect to such Incremental Increase may be higher than the existing Applicable Margin, in which case the Applicable Margin for the Facility shall be increased to be consistent with that for such Incremental

Increase) applicable to this Agreement (other than with respect to any arrangement, structuring, upfront or other fees or discounts payable in connection with such Incremental Increase).
(c)    Each Increasing Lender and Additional Lender (if any) shall execute and deliver to the Borrower and the Administrative Agent, the Swingline Lenders and the Letter of Credit Issuers customary documentation (any such documentation, an “Incremental Agreement”) implementing any Incremental Increase. Upon receipt by the Administrative Agent of one or more executed Incremental Agreements increasing the Commitments of Lenders and/or adding Commitments from Additional Lenders as provided in this Section, (i) the Total Commitment shall be increased automatically on the effective date set forth in such Incremental Agreements by the aggregate amount indicated in such Incremental Agreements without further action by the Borrower, the Administrative Agent, any Swingline Lender, any Letter of Credit Issuer or any Lender, (ii) Schedule 1.1 and the Register shall each be amended to reflect the Incremental Increase, and the Commitment Percentages of the Lenders shall be adjusted accordingly to reflect the Incremental Increase, (iii) the Administrative Agent shall distribute to the Borrower, the Swingline Lenders, the Letter of Credit Issuers and each Lender the revised Schedule 1.1, (iv) any such Additional Lender shall be deemed to be a party in all respects to the Credit Documents to which the Lenders are a party, and (v) upon the effective date set forth in such Incremental Agreement, the Lenders party to the Incremental Agreement shall purchase a pro rata portion of the outstanding Loans (including participations in L/C Obligations or Swingline Loans) of each of the current Lenders such that each Lender (including any Additional Lender, if applicable) shall hold its respective Commitment Percentage of the outstanding Loans (and participation interests in participations in L/C Obligations or Swingline Loans) as reflected in the revised Schedule 1.1 required by this Section.
ARTICLE III
LETTERS OF CREDIT
3.1    Letters of Credit.
(a)    Subject to and upon the terms and conditions herein set forth, at any time and from time to time on and after the Closing Date and before the L/C Maturity Date, the Letter of Credit Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Article, to issue upon the request of the Borrower and for the direct or indirect benefit of the Borrower and its Restricted Subsidiaries, a letter of credit or letters of credit (the “Letters of Credit” and each, a “Letter of Credit”) in such form and with such Issuer Documents as may be approved by the Letter of Credit Issuer in its reasonable discretion; but the Borrower shall be a co-applicant of, and jointly and severally liable with respect to, each Letter of Credit issued for the account of a Restricted Subsidiary; provided, further, that each letter of credit outstanding on the Closing Date under the Original Credit Agreement and listed on Schedule 3.1(b) shall be deemed to be a Letter of Credit hereunder (but shall not be considered newly issued on the Closing Date for purposes of Section 4.1(d)).
(b)    Notwithstanding the foregoing, (i) no Letter of Credit shall be issued the Stated Amount of which, (A) when added to the Letters of Credit Outstanding at such time, would exceed the Letter of Credit Commitment then in effect and/or (B) when added to the Letters of Credit issued by and outstanding at such time for any Letter of Credit Issuer, would exceed the

Letter of Credit Issuance Limit for such Letter of Credit Issuer, (ii) no Letter of Credit shall be issued the Stated Amount of which would cause the Total Exposure at such time to exceed the Loan Limit then in effect, (iii) each Letter of Credit shall have an expiration date occurring no later than one year after the date of issuance or such longer period of time as may be agreed by the applicable Letter of Credit Issuer, unless otherwise agreed upon by the Administrative Agent and the Letter of Credit Issuer or as provided under Section 3.2(b); but any Letter of Credit may provide for automatic renewal thereof for additional periods of up to 12 months or such longer period of time as may be agreed by the applicable Letter of Credit Issuer, subject to the provisions of Section 3.2(b); provided, further, that in no event shall such expiration date occur later than the L/C Maturity Date unless arrangements which are reasonably satisfactory to the Letter of Credit Issuer to Cash Collateralize (or backstop) such Letter of Credit have been made (but no Lender shall be obligated to fund participations in respect of any Letter of Credit after the Maturity Date), (iv) each Letter of Credit shall be denominated in Dollars, (v) no Letter of Credit shall be issued if it would be illegal under any applicable Requirement of Law for the beneficiary of the Letter of Credit to have a Letter of Credit issued in its favor, (vi) no Letter of Credit shall be issued by a Letter of Credit Issuer (but another Letter of Credit Issuer, not subject to the constraints of this Section 3.1(b)(vi), may issue such Letter of Credit) if (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Letter of Credit Issuer from issuing the Letter of Credit, or any Law applicable to such Letter of Credit Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Letter of Credit Issuer shall prohibit, or request that such Letter of Credit Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such Letter of Credit Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such Letter of Credit Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Letter of Credit Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Letter of Credit Issuer in good faith deems material to it or (B) the issuance of the Letter of Credit would violate one or more policies of such Letter of Credit Issuer generally, and (vii) no Letter of Credit shall be issued by a Letter of Credit Issuer after it has received a notice from any Credit Party or the Administrative Agent or the Majority Lenders stating that a Default or Event of Default has occurred and is continuing until such time as the Letter of Credit Issuer shall have received a notice (A) of rescission of such notice from the party or parties originally delivering such notice, (B) of the waiver of such Default or Event of Default in accordance with the provisions of Section 13.1 or (C) that such Default or Event of Default is no longer continuing.
(c)    Upon at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent and the Letter of Credit Issuer (which notice the Administrative Agent shall promptly transmit to each of the applicable Lenders), the Borrower shall have the right, on any day, permanently to terminate or reduce the Letter of Credit Commitment in whole or in part; but, after giving effect to such termination or reduction, the Letters of Credit Outstanding shall not exceed the Letter of Credit Commitment.
3.2    Letter of Credit Requests.
(a)    Whenever the Borrower desires that a Letter of Credit be issued, the Borrower shall give the Administrative Agent and the Letter of Credit Issuer a Letter of Credit

Request by no later than 1:00 p.m. at least two (or such lesser number as may be agreed upon by the Administrative Agent and the Letter of Credit Issuer) Business Days before the proposed date of issuance. Each notice shall be executed by the Borrower and shall be in the form of Exhibit B or such other form (including by electronic or fax transmission) as reasonably agreed between the Borrower, the Administrative Agent and the Letter of Credit Issuer (each a “Letter of Credit Request”). No Letter of Credit Issuer shall issue any Letters of Credit unless such Letter of Credit Issuer shall have received notice from the Administrative Agent that the conditions to such issuance have been met, which notice shall be deemed given (i) if the Letter of Credit Issuer has not received notice from the Administrative Agent that the conditions to such issuance have been met within two Business Days after the date of the applicable Letter of Credit Request or (ii) if the aggregate amount of Letters of Credit Outstanding issued by such Letter of Credit Issuer then outstanding does not exceed the amount theretofore agreed to by the Borrower, the Administrative Agent and such Letter of Credit Issuer, and the Administrative Agent has not otherwise notified such Letter of Credit Issuer that it may no longer rely on this clause (ii).
(b)    If the Borrower so requests in any applicable Letter of Credit Request, the applicable Letter of Credit Issuer shall issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); but any such Auto-Extension Letter of Credit must permit such Letter of Credit Issuer to prevent any such extension at least once in each 12-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such 12-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Letter of Credit Issuer, the Borrower shall not be required to make a specific request to such Letter of Credit Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable Letter of Credit Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the L/C Maturity Date; but such Letter of Credit Issuer shall not permit any such extension if (i) such Letter of Credit Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (b) of Section 3.1 or otherwise), or (ii) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (A) from the Administrative Agent that the Majority Lenders have elected not to permit such extension or (B) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Article VII are not then satisfied, and in each such case directing such Letter of Credit Issuer not to permit such extension.
(c)    Each Letter of Credit Issuer (other than the Administrative Agent or any of its Affiliates) shall, at least once each week, provide the Administrative Agent with a list of all Letters of Credit issued by it that are outstanding at such time; but, upon written request from the Administrative Agent, such Letter of Credit Issuer shall thereafter notify the Administrative Agent in writing on each Business Day of all Letters of Credit issued on the prior Business Day by such Letter of Credit Issuer.
(d)    The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrower that the Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 3.1(b).

3.3    Letter of Credit Participations.
(a)    Immediately upon the issuance by any Letter of Credit Issuer of any Letter of Credit, such Letter of Credit Issuer shall be deemed to have sold and transferred to each Lender (each such Lender, in its capacity under this Section, an “L/C Participant”), and each such L/C Participant shall be deemed irrevocably and unconditionally to have purchased and received from such Letter of Credit Issuer, without recourse or warranty, an undivided interest and participation (each an “L/C Participation”), to the extent of such L/C Participant’s Commitment Percentage, in each Letter of Credit, each substitute therefor, each Drawing thereunder and the obligations of the Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto.
(b)    In determining whether to pay under any Letter of Credit, the relevant Letter of Credit Issuer shall have no obligation relative to the L/C Participants other than to confirm that (i) any documents required to be delivered under such Letter of Credit have been delivered, (ii) the Letter of Credit Issuer has examined the documents with reasonable care and (iii) the documents appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by the relevant Letter of Credit Issuer under or in connection with any Letter of Credit issued by it, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for the Letter of Credit Issuer any resulting liability to the L/C Participants.
(c)    In the event that any Letter of Credit Issuer makes any payment under any Letter of Credit issued by it and the Borrower shall not have repaid such amount in full to the respective Letter of Credit Issuer pursuant to Section 3.4(a), or if any reimbursement payment is required to be refunded to the Borrower, such Letter of Credit Issuer shall promptly notify the Administrative Agent and each L/C Participant of such failure, and each such L/C Participant shall promptly and unconditionally pay to the Administrative Agent for the account of such Letter of Credit Issuer, the amount of such L/C Participant’s Commitment Percentage of such unreimbursed payment in Dollars and in immediately available funds; but no L/C Participant shall be obligated to pay to the Administrative Agent for the account of such Letter of Credit Issuer its Commitment Percentage of such unreimbursed amount arising from any wrongful payment made by the Letter of Credit Issuer under any such Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such Letter of Credit Issuer (as determined in a final and non-appealable judgment by a court of competent jurisdiction). Each L/C Participant shall make available to the Administrative Agent for the account of the Letter of Credit Issuer such L/C Participant’s Commitment Percentage of the amount of such payment no later than 1:00 p.m. on the first Business Day after the date notified by such Letter of Credit Issuer in immediately available funds. If and to the extent such L/C Participant shall not have so made its Commitment Percentage of the amount of such payment available to the Administrative Agent for the account of the applicable Letter of Credit Issuer, such L/C Participant agrees to pay to the Administrative Agent for the account of such Letter of Credit Issuer, forthwith on demand, such amount, together with interest thereon for each day from such date until the date such amount is paid to the Administrative Agent for the account of such Letter of Credit Issuer at a rate per annum equal to the Overnight Rate from time to time then in effect, plus any administrative, processing or similar fees customarily charged by such Letter of Credit Issuer in connection with the foregoing. The failure of any L/C Participant to make available to the Administrative Agent for the account of the applicable Letter of Credit Issuer its Commitment Percentage of any payment under any Letter of Credit shall not relieve any other L/C Participant of its obligation hereunder to make available to the Administrative Agent for the account of such Letter of Credit Issuer its Commitment Percentage of any payment under such Letter of Credit on the date required, as specified above, but no L/C Participant shall be responsible for the failure of any other L/C Participant to make available to the Administrative Agent such other L/C Participant’s Commitment Percentage of any such payment.
(d)    Whenever any Letter of Credit Issuer receives a payment in respect of an unpaid reimbursement obligation as to which the Administrative Agent has received for the account of such Letter of Credit Issuer any payments from the L/C Participants pursuant to clause (c) above, such Letter of Credit Issuer shall pay to the Administrative Agent and the Administrative Agent shall promptly pay to each L/C Participant that has paid its Commitment Percentage of such reimbursement obligation, in Dollars and in immediately available funds, an amount equal to such L/C Participant’s share (based upon the proportionate aggregate amount originally funded by such L/C Participant to the aggregate amount funded by all L/C Participants) of the principal amount so paid in respect of such reimbursement obligation and interest thereon accruing after the purchase of the respective L/C Participations at the Overnight Rate.
(e)    The obligations of the L/C Participants to make payments to the Administrative Agent for the account of a Letter of Credit Issuer with respect to Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including under any of the following circumstances:
(i)    any lack of validity or enforceability of any Credit Document;
(ii)    the existence of any claim, set-off, defense or other right that the Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the Letter of Credit Issuer, any Lender or other Person, whether in connection with this Agreement, any Letter of Credit, the Transactions or any unrelated transactions (including any underlying transaction between the Borrower and the beneficiary named in any such Letter of Credit);
(iii)    any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
(iv)    the surrender or impairment of any security for the performance or observance of any term of any Credit Document; or
(v)    the occurrence of any Default or Event of Default;
but no L/C Participant shall be obligated to pay to the Administrative Agent for the account of any Letter of Credit Issuer its Commitment Percentage of any unreimbursed amount arising from any wrongful payment made by such Letter of Credit Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct, bad faith or gross negligence on the part of the Letter of Credit Issuer (as determined in a final and non-appealable judgment by a court of competent jurisdiction).
3.4    Agreement to Repay Letter of Credit Drawings.
(a)    The Borrower hereby agrees to reimburse each Letter of Credit Issuer by making payment in Dollars to the Administrative Agent for the account of such Letter of Credit Issuer in immediately available funds, for any payment or disbursement made by such Letter of Credit Issuer under any Letter of Credit issued by it (each such amount so paid until reimbursed, an “Unpaid Drawing”) (i) within one Business Day of the date of such payment or disbursement if such Letter of Credit Issuer provides notice to the Borrower of such payment or disbursement before 11:00 a.m. on such next succeeding Business Day (from the date of such payment or disbursement) or (ii) if such notice is received after such time, on the next Business Day following the date of receipt of such notice (such required date for reimbursement under clause (i) or (ii), as applicable, on such Business Day (the “Reimbursement Date”)), with interest on the amount so paid or disbursed by such Letter of Credit Issuer, from and including the date of such payment or disbursement to but excluding the Reimbursement Date, at the per annum rate for each day equal to the rate described in Section 2.8(a); but, notwithstanding anything contained in this Agreement to the contrary, with respect to any Letter of Credit, (i) unless the Borrower shall have notified the Administrative Agent and the applicable Letter of Credit Issuer before 11:00 a.m. on the Reimbursement Date that the Borrower intends to reimburse such Letter of Credit Issuer for the amount of such Drawing with funds other than the proceeds of Loans, the Borrower shall be deemed to have given a Notice of Borrowing requesting that the Lenders make Loans (which shall be ABR Loans) on the Reimbursement Date in an amount equal to the amount of the Unpaid Drawing, and (ii) the Administrative Agent shall promptly notify each Lender of such Drawing and the amount of its Loan to be made in respect thereof, and each Lender shall be irrevocably obligated to make a Loan to the Borrower in the manner deemed to have been requested in the amount of its Commitment Percentage of the applicable Unpaid Drawing by 12:00 noon on such Reimbursement Date by making the amount of such Loan available to the Administrative Agent. Such Loans made in respect of such Unpaid Drawing on such Reimbursement Date shall be made without regard to the limits of Section 2.2 and without regard to the satisfaction of the conditions set forth in Article VII. The Administrative Agent shall use the proceeds of such Loans solely for purpose of reimbursing the applicable Letter of Credit Issuer for the related Unpaid Drawing (and upon the application of the proceeds of such Loans to such Unpaid Drawing, the Borrower’s obligations with respect to such Unpaid Drawing shall be satisfied in full and replaced with an obligation to repay such Loans in accordance with the terms of this Agreement). In the event that the Borrower fails to Cash Collateralize any Letter of Credit that is outstanding on the Maturity Date (or make other arrangements with respect thereto satisfactory to the applicable Letter of Credit Issuer and the Administrative Agent), the full amount of the Letter of Exposure in respect of such Letter of Credit shall be deemed to be an Unpaid Drawing subject to the provisions of this Section except that such Letter of Credit Issuer shall hold the proceeds received from the Lenders as contemplated above as Cash Collateral for such Letter of Credit to reimburse any Drawing under such Letter of Credit and shall use such proceeds first, to reimburse itself for any Drawings made in respect of such Letter of Credit following the L/C Maturity Date, second, to the extent such Letter of Credit expires or is returned undrawn while any such Cash Collateral remains, to the repayment of obligations in respect of any Loans that have not paid at such time and third, to the

Borrower or as otherwise directed by a court of competent jurisdiction. Nothing in this Section 3.4(a) shall affect the Borrower’s obligation to repay all outstanding Loans when due in accordance with the terms of this Agreement.
(b)    The obligations of the Borrower under this Section to reimburse each Letter of Credit Issuer with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment that the Borrower or any other Person may have or have had against such Letter of Credit Issuer, the Administrative Agent or any Lender (including in its capacity as an L/C Participant), including any defense based upon the failure of any drawing under a Letter of Credit (each a “Drawing”) to conform to the terms of the Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such Drawing; but the Borrower shall not be obligated to reimburse any Letter of Credit Issuer for any wrongful payment made by such Letter of Credit Issuer under the Letter of Credit issued by it as a result of acts or omissions constituting willful misconduct, bad faith or gross negligence on the part of such Letter of Credit Issuer (as determined in a final and non-appealable judgment by a court of competent jurisdiction).
3.5    Increased Costs. If, after the Closing Date, the adoption of any Change in Law shall either (a) impose, modify or make applicable any reserve, deposit, capital adequacy, liquidity or similar requirement against Letters of Credit issued by any Letter of Credit Issuer, or any L/C Participant’s L/C Participation therein, or (b) impose on any Letter of Credit Issuer or any L/C Participant any other conditions, costs or expenses affecting its obligations under this Agreement in respect of Letters of Credit or L/C Participations therein or any Letter of Credit or such L/C Participant’s L/C Participation therein, and the result of any of the foregoing is to increase the cost to such Letter of Credit Issuer or such L/C Participant of issuing, maintaining or participating in any Letter of Credit, as applicable, or to reduce the amount of any sum received or receivable by such Letter of Credit Issuer or such L/C Participant hereunder (other than (i) Taxes indemnifiable under Section 5.4, (ii) Taxes described in clauses (ii) and (iii) of the definition of “Excluded Taxes” or (iii) Connection Income Taxes) in respect of Letters of Credit or L/C Participations therein, then, promptly (and in any event no later than 15 Business Days) after receipt of written demand to the Borrower by such Letter of Credit Issuer or such L/C Participant, as the case may be (a copy of which notice shall be sent by such Letter of Credit Issuer or such L/C Participant to the Administrative Agent), the Borrower shall pay to such Letter of Credit Issuer or such L/C Participant such additional amount or amounts as will compensate such Letter of Credit Issuer or such L/C Participant for such increased cost or reduction, it being understood and agreed, however, that such Letter of Credit Issuer or an L/C Participant shall not be entitled to such compensation as a result of such Person’s compliance with, or pursuant to any request or directive to comply with, any such Requirement of Law as in effect on the Closing Date (except as otherwise set forth in the definition of Change in Law). A certificate submitted to the Borrower by the relevant Letter of Credit Issuer or an L/C Participant, as the case may be (a copy of which certificate shall be sent by such Letter of Credit Issuer or such L/C Participant to the Administrative Agent), setting forth in reasonable detail the basis for the determination of such additional amount or amounts necessary to compensate such Letter of Credit Issuer or such L/C Participant as aforesaid shall be conclusive and binding on the Borrower absent clearly demonstrable error.
3.6    New or Successor Letter of Credit Issuers.

(a)    Any Letter of Credit Issuer may resign as a Letter of Credit Issuer upon 30 days’ prior notice to the Administrative Agent, the Lenders and the Borrower. The Borrower may replace any Letter of Credit Issuer for any reason upon notice to such Letter of Credit Issuer and the Administrative Agent and may add Letter of Credit Issuers at any time upon notice to the Administrative Agent. If any Letter of Credit Issuer shall resign or be replaced, or if the Borrower shall decide to add a new Letter of Credit Issuer under this Agreement, then the Borrower may appoint from among the Lenders a successor issuer of Letters of Credit or a new Letter of Credit Issuer, as the case may be, or, with the consent of the Administrative Agent (such consent not to be unreasonably withheld) and such new Letter of Credit Issuer, another successor or new issuer of Letters of Credit, whereupon such successor issuer shall succeed to the rights, powers and duties of the replaced or resigning Letter of Credit Issuer under the Credit Documents, or such new issuer of Letters of Credit shall be granted the rights, powers and duties of a Letter of Credit Issuer hereunder, and the term “Letter of Credit Issuer” means such successor or such new issuer of Letters of Credit effective upon such appointment. The acceptance of any appointment as a Letter of Credit Issuer hereunder whether as a successor issuer or new issuer of Letters of Credit in accordance with this Agreement, shall be evidenced by an agreement entered into by such new or successor issuer of Letters of Credit, in a form reasonably satisfactory to the Borrower and the Administrative Agent and, from and after the effective date of such agreement, such new or successor issuer of Letters of Credit shall become a “Letter of Credit Issuer” hereunder. After the resignation or replacement of a Letter of Credit Issuer hereunder, the resigning or replaced Letter of Credit Issuer shall remain a party hereto and shall continue to have all the rights and obligations of a Letter of Credit Issuer under the Credit Documents with respect to Letters of Credit issued by it before such resignation or replacement, but shall not be required to issue additional Letters of Credit. In connection with any resignation or replacement pursuant to this clause (a) (but, in case of any such resignation, only to the extent that a successor issuer of Letters of Credit shall have been appointed), either (i) the Borrower, the resigning or replaced Letter of Credit Issuer and the successor issuer of Letters of Credit shall arrange to have any outstanding Letters of Credit issued by the resigning or replaced Letter of Credit Issuer replaced with Letters of Credit issued by the successor issuer of Letters of Credit or (ii) the Borrower shall cause the successor issuer of Letters of Credit, if such successor issuer is reasonably satisfactory to the replaced or resigning Letter of Credit Issuer, to issue “back-stop” Letters of Credit naming the resigning or replaced Letter of Credit Issuer as beneficiary for each outstanding Letter of Credit issued by the resigning or replaced Letter of Credit Issuer, which new Letters of Credit shall have a Stated Amount equal to the Letters of Credit being back-stopped and the sole requirement for drawing on such new Letters of Credit shall be a drawing on the corresponding back-stopped Letters of Credit. After any resigning or replaced Letter of Credit Issuer’s resignation or replacement as Letter of Credit Issuer, the provisions of this Agreement relating to a Letter of Credit Issuer shall inure to its benefit as to any actions taken or omitted to be taken by it (A) while it was a Letter of Credit Issuer under this Agreement or (B) at any time with respect to Letters of Credit issued by such Letter of Credit Issuer.
(b)    To the extent that there are, at the time of any resignation or replacement as set forth in clause (a) above, any outstanding Letters of Credit, nothing herein shall be deemed to impact or impair any rights and obligations of any party hereto with respect to such outstanding Letters of Credit (including any obligations related to the payment of fees or the reimbursement or funding of amounts drawn), except that the Borrower, the resigning or replaced Letter of Credit

Issuer and the successor issuer of Letters of Credit shall have the obligations regarding outstanding Letters of Credit described in clause (a) above.
3.7    Role of Letter of Credit Issuer. Each Lender and the Borrower agree that, in paying any Drawing, no Letter of Credit Issuer shall have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Letter of Credit Issuers, the Administrative Agent, any of their respective Affiliates nor any correspondent, participant or assignee of any Letter of Credit Issuer shall be liable to any Lender for (a) any action taken or omitted in connection herewith at the request or with the approval of the Majority Lenders, (b) any action taken or omitted in the absence of gross negligence or willful misconduct or (c) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; but this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Letter of Credit Issuers, the Administrative Agent, any of their respective Affiliates nor any correspondent, participant or assignee of any Letter of Credit Issuer shall be liable or responsible for any matter described in Section 3.3(e); but anything in such Section to the contrary notwithstanding, the Borrower may have a claim against the Letter of Credit Issuer, and the Letter of Credit Issuer may be liable to the Borrower in accordance with Section 3.4(b) and, to the extent, but only to the extent, of any direct, as opposed to special, indirect, consequential, exemplary or punitive, damages suffered by the Borrower as a result of such Letter of Credit Issuer’s willful misconduct, bad faith or gross negligence (as determined in a final and non-appealable judgment by a court of competent jurisdiction) or such Letter of Credit Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, each Letter of Credit Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no Letter of Credit Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.
3.8    Cash Collateral.
(a)    Upon the request of the Majority Lenders if, as of the L/C Maturity Date, there are any Letters of Credit Outstanding, the Borrower shall immediately Cash Collateralize such Letters of Credit Outstanding.
(b)    If any Event of Default shall occur and be continuing, the Majority Lenders may require that the L/C Obligations be Cash Collateralized; but, upon the occurrence of an Event of Default referred to in Section 11.5 with respect to the Borrower, the Borrower shall immediately Cash Collateralize the Letters of Credit then outstanding and no notice or request by or consent from the Majority Lenders shall be required.

(c)    For purposes of this Agreement, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Letter of Credit Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances in an amount equal to the amount of the Letters of Credit Outstanding required to be Cash Collateralized pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the Letter of Credit Issuers (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the Letter of Credit Issuers and the L/C Participants, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Such Cash Collateral shall be maintained in blocked, interest bearing deposit accounts established by and in the name of the Borrower, but under the “control” (as defined in Section 9-104 of the Uniform Commercial Code) of the Administrative Agent.
3.9    Applicability of ISP and UCP. Unless otherwise expressly agreed by the Letter of Credit Issuer and the Borrower when a Letter of Credit is issued, (a) the rules of the ISP shall apply to each standby Letter of Credit and (b) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each commercial Letter of Credit.
3.10    Conflict with Issuer Documents. In the event of any conflict or inconsistency between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.
3.11    Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Restricted Subsidiary, the Borrower shall be obligated to reimburse the applicable Letter of Credit Issuer hereunder for any and all Drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of its Subsidiaries.
ARTICLE IV
FEES; COMMITMENTS
4.1    Fees.
(a)    The Borrower agrees to pay to the Administrative Agent in Dollars, for the account of each Lender (in each case pro rata according to the respective Commitment Percentages of the Lenders), a commitment fee (the “Commitment Fee”) for each day from the Closing Date until but excluding the Termination Date. Each Commitment Fee shall be payable by the Borrower (i) quarterly in arrears on the last Business Day of each March, June, September and December (for the three-month period (or portion thereof) ended on such day for which no payment has been received) and (ii) on the Termination Date (for the period ended on such date for which no payment has been received pursuant to clause (i) above), and shall be computed for each day during such period at a rate per annum equal to the Commitment Fee Rate in effect on such day on the Available Commitment (assuming for this purpose that any Swingline Exposure does not reduce the Available Commitment) in effect on such day.

(b)    The Borrower agrees to pay to the Administrative Agent in Dollars for the account of the Lenders pro rata on the basis of their respective Letter of Credit Exposure, a fee in respect of each Letter of Credit (the “Letter of Credit Fee”), for the period from the date of issuance of such Letter of Credit until the termination or expiration date of such Letter of Credit computed at the per annum rate for each day equal to the Applicable Margin for LIBOR Loans on the average daily Stated Amount of such Letter of Credit. Such Letter of Credit Fees shall be due and payable (i) quarterly in arrears on the last Business Day of each March, June, September and December and (ii) on the Termination Date (for the period for which no payment has been received pursuant to clause (i) above).
(c)    The Borrower agrees to pay to each Letter of Credit Issuer a fronting fee in respect of each Letter of Credit issued by it, for the period from the date of issuance of such Letter of Credit to the termination or expiration date of such Letter of Credit, computed at the rate for each day equal to 0.125% per annum (or such other amount a may be agreed in a separate writing between the Borrower and any Letter of Credit Issuer) on the average daily Stated Amount of such Letter of Credit (or at such other rate per annum as agreed in writing between the Borrower and the Letter of Credit Issuer). Such fronting fees shall be due and payable by the Borrower (i) quarterly in arrears on the last Business Day of each March, June, September and December and (ii) on the Termination Date (for the period for which no payment has been received pursuant to clause (i) above).
(d)    The Borrower agrees to pay directly to each Letter of Credit Issuer upon each issuance of, drawing under, and/or amendment of, a Letter of Credit issued by it such amount as such Letter of Credit Issuer and the Borrower shall have agreed upon for issuances of, Drawings under or amendments of, Letters of Credit issued by it.
(e)    The Borrower agrees to pay to the Administrative Agent the administrative agent fees in the amounts and on the dates as set forth in writing from time to time between the Administrative Agent and the Borrower.
4.2    Termination or Reduction of Commitments.
(a)    Upon at least two Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent at the Administrative Agent’s Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, without premium or penalty, on any day, to permanently terminate or reduce the Commitments, as determined by the Borrower, in whole or in part; but (i) any such termination or reduction shall apply ratably to reduce each Lender’s Commitment, (ii) any partial reduction pursuant to this Section shall be in the amount of at least $10,000,000 and in an integral multiple of $2,500,000 in excess thereof and (iii) after giving effect to such termination or reduction and to any prepayments of Loans and to the cancellation or Cash Collateralization of Letters of Credit (or other arrangements with respect thereto satisfactory to the applicable Letter of Credit Issuer and the Administrative Agent) made on the date thereof in accordance with this Agreement, the Total Exposure shall not exceed the Loan Limit.
(b)    The Borrower may terminate the unused amount of the Commitment of a Defaulting Lender upon not less than two Business Days’ prior notice to the Administrative Agent

(which will promptly notify the Lenders thereof), and in such event the provisions of Section 2.15(f) will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts), but such termination will not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent, any Letter of Credit Issuer, any Swingline Lender or any Lender may have against such Defaulting Lender.
(c)    The Total Commitment and the Swingline Commitment shall terminate at 5:00 p.m. on the Termination Date.
ARICLE V
PAYMENTS
5.1    Voluntary Prepayments. The Borrower shall have the right to prepay Loans and Swingline Loans, in each case, without premium or penalty, in whole or in part from time to time on the following terms and conditions:
(a)    the Borrower shall give the Administrative Agent at the Administrative Agent’s Office written notice (or telephonic notice promptly confirmed in writing) of (1) the Borrower’s intent to make such prepayment, (2) the amount of such prepayment, (3) the Type of Loans to be prepaid (or whether Swingline Loans are to be paid), (4) in the case of LIBOR Loans, the specific Borrowing(s) being prepaid and (5) in the case of Swingline Loans, the Swingline Lender(s) and particular Swingline Loan(s) being prepaid, which notice shall be given by the Borrower no later than (i) in the case of LIBOR Loans, 1:00 p.m. three Business Days before the date of such prepayment, (ii) in the case of ABR Loans, 1:00 p.m. on the date of such prepayment, and (iii) in the case of Swingline Loans, 3:00 p.m. on the date of such prepayment, and in each case, shall promptly be transmitted by the Administrative Agent to each of the Lenders (in the case of Loans) or the applicable Swingline Lender(s), as the case may be;
(b)    each partial prepayment of (i) LIBOR Loans shall be in a minimum amount of $500,000 and in multiples of $100,000 in excess thereof, and (ii) any ABR Loans shall be in a minimum amount of $500,000 and in multiples of $100,000 in excess thereof; but no partial prepayment of LIBOR Loans made pursuant to a single Borrowing shall reduce the outstanding LIBOR Loans made pursuant to such Borrowing to an amount less than $1,000,000 for such LIBOR Loans; and
(c)    any prepayment of LIBOR Loans pursuant to this Section on any day other than the last day of an Interest Period applicable thereto shall be subject to compliance by the Borrower with the applicable provisions of Section 2.11.
With respect to each prepayment of Loans elected under this Section, the Borrower may designate (i) the Types of Loans that are to be prepaid and the specific Borrowing(s) being repaid and (ii) the Loans to be prepaid; but (A) each prepayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans and (B) notwithstanding the provisions of the preceding clause (A), no prepayment of Loans shall be applied to the Loans of any Defaulting Lender unless otherwise agreed in writing by the Borrower. In the absence of a designation by the Borrower under Section 5.2(d), the Administrative Agent shall, subject to the above, make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.11.
5.2    Mandatory Prepayments.
(a)    Repayment of Loans Following Excess Exposure. Subject to Section 5.2(b), if at any time, including as a result of giving effect to any termination or reduction of the Commitments pursuant to Section 4.2(a), the Total Exposure exceeds the Loan Limit, then the Borrower shall on the same Business Day (i) prepay the Swingline Loans and, after all Swingline Loans have been paid in full, prepay the Loans on the date such excess has occurred in an aggregate principal amount equal to such excess and (ii) if any excess remains after prepaying all of the Loans and Swingline Loans as a result of any Letter of Credit Exposure, pay to the Administrative Agent on behalf of the Letter of Credit Issuers and the L/C Participants an amount in cash equal to such excess to be held as Cash Collateral as provided in Section 3.8.
(b)    Repayment of Loans Following Redetermination or Adjustment of Borrowing Base.
(i)    Upon any redetermination of the Borrowing Base in accordance with Section 2.14(b), if there exists a Borrowing Base Deficiency, then the Borrower shall, within 30 days after its receipt from the Administrative Agent of a notice of such Borrowing Base Deficiency, inform the Administrative Agent of the Borrower’s election to take one or more of the following actions: (A) within 60 days following such election prepay the Loans and/or Swingline Loans in an aggregate principal amount necessary to eliminate such Borrowing Base Deficiency, (B) prepay Loans in six equal monthly installments, commencing on the 30th day following such election, with each payment being equal to 1/6th of the aggregate principal amount necessary to eliminate such Borrowing Base Deficiency (as such Borrowing Base Deficiency may be reduced during such six-month period), (C) within 30 days following such election, provide additional Collateral in the form of additional Oil and Gas Properties not evaluated in the most recently delivered Reserve Report or other Collateral reasonably acceptable to the Administrative Agent having a Borrowing Base (as proposed by the Administrative Agent and approved by the Required Lenders) sufficient, after giving effect to any other actions taken pursuant to this Section 5.2(b)(i) to eliminate any such Borrowing Base Deficiency, or (D) undertake a combination of clauses (A), (B) and (C); but if a Borrowing Base Deficiency remains after prepaying all of the Loans and Swingline Loans, the Borrower shall Cash Collateralize Letters of Credit in an amount equal to such remaining Borrowing Base Deficiency as provided in Section 3.8; provided, further, that all payments required to be made pursuant to this Section 5.2(b)(i) must be made on or before the Termination Date.
(ii)    Upon any reduction of the Borrowing Base in accordance with Section 2.14(e) or 2.14(h) or as a consequence of the issuance after the Closing Date of any FLLO Debt, if the same results in a Borrowing Base Deficiency, then the Borrower shall, concurrently therewith, eliminate such Borrowing Base Deficiency.
(c)    Application to Loans. With respect to each prepayment of Loans under this Section, such prepayments shall be applied first towards the payment of Swingline Loans, second to the payment of Loans and third if because of Letter of Credit Exposure, a Borrowing Base

Deficiency remains after prepaying all of the Swingline Loans and Loans, to Cash Collateralize such Letters of Credit.
(d)    LIBOR Interest Periods. In lieu of making any payment pursuant to this Section in respect of any LIBOR Loan, other than on the last day of the Interest Period therefor so long as no Event of Default shall have occurred and be continuing, the Borrower at its option may deposit, on behalf of the Borrower, with the Administrative Agent an amount equal to the amount of the LIBOR Loan to be prepaid and such LIBOR Loan shall be repaid on the last day of the Interest Period therefor in the required amount. Such deposit shall be held by the Administrative Agent in a corporate time deposit account established on terms reasonably satisfactory to the Administrative Agent, earning interest at the then-customary rate for accounts of such type. Such deposit shall constitute Cash Collateral for the LIBOR Loans to be so prepaid; but the Borrower may at any time direct that such deposit be applied to make the applicable payment required pursuant to this Section.
5.3    Method and Place of Payment.
(a)    Except as otherwise specifically provided herein, all payments under this Agreement shall be made by the Borrower without set-off, counterclaim or deduction of any kind, to the Administrative Agent for the ratable account of the Lenders entitled thereto or the Letter of Credit Issuer or the Swingline Lender entitled thereto, as the case may be, not later than 2:00 p.m., in each case, on the date when due and shall be made in immediately available funds at the Administrative Agent’s Office or at such other office as the Administrative Agent shall specify for such purpose by notice to the Borrower; it being understood that written or facsimile notice by the Borrower to the Administrative Agent to make a payment from the funds in the Borrower’s account at the Administrative Agent’s Office shall constitute the making of such payment to the extent of such funds held in such account. All repayments or prepayments of any Loans (whether of principal, interest or otherwise) hereunder and all other payments under each Credit Document shall be made in Dollars. The Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Administrative Agent before 2:00 p.m. or, if payment was not actually so received by the Administrative Agent by such time, on the next Business Day in the sole discretion of the Administrative Agent), like funds relating to the payment of principal or interest or fees ratably to the Lenders, the Letter of Credit Issuers and/or the Swingline Lenders, as applicable, entitled thereto.
(b)    For purposes of computing interest or fees, any payments under this Agreement that are made later than 2:00 p.m. in respect of Loans or 4:00 p.m. in respect of Swingline Loans shall be deemed to have been made on the next succeeding Business Day in the sole discretion of the Administrative Agent. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately before such extension.
5.4    Net Payments.
(a)    Any and all payments made by or on behalf of any Credit Party under any Credit Document shall be made free and clear of, and without deduction or withholding for or on account of, any Indemnified Taxes; but if the Borrower or any Guarantor or the Administrative Agent shall be required by applicable Requirements of Law to deduct or withhold any Taxes from such payments, then (i) the Borrower or such Guarantor or the Administrative Agent shall make such deductions or withholdings as are reasonably determined by the Borrower, such Guarantor or the Administrative Agent to be required by any applicable Requirement of Law, (ii) the Borrower, such Guarantor or the Administrative Agent, as applicable, shall timely pay the full amount deducted or withheld to the relevant Governmental Authority within the time allowed and in accordance with applicable Requirements of Law, and (iii) to the extent withholding or deduction is required to be made on account of Indemnified Taxes, the sum payable by the Borrower or such Guarantor shall be increased as necessary so that, after making all required deductions and withholdings (including deductions or withholdings applicable to additional sums payable under this Section), the Administrative Agent or any Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings on account of Indemnified Taxes been made. Whenever any Indemnified Taxes are payable by the Borrower or such Guarantor, as promptly as possible thereafter, the Borrower or Guarantor shall send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an official receipt (or other evidence acceptable to such Lender, acting reasonably) received by the Borrower or such Guarantor showing payment thereof. After any payment of Taxes by any Credit Party or the Administrative Agent to a Governmental Authority as provided in this Section, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, a copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.
(b)    The Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Requirements of Law.
(c)    The Borrower shall indemnify and hold harmless the Administrative Agent and each Lender within 15 Business Days after written demand therefor, for the full amount of any Indemnified Taxes imposed on the Administrative Agent or such Lender or required to be deducted or withheld from a payment to the Administrative Agent or such Lender, as the case may be (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section), and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; but no indemnification payment shall be due under this Section to the extent such payment is duplicative of any payment made by a Credit Party under any other provision of this Agreement or under any other Credit Document. A certificate setting forth in reasonable detail the basis and calculation of the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent) or the Administrative Agent (as applicable) on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.
(d)    Each Lender shall deliver to the Borrower and the Administrative Agent, at such time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Requirements of Law and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not any payments made under any Credit

Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of any payments to be made to such Lender by any Credit Party pursuant to any Credit Document or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than the documentation set forth in Section 5.4(e), (h) and (i)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(e)    Without limiting the generality of Section 5.4(d), any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the Borrower or the Administrative Agent) on or before the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(i)    in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed originals of Internal Revenue Service Form W-8BEN or W-8BEN-E (or any applicable successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, Internal Revenue Service Form W-8BEN or W-8BEN-E (or any applicable successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(ii)    executed originals of IRS Form W-8ECI (or any applicable successor form);
(iii)    in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of Internal Revenue Service Form W-8BEN or W-8BEN-E (or any applicable successor form); or
(iv)    to the extent a Non-U.S. Lender is not the beneficial owner, executed originals of Internal Revenue Service Form W-8IMY (or any applicable successor form), accompanied by Internal Revenue Service Form W-8ECI, Internal Revenue Service Form W-8BEN or W-8BEN-E (or any applicable successor form), a U.S. Tax Compliance Certificate,

Internal Revenue Service Form W-9 (or any applicable successor form), and/or other certification documents from each beneficial owner, as applicable; but if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner; and
(v)    two further copies of any such form or certification (or any applicable successor form) on or before the date that any such form or certification expires or becomes obsolete, inaccurate or invalid, after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower, and from time to time thereafter if reasonably requested by the Borrower and the Administrative Agent;
unless in any such case any Change in Law has occurred before the date on which any such delivery would otherwise be required that renders any such form inapplicable or would prevent such Non-U.S. Lender from duly completing and delivering any such form with respect to it and such Non-U.S. Lender promptly so advises the Borrower and the Administrative Agent. Each Person that shall become a Participant pursuant to Section 13.6 or a Lender pursuant to Section 13.6 shall, upon the effectiveness of the related transfer, be required to provide all the forms and statements required pursuant to this Section 5.4(e); but in the case of a Participant, such Participant shall furnish all such required forms and statements to the Lender from which the related participation shall have been purchased.
(f)    If any Lender or the Administrative Agent, as applicable, determines, in its sole discretion, that it had received and retained a refund (or the monetary benefit of a credit in lieu of a refund) of an Indemnified Tax for which a payment has been made by the Borrower or any Guarantor pursuant to any Credit Document, which refund (or credit) in the good faith judgment of such Lender or the Administrative Agent, as the case may be, is attributable to such payment made by the Borrower or any Guarantor, then such Lender or the Administrative Agent, as the case may be, shall reimburse the Borrower or such Guarantor for such amount (net of all out-of-pocket expenses of such Lender or the Administrative Agent, as the case may be, and without interest other than any interest received thereon from the relevant Governmental Authority with respect to such refund (or credit)) as such Lender or the Administrative Agent, as the case may be, determines in its sole discretion to be the proportion of the refund (or credit) as will leave it, after such reimbursement, in no better or worse position (taking into account expenses or any taxes imposed on the refund (or credit)) than it would have been in if the payment had not been required; but the Borrower or such Guarantor, upon the request of such Lender or the Administrative Agent, agrees to repay the amount paid over to the Borrower or such Guarantor (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Lender or the Administrative Agent in the event such Lender or the Administrative Agent is required to repay such refund (or credit) to such Governmental Authority. In such event, such Lender or the Administrative Agent, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund (or credit) received from the relevant Governmental Authority (but such Lender or the Administrative Agent may delete any information therein that it deems confidential). Each Lender and the Administrative Agent shall claim any refund (or credit) that it determines is available to it, unless it concludes in its sole discretion that it would be adversely affected by making such a claim. No Lender nor the Administrative Agent shall be obliged to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Credit Party in connection with this clause (f) or any other provision of this Section.
(g)    If the Borrower determines that a reasonable basis exists for contesting a Tax, each Lender or the Administrative Agent, as the case may be, shall use reasonable efforts to cooperate with the Borrower as the Borrower may reasonably request in challenging such Tax. The Borrower shall indemnify and hold each Lender and the Administrative Agent harmless against any out-of-pocket expenses incurred by such Person in connection with any request made by the Borrower pursuant to this Section 5.4(g). Nothing in this Section 5.4(g) shall obligate any Lender or the Administrative Agent to take any action that such Person, in its sole judgment, determines may result in a material detriment to such Person.
(h)    The Administrative Agent and each Lender that is a United States person under Section 7701(a)(30) of the Code (each, a “U.S. Lender”) shall deliver to the Borrower and the Administrative Agent two Internal Revenue Service Forms W-9 (or substitute or successor form), properly completed and duly executed, certifying that such Person is exempt from United States federal backup withholding (i) on or before the Closing Date (or on or before the date it becomes a party to this Agreement), (ii) on or before the date that such form expires or becomes obsolete, inaccurate or invalid, (iii) after the occurrence of a change in such Person’s circumstances requiring a change in the most recent form previously delivered by it to the Borrower and the Administrative Agent, and (iv) from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent.
(i)    If a payment made to any Lender or the Administrative Agent under any Credit Document would be subject to U.S. federal withholding tax imposed by FATCA if such Person were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Person shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine that such Person has or has not complied with such Person’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Section 5.4(i), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(j)    For the avoidance of doubt, for purposes of this Section, the term “Lender” includes any Letter of Credit Issuer and any Swingline Lender
(k)    The agreements in this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender and the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
(l)    For purposes of this Section, the term “Requirement of Law” includes FATCA.

5.5    Computations of Interest and Fees.
(a)    Except as provided in the next succeeding sentence, interest on Loans and Swingline Loans shall be calculated on the basis of a 360-day year for the actual days elapsed, but interest on ABR Loans in respect of which the rate of interest is calculated on the basis of the Administrative Agent’s prime rate and interest on overdue interest shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.
(b)    Fees and the average daily Stated Amount of Letters of Credit shall be calculated on the basis of a 360-day year for the actual days elapsed.
5.6    Limit on Rate of Interest.
(a)    No Payment Shall Exceed Lawful Rate. Notwithstanding any other term of this Agreement, the Borrower shall not be obligated to pay any interest or other amounts under or in connection with this Agreement or otherwise in respect to any Obligation in excess of the amount or rate permitted under or consistent with any applicable Requirement of Law.
(b)    Payment at Highest Lawful Rate. If the Borrower is not obliged to make a payment that it would otherwise be required to make, as a result of Section 5.6(a), the Borrower shall make such payment to the maximum extent permitted by or consistent with applicable Requirement of Law.
(c)    Adjustment if Any Payment Exceeds Lawful Rate. If any provision of any Credit Document would obligate any Credit Party to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate that would be prohibited by any applicable Requirement of Law, then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by applicable Requirements of Law, such adjustment to be effected, to the extent necessary, by reducing the amount or rate of interest required to be paid by the Borrower to the affected Lender under Section 2.8.
(d)    Rebate of Excess Interest. Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any Lender shall have received from the Borrower an amount in excess of the maximum permitted by any applicable Requirement of Law, then the Borrower shall be entitled, by notice in writing to the Administrative Agent to obtain reimbursement from that Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by that Lender to the Borrower.
ARTICLE VI
CONDITIONS PRECEDENT TO INITIAL CREDIT EVENTS
The obligation of each Lender to advance the initial Loans, of the Swingline Lenders to advance the initial Swingline Loans and of the Letter of Credit Issuers to issue initial Letters of Credit hereunder, is subject to satisfaction (or waiver in accordance with Section 13.1) of the following conditions precedent:

6.1    Executed Credit Agreement. The Administrative Agent shall have received (including by facsimile or other electronic means) this Agreement, executed and delivered by a duly Authorized Officer of the Borrower, the Administrative Agent, each Lender (including the Swingline Lenders) and each Letter of Credit Issuer.
6.2    Secretary’s Certificates. The Administrative Agent shall have received, in form and substance reasonably satisfactory to the Administrative Agent, certificates of the secretary or an assistant secretary of each Credit Party containing specimen signatures of the Persons authorized to execute Credit Documents to which such Credit Party is a party, together with (a) a copy of the resolutions, in form and substance reasonably satisfactory to the Administrative Agent, of the Board of Directors or a duly authorized committee thereto (or other equivalent governing body) of such Credit Party authorizing the execution, delivery and performance of the Credit Documents to which it is a party and (b) true and complete copies of each of the organizational documents of such Credit Party as of the Closing Date.
6.3    Good Standing Certificate of the Credit Parties. The Administrative Agent shall have received a certificate of good standing (or the equivalent) from the appropriate governing agency of each Credit Party’s jurisdiction of organization (to the extent good standing (or the equivalent) has meaning in such jurisdiction).
6.4    Certain Credit Documents. The Administrative Agent shall have received:
(a)    the Guarantee executed and delivered by a duly Authorized Officer of each Guarantor as of the Closing Date, and the Guarantee shall be in full force and effect as of the Closing Date;
(b)    the Security Agreement executed and delivered by a duly Authorized Officer of each Guarantor as of the Closing Date, and the Security Agreement shall be in full force and effect as of the Closing Date;
(c)    a promissory note executed by the Borrower in favor of each Lender that has requested a promissory note; and
(d)    evidence reasonably satisfactory to the Administrative Agent that (1) all documents required to perfect the Administrative Agent’s security interest in the Collateral have been executed and delivered and, if applicable, were in proper form for filing and (2) the Collateral Coverage Ratio is not less than 80%.
6.5    Legal Opinions. The Administrative Agent shall have received the executed legal opinion of Baker Botts L.L.P., counsel to the Borrower in form and substance reasonably satisfactory to the Administrative Agent and the executed legal opinion of Derrick & Briggs, LLP, Oklahoma counsel to the Borrower in form and substance reasonably satisfactory to the Administrative Agent. The Credit Parties and the Administrative Agent hereby instruct such counsel to deliver such legal opinion.
6.6    Closing Certificate. The Administrative Agent shall have received a certificate of the Borrower, dated the Closing Date, substantially in the form of Exhibit C.

6.7    Initial Reserve Report and Hedge Schedule. The Administrative Agent shall have received the Initial Reserve Report and the Initial Hedge Schedule.
6.8    Fees. All fees required to be paid on the Closing Date pursuant to any fee letter previously agreed in writing between the Administrative Agent, the Joint Lead Arrangers, the Joint Bookrunners and the Borrower and reasonable out-of-pocket expenses required to be paid on the Closing Date pursuant to any commitment letter in respect of the Commitments as agreed in writing between the Administrative Agent, the Joint Lead Arrangers, the Joint Bookrunners and the Borrower, to the extent invoiced at least three Business Days before the Closing Date (except as otherwise reasonably agreed by the Borrower), shall, upon the initial Borrowings hereunder, have been, or will be substantially simultaneously, paid.
6.9    KYC Information. The Administrative Agent and the Joint Bookrunners shall have received all documentation and other information (including Beneficial Ownership Certifications) about the Borrower and the Guarantors as shall have been reasonably requested in writing by the Administrative Agent or the Joint Bookrunners at least seven calendar days before the Closing Date and as is mutually agreed to be required by U.S. regulatory authorities under applicable “know your customer,” beneficial ownership and anti-money laundering rules and regulations, and Beneficial Ownership Regulation, including the Patriot Act and if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in respect of the Borrower, in each case, that has been requested in writing by the Administrative Agent or any Lender not less than ten Business Days before the Closing Date.
6.10    Insurance. The Administrative Agent shall have received copies of insurance certificates evidencing the insurance required to be maintained by the Borrower and its Subsidiaries pursuant to Section 9.3.
6.11    Solvency Certificate. The Administrative Agent shall have received a solvency certificate from the chief financial officer or controller (or other financial officer) of the Borrower, dated as of the Closing Date, setting forth the conclusion that (after giving effect to the consummation of the Transactions), the Borrower, on a consolidated basis with its Restricted Subsidiaries, is Solvent. A certificate substantially in the form of Exhibit C, if executed by the chief financial officer or controller (or other financial officer) of the Borrower will satisfy this condition precedent.
6.12    Uniform Commercial Code Searches. Appropriate Uniform Commercial Code search results in respect of the Credit Parties, as may be reasonably requested by the Administrative Agent, from Delaware and any other relevant jurisdiction, reflecting no prior Liens encumbering the properties of any Credit Party, other than those which shall be released before or contemporaneously with the Closing Date and those permitted under Section 10.2.
The Administrative Agent (or, at the Administrative Agent’s direction, its counsel) shall notify the Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding.
ARTICLE VII
CONDITIONS PRECEDENT TO ALL CREDIT EVENTS

The agreement of each Lender to make any Loan requested to be made by it on any date (excluding Mandatory Borrowings and Loans required to be made by the Lenders in respect of Unpaid Drawings pursuant to Section 3.4), the Obligation of each Swingline Lender to make its Swingline Loans, and the obligation of each Letter of Credit Issuer to issue Letters of Credit on any date, is subject to the satisfaction of the following conditions precedent:
7.1    No Default; Representations and Warranties. At the time of each Credit Event and also immediately after giving effect thereto (a) no Default or Event of Default shall have occurred and be continuing, (b) all representations and warranties made by any Credit Party contained in the Credit Documents shall be, to the knowledge of an Authorized Officer of the Borrower, true and correct in all material respects (unless such representations and warranties are already qualified by materiality or Material Adverse Effect, in which case they are true and correct in all respects) with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (unless such representations and warranties are already qualified by materiality or Material Adverse Effect, in which case they are true and correct in all respects) as of such earlier date) and (c) to the knowledge of an Authorized Officer of the Borrower, no Material Adverse Effect has occurred since December 31, 2017.
7.2    Notice of Borrowing.
(a)    Before the making of each Loan (other than any Loan made pursuant to Section 3.4(a)) and each Swingline Loan, the Administrative Agent and, in the case of a Swingline Loan, the applicable Swingline Lender shall have received a Notice of Borrowing (whether in writing or by telephone) meeting the requirements of Section 2.3(a).
(b)    Before the issuance of each Letter of Credit, the Administrative Agent and the applicable Letter of Credit Issuer shall have received a Letter of Credit Request meeting the requirements of Section 3.2(a).
The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by each Credit Party to each of the Lenders that all the applicable conditions specified in Section 7.1 above have been satisfied as of that time.
ARTICLE VIII
REPRESENTATIONS AND WARRANTIES
In order to induce the Lenders to enter into this Agreement, to make the Loans and issue or participate in Letters of Credit and Swingline Loans as provided for herein, the Borrower makes, on the Closing Date and on each other date as required by this Agreement, the following representations and warranties to the Lenders:
8.1    Corporate Status. Each of the Borrower and each Restricted Subsidiary (a) is a duly organized and validly existing corporation or other entity in good standing under the laws of the jurisdiction of its organization, (b) has the corporate or other organizational power and authority to own its property and assets and to transact the business in which it is engaged, and (c) has duly qualified and is authorized to do business and is in good standing in all jurisdictions where it is required to be so qualified, except in each case referred to in clauses (b) and (c), where the failure to have such power and authority or be so qualified would not reasonably be expected to result in a Material Adverse Effect.
8.2    Corporate Power and Authority; Enforceability. Each Credit Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Credit Documents to which it is a party. Each Credit Party has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid and binding obligation of such Credit Party enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law).
8.3    No Violation. None of the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party or the compliance with the terms and provisions thereof will (a) contravene any material applicable provision of any material Requirement of Law, (b) result in any breach of any terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any property or assets of such Credit Party or any Restricted Subsidiary (other than Liens created under the Credit Documents) pursuant to the terms of any indenture, loan agreement, lease agreement, mortgage, deed of trust, agreement or other instrument to which such Credit Party or any Restricted Subsidiary is a party or by which it or any of its property or assets is bound (any such term, covenant, condition or provision, a “Contractual Requirement”) except to the extent such breach, default or Lien that would not reasonably be expected to result in a Material Adverse Effect or (c) violate any provision of the certificate of incorporation, by-laws or other organizational documents of such Credit Party or any Restricted Subsidiary.
8.4    Litigation. Except as set forth on Schedule 8.4, there are no actions, suits or proceedings pending or, to the knowledge of an Authorized Officer of the Borrower, threatened with respect to the Borrower or any Restricted Subsidiary, that would reasonably be expected to result in a Material Adverse Effect.
8.5    Margin Regulations. The proceeds of the Loans, Swingline Loans or Letters of Credit will not be used by the Borrower or any Subsidiary in violation of the provisions of Regulation T, Regulation U or Regulation X of the Board. The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying margin stock.
8.6    Governmental Approvals. The execution, delivery and performance of each Credit Document do not require any consent or approval of, registration or filing with, or other action by, any Governmental Authority, except for (a) such as have been obtained or made and are in full force and effect, (b) filings and recordings in respect of the Liens created pursuant to the Security Documents, (c) any reports required to be filed by the Borrower with the SEC pursuant to the Exchange Act, (d) those that may be required from time to time in the ordinary course of business that may be required to comply with certain covenants contained in the Credit Documents, and (e)

such consents, approvals, registrations, filings or actions the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect.
8.7    Investment Company Act. No Credit Party is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
8.8    True and Complete Disclosure.
(a)    None of the written factual information and written data (taken as a whole) furnished by or on behalf of the Borrower, any Subsidiary or any of their respective authorized representatives to the Administrative Agent, any Joint Lead Arranger, any Joint Bookrunner and/or any Lender (including all such information and data contained in the Credit Documents) for purposes of or in connection with this Agreement or any Transaction contained any untrue statement of any material fact or omitted to state any material fact necessary to make such information and data (taken as a whole) not materially misleading at such time (after giving effect to all supplements so furnished before such time) in light of the circumstances under which such information or data was furnished; it being understood and agreed that for purposes of this Section 8.8(a), such factual information and data shall not include pro forma financial information, projections or estimates (including financial estimates, forecasts and other forward-looking information) and information of a general economic or general industry nature.
(b)    The projections (including financial estimates, forecasts and other forward-looking information) contained in the information and data referred to in Section 8.8(a) were based on good faith estimates and assumptions believed by the Borrower to be reasonable at the time made; it being recognized by the Administrative Agent and the Lenders that such projections are as to future events and are not to be viewed as facts, the projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower and the Subsidiaries, that no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material.
8.9    Financial Condition; Financial Statements.
(a)    The Historical Financial Statements present fairly in all material respects the combined consolidated financial position of the Borrower and the combined consolidated Subsidiaries at the dates of such information and for the period covered thereby and have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes thereto, if any, subject, in the case of the unaudited financial information, to changes resulting from audit, normal year end audit adjustments and to the absence of footnotes.
(b)    Neither the Borrower nor any Restricted Subsidiary has any material Indebtedness (including Disqualified Stock), off balance sheet liabilities, partnership liabilities for taxes or unusual forward or long-term commitments that, in each case, are not reflected or provided for in the Historical Financial Statements, except as would not reasonably be expected to have a Material Adverse Effect.
8.10    Tax Matters. Except where the failure of which would not be reasonably expected to have a Material Adverse Effect, each of the Borrower and the Restricted Subsidiaries has filed all U.S. federal income tax returns and all other tax returns, domestic and foreign, required to be filed by it and has paid or caused to be paid all material taxes payable by it that have become due, other than those (i) not yet delinquent or (ii) being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided to the extent required by and in accordance with GAAP.
8.11    Compliance with ERISA. No ERISA Event has occurred or is reasonably expected to occur that would reasonably be expected to result in a Material Adverse Effect. Each Plan is in compliance with applicable provisions of ERISA, the Code and other applicable laws except to the extent failure to comply would not reasonably be expected to result in a Material Adverse Effect.
8.12    Subsidiaries. Schedule 8.12 lists each Material Subsidiary existing on the Closing Date. Each Guarantor, Material Subsidiary and Unrestricted Subsidiary as of the Closing Date has been so designated on Schedule 8.12.
8.13    Environmental Laws.
(a)    Except as would not reasonably be expected to have a Material Adverse Effect: (i) the Borrower and each of the Restricted Subsidiaries and all Oil and Gas Properties are in compliance with all applicable Environmental Laws; (ii) neither the Borrower nor any Restricted Subsidiary has received written notice of any liability under any applicable Environmental Law; (iii) neither the Borrower nor any Restricted Subsidiary is conducting any investigation, removal, remedial or other corrective action pursuant to any applicable Environmental Law at any location; and (iv) there has been no release or, to the knowledge of any Authorized Officer of the Borrower, threatened release of any Hazardous Materials at, on or under any Oil and Gas Properties currently owned or leased by the Borrower or any Restricted Subsidiary.
(b)    Except as would not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any Restricted Subsidiary has treated, stored, transported, released or disposed or arranged for disposal or transport for disposal of Hazardous Materials at, on, under or from any currently or formerly owned or leased Oil and Gas Properties or facility in a manner that would reasonably be expected to give rise to liability of the Borrower or any Restricted Subsidiary under any applicable Environmental Law.
8.14    Properties. Each Credit Party has good and defensible title to all of its material properties and assets, free and clear of all Liens other than Liens permitted under Section 10.2 and of all impediments to the use of such properties and assets in such Credit Party’s business, except that no representation or warranty is made with respect to any oil, gas or mineral property or interest to which no proved oil or gas reserves are properly attributed. Except for Liens permitted under Section 10.2, each Credit Party will respectively own in the aggregate, in all material respects, the net interests in production attributable to all material wells and units owned by the Credit Party. The ownership of such properties shall not in the aggregate in any material respect obligate such Credit Party to bear the costs and expenses relating to the maintenance, development and operations of such properties in an amount materially in excess of the working interest of such properties. Each Credit Party has paid in all material respects all royalties payable under the oil and gas leases to which it is operator, except those contested in accordance with the terms of the applicable joint operating agreement or otherwise contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books such Credit Party.
8.15    Solvency. The Borrower, on a consolidated basis with its Restricted Subsidiaries, is Solvent.
8.16    Hedge Agreements. The Hedge Agreements of the Credit Parties are in compliance with Section 10.10.
8.17    No Default. No Credit Party is in default under or with respect to any Contractual Requirement that would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the Transactions.
8.18    Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and its directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and employees and, to the knowledge of the Authorized Officers of the Borrower, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in the Borrower being designated as a Sanctioned Person. None of (a) the Borrower, any Subsidiary or, to the knowledge of the Authorized Officers of the Borrower, any of their respective directors, officers or employees, or (b) to the knowledge of the Authorized Officers of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the Facility, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other Transactions will violate Anti-Corruption Laws or applicable Sanctions.
8.19    Pari Passu or Priority Status. No Credit Party has taken any action which would cause the claims of unsecured creditors of any Credit Party (other than claims of such creditors to the extent that they are statutorily preferred or Permitted Liens) to have priority over the claims of the Administrative Agent and the Secured Parties against the Credit Parties under the Credit Documents.
8.20    No Material Adverse Effect. No Material Adverse Effect has occurred since December 31, 2017.
8.21    Beneficial Ownership Certification. As of the Closing Date, the information in the Beneficial Ownership Certifications delivered to the Administrative Agent or any Lender is true and correct in all material respects.
8.22    Security Documents. Every Security Document is effective to create in favor of the Administrative Agent, for its benefit and the benefit of the other Secured Parties, a legal, valid and enforceable Lien in all Collateral (with such exceptions as may be agreed to by the Administrative Agent) described therein owned by the Credit Parties and, when recorded and financing statements in proper form have been filed in the appropriate jurisdictions, constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in such property, in each case prior and superior in right to any other Lien other than Permitted Liens.
ARTICLE IX
AFFIRMATIVE COVENANTS
The Borrower hereby covenants and agrees with the Lenders from and after the Closing Date until Facility Termination, as follows:
9.1    Information Covenants. The Borrower will furnish to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):
(a)    Annual Financial Statements. As soon as available and in any event within five Business Days after the date on which such financial statements are required to be filed with the SEC (after giving effect to any permitted extensions) (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 95 days after the end of each such fiscal year), the audited consolidated balance sheet of the Borrower and the Subsidiaries as at the end of such fiscal year and the related consolidated statements of operations, shareholders’ equity and cash flows for such fiscal year, setting forth comparative consolidated figures for the preceding fiscal years (and, if more than 10% of Adjusted Consolidated Net Tangible Assets for such fiscal year is attributable to Unrestricted Subsidiaries, a reasonably detailed reconciliation, reflecting such financial information for the Borrower and the Restricted Subsidiaries, on the one hand, and the Borrower and the Subsidiaries, on the other hand, for such fiscal year), all in reasonable detail and prepared in accordance with GAAP and, except with respect to such reconciliation, certified by independent certified public accountants of recognized national standing whose opinion shall not be materially qualified with a “going concern” or like qualification or exception (other than with respect to, or resulting from, (i) the occurrence of the Maturity Date within one year from the date such opinion is delivered or (ii) any potential inability to satisfy the Financial Performance Covenants on a future date or in a future period).
(b)    Quarterly Financial Statements. As soon as available and in any event within five Business Days after the date on which such financial statements are required to be filed with the SEC (after giving effect to any permitted extensions) with respect to each of the first three quarterly accounting periods in each fiscal year of the Borrower (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 60 days after the end of each such quarterly accounting period), the consolidated balance sheet of the Borrower and the Subsidiaries as at the end of such quarterly period and the related consolidated statements of operations, shareholders’ equity and cash flows for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and setting forth comparative consolidated figures for the related periods in the prior fiscal year or, in the case of such consolidated balance sheet, for the last day of the prior fiscal year (and, if more than 10% of Adjusted Consolidated Net Tangible Assets for such quarterly accounting period is attributable to Unrestricted Subsidiaries, a reasonably detailed reconciliation, reflecting such financial information for the Borrower and the Restricted Subsidiaries, on the one hand, and the Borrower and the Subsidiaries, on the other hand, for such quarterly accounting period), all of which shall be certified by an Authorized Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows, of the Borrower and its consolidated Subsidiaries (or, in the case of such reconciliation, the Borrower and its Restricted Subsidiaries) in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments and the absence of footnotes.
(c)    Other Information.
(i)    Promptly upon filing thereof, copies of any filings (including on Form 10-K, 10-Q or 8-K) with, and reports to, the SEC or any analogous Governmental Authority in any relevant jurisdiction by the Borrower or any Subsidiary (other than amendments to any registration statement, exhibits to any registration statement and, if applicable, any registration statements on Form S-8), (A) copies of all financial statements, proxy statements, notices and reports that the Borrower or any Subsidiary shall send to the holders of any publicly issued debt of the Borrower and/or any Subsidiary, in each case in their capacity as such holders, lenders or agents (in each case to the extent not theretofore delivered to the Administrative Agent pursuant to this Agreement) and (B) with reasonable promptness, but subject to the limitations set forth in the last sentences of Section 9.2(a) and Section 13.16, such other information (financial or otherwise) as the Administrative Agent on its own behalf or on behalf of any Lender (acting through the Administrative Agent) may reasonably request in writing from time to time
(ii)    Subject to any applicable limitations set forth in the Credit Documents, the Borrower will deliver to the Administrative Agent for filing, registration or recording all documents and instruments, including Uniform Commercial Code or other applicable personal property and financing statements (A) required to satisfy the Collateral Requirements and (B) otherwise reasonably requested by the Administrative Agent to be filed, registered or recorded to create or continue, as applicable, the Liens intended to be created by any Security Document and perfect such Liens to the extent required by, and with the priority required by, such Security Document to the Administrative Agent and none of the Collateral shall be subject to any other pledges, security interests or mortgages, except for Liens permitted under Section 10.2.
(iii)    No later than 15 days after the consummation of the Utica Sale (or such longer period agreed to by the Administrative Agent in its sole discretion), updated pro forma financial projections and other information satisfactory to the Administrative Agent.
(iv)    Promptly following any request therefor, (i) such other information regarding the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Borrower or any Subsidiary, or compliance with the terms of the Credit Documents, as the Administrative Agent or any Lender (through the Administrative Agent) may from time to time reasonably request in writing or (ii) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the PATRIOT Act or other applicable anti-money laundering laws.
Documents required to be delivered pursuant to Sections 9.1(a), (b) and (c) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 13.2, (ii) on which such documents are transmitted by electronic mail to the Administrative Agent or (iii) on which such documents are filed of record with the SEC. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of such documents from the Administrative Agent and maintaining its copies of such documents.
(d)    Officer’s Certificates. At the time of the delivery of the financial statements provided for in Sections 9.1(a) and (b), a certificate of an Authorized Officer of the Borrower to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, which certificate shall set forth (i) the calculations required to establish whether the Borrower and its Restricted Subsidiaries were in compliance with the Financial Performance Covenants as at the end of such fiscal year or period, as the case may be and (ii) a specification of any change in the identity of the Restricted Subsidiaries, Material Subsidiaries, Guarantors and Unrestricted Subsidiaries as at the end of such fiscal year or period, as the case may be, from the Restricted Subsidiaries, Material Subsidiaries, Guarantors and Unrestricted Subsidiaries, respectively, provided to the Lenders on the Closing Date or the most recent fiscal year or period, as the case may be.
(e)    Notice of Default; Litigation. Promptly after an Authorized Officer of the Borrower obtains actual knowledge thereof, notice of (i) the occurrence of any event that constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto and (ii) any litigation or governmental proceeding pending against the Borrower or any Subsidiary for which it would reasonably be expected that an adverse determination is probable, and that such determination would result in a Material Adverse Effect.
(f)    Environmental Matters. Promptly after an Authorized Officer of the Borrower obtains written notice from any Governmental Authority of any one or more of the following environmental matters, unless such environmental matters would not, individually, or when aggregated with all other such matters, be reasonably expected to result in a Material Adverse Effect, notice of:
(i)    any condition or occurrence on any Oil and Gas Properties of any Credit Party that would reasonably be expected to result in noncompliance by any Credit Party with any applicable Environmental Law;
(ii)    any condition or occurrence on any Oil and Gas Properties that would reasonably be anticipated to cause such Oil and Gas Properties to be subject to any restrictions on the ownership, occupancy, use or transferability of such Oil and Gas Properties under any Environmental Law; and
(iii)    the conduct of any investigation, or any removal, remedial or other corrective action in response to the actual or alleged presence, release or threatened release of any Hazardous Material on, at, under or from any Oil and Gas Properties.
All such notices delivered under this Section 9.1(f) shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the response thereto.

(g)    Change in Beneficial Ownership Certification. The Borrower will promptly notify the Administrative Agent and each Lender of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification.
9.2    Books, Records and Inspections.
(a)    The Borrower will, and will cause each Restricted Subsidiary to, permit officers and designated representatives of the Administrative Agent or the Majority Lenders (as accompanied by the Administrative Agent) to visit and inspect any property or asset of the Borrower or such Subsidiary in whosoever’s possession to the extent that it is within such party’s control to permit such inspection (and shall use commercially reasonable efforts to cause such inspection to be permitted to the extent that it is not within such party’s control to permit such inspection), and to examine the books and records of the Borrower and any such Restricted Subsidiary and discuss the affairs, finances and accounts of the Borrower and of any such Restricted Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, upon reasonable advance notice to the Borrower, all at such reasonable times and intervals during normal business hours and to such reasonable extent as the Administrative Agent or the Majority Lenders may desire (and subject, in the case of any such meetings or advice from such independent accountants, to such accountants’ customary policies and procedures); but, excluding any such visits and inspections during the continuation of an Event of Default (i) only the Administrative Agent on behalf of the Majority Lenders may exercise rights of the Administrative Agent and the Lenders under this Section, and (ii) only one such visit shall be at the Borrower’s expense; provided, further, that when an Event of Default exists, the Administrative Agent (or any of its representatives or independent contractors) or any representative of the Majority Lenders may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Majority Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants. Notwithstanding anything to the contrary contained herein, neither the Borrower nor any Restricted Subsidiary will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by any Requirement of Law or any binding agreement or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product.
(b)    The Borrower will, and will cause each of the Restricted Subsidiaries to, maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of the Borrower or such Restricted Subsidiary, as the case may be.
9.3    Maintenance of Insurance.
(a)    The Borrower will, and will cause each Restricted Subsidiary to, at all times maintain in full force and effect, pursuant to self-insurance arrangements or with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business; and will furnish to the Administrative Agent, upon written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried.
(b)    The Secured Parties shall be the additional insureds on any such liability insurance as their interests may appear and, if property insurance is obtained, the Administrative Agent shall be the additional loss payee under any such property insurance; but, so long as no Event of Default has occurred and is then continuing, the Secured Parties will provide any proceeds of such property insurance to the Borrower to the extent that the Borrower undertakes to apply such proceeds to the reconstruction, replacement or repair of the property insured thereby. The Borrower shall use commercially reasonable efforts to ensure that all policies of insurance required by the terms of this Agreement or any Security Document shall provide that each insurer shall endeavor to give at least 30 days’ prior written notice to the Administrative Agent of any cancellation of such insurance (or at least 10 days’ prior written notice in the case of cancellation of such insurance due to non-payment of premiums).
9.4    Payment of Taxes. The Borrower will pay and discharge, and will cause each of the Restricted Subsidiaries to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, before the date on which material penalties attach thereto, and all lawful material claims in respect of any Taxes imposed, assessed or levied that, if unpaid, would reasonably be expected to become a material Lien upon any properties of the Borrower or any Restricted Subsidiary; but neither the Borrower nor any Restricted Subsidiary shall be required to pay or discharge any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good faith judgment of management of the Borrower) with respect thereto to the extent required by, and in accordance with, GAAP or the failure to pay or discharge would not reasonably be expected to result in a Material Adverse Effect.
9.5    Existence. The Borrower will do, and will cause each Restricted Subsidiary to do, or cause to be done, all things necessary to preserve and keep in full force and effect its legal existence, corporate (or equivalent) rights and authority, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect; but the Borrower and its Restricted Subsidiaries may consummate any transaction permitted under Section 10.3, 10.4 or 10.5.
9.6    Compliance with Statutes, Regulations, Etc. The Borrower will, and will cause each Restricted Subsidiary to, comply with all Requirements of Law applicable to it or its property, including all governmental approvals or authorizations required to conduct its business, and to maintain all such governmental approvals or authorizations in full force and effect, in each case except where the failure to do so would not reasonably be expected to have a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.
9.7    Maintenance of Properties. The Borrower will, and will cause each of the Restricted Subsidiaries to, except in each case where the failure to so comply would not reasonably be expected to result in a Material Adverse Effect:
(a)    operate its Oil and Gas Properties and other material properties or cause such Oil and Gas Properties and other material properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable Contractual Requirements and all applicable Requirements of Law, including applicable proration requirements and applicable Environmental Laws, and all applicable Requirements of Law of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom;
(b)    keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and preserve, maintain and keep in good repair, working order and efficiency (ordinary wear and tear excepted) all of its material Oil and Gas Properties and other material properties, including all equipment, machinery and facilities; and
(c)    to the extent a Credit Party is not the operator of any property, the Borrower shall use reasonable efforts to cause the operator to comply with this Section.
9.8    Unrestricted Subsidiaries.
(a)    Unless designated as an Unrestricted Subsidiary as of the date hereof on Schedule 8.12 or thereafter in compliance with Section 9.8(b), any Person that is or becomes a Subsidiary of the Borrower shall be a Restricted Subsidiary.
(b)    The Borrower may designate by written notification thereof to the Administrative Agent, any Subsidiary, including a newly formed or newly acquired Subsidiary, as an Unrestricted Subsidiary if immediately after giving effect to such designation, (i) no Event of Default shall have occurred and be continuing, (ii) the Borrower shall be in compliance with the Financial Performance Covenants on a Pro Forma Basis, (iii) such Unrestricted Subsidiary will be in compliance with Section 9.8(c), (iv) the Borrower shall be in compliance with Section 10.5, and (v) such Unrestricted Subsidiary is not a “restricted subsidiary” under, or guarantor of, the Indentures or any Permitted Additional Debt.
(c)    No Unrestricted Subsidiary will be the owner or holder of Stock of any Group Member.
9.9    Additional Guarantors, Grantors and Collateral.
(a)    Subject to any applicable limitations set forth in the Credit Documents, as soon as practicable using commercially reasonable efforts (and executing and delivering each Security Document as it may become available), the Borrower will execute or will cause to be executed such Mortgages that may be necessary such that after giving effect thereto the Borrower will meet the Collateral Requirements (1) as in effect on the Closing Date, no later than 60 days after the Closing Date, and (2) as in effect as of the date of any Reserve Report, within 60 days of the delivery of such Reserve Report, in each case as the same may be extended in the sole discretion of the Administrative Agent.
(b)    Subject to any applicable limitations set forth in the Credit Documents, the Borrower will cause (i) any direct or indirect Material Subsidiary (other than any Excluded Subsidiary) formed or otherwise purchased or acquired after the Closing Date and (ii) any direct or indirect Material Subsidiary that ceases to be an Excluded Subsidiary, in each case within 60 days from the date of such formation, acquisition or cessation, as applicable (or such longer period as the Administrative Agent may agree in its reasonable discretion) to execute a supplement to the Guarantee and become a Guarantor.
(c)    Subject to any applicable limitations set forth in the Credit Documents, the Borrower will deliver to the Administrative Agent for filing, registration or recording all documents and instruments, including Uniform Commercial Code or other applicable personal property and financing statements, reasonably requested by the Administrative Agent to be filed, registered or recorded to create or continue, as applicable, the Liens intended to be created by any Security Document and perfect such Liens to the extent required by, and with the priority required by, such Security Document to the Administrative Agent and none of the Collateral shall be subject to any other pledges, security interests or mortgages, except for Liens permitted under Section 10.2. Notwithstanding the foregoing, the Borrower will not be required to take any action to perfect a Lien on any of its or the Subsidiaries’ personal property unless perfection may be accomplished by (A) the filing of a Uniform Commercial Code financing statement in Borrower’s or a Subsidiary’s respective jurisdiction of formation or in the case of as-extracted collateral and goods that are or are to become fixtures in connection with a Mortgage, the filing of a financing statement filed as a fixture filing, a UCC-1 affecting as-extracted collateral or as a financing statement covering such property both centrally and in the county in which such collateral or fixtures are located, (B) delivery of certificates representing pledged Stock or Stock Equivalents consisting of certificated securities together with appropriate endorsements or transfer powers, (C) granting the Administrative Agent “control” (within the meaning of the relevant Uniform Commercial Code) over any pledged Stock or Stock Equivalents consisting of uncertificated securities and (D) granting the Administrative Agent “control” (within the meaning of the relevant Uniform Commercial Code) over any Deposit Accounts (other than Excluded Deposit Accounts) and Securities Accounts (other than Excluded Securities Accounts) by entering into control agreements with, and reasonably satisfactory to, the Administrative Agent and the account bank for such Deposit Account or securities intermediary for such Securities Account, as applicable.
9.10    Use of Proceeds.
(a)    The Borrower will use the proceeds of the Loans (i) to pay Transaction Expenses, (ii) to make Restricted Payments permitted to be made hereunder, (iii) to finance the acquisition, development and exploration of Oil and Gas Properties, (iv) to redeem, defease, prepay or repay Indebtedness permitted to be incurred hereunder, including any fees, premiums and expenses associated therewith and (v) for working capital, capital expenditures and other general corporate purposes of the Borrower and its Restricted Subsidiaries.

(b)    The Borrower will use Letters of Credit for general corporate purposes and to support deposits required under purchase agreements pursuant to which the Borrower or its Subsidiaries may acquire Oil and Gas Properties and other assets.
(c)    The Borrower shall not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use the proceeds of any Borrowing or Letter of Credit (i) in furtherance of an offer, a payment, a promise to pay, or an authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, in violation of applicable Sanctions or (iii) in any manner that would result in the violation of any applicable Sanctions by the Borrower or any of its Subsidiaries.
9.11    Further Assurances.
(a)    Subject to the applicable limitations set forth in Section 9.9 and the Security Documents, the Borrower will, and will cause each other Credit Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture, filings, assignments of as-extracted collateral, mortgages, deeds of trust and other documents) that may be required under any applicable Requirements of Law, or that the Administrative Agent or the Majority Lenders may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the applicable Security Documents, all at the expense of the Borrower and the Restricted Subsidiaries.
(b)    Notwithstanding anything herein to the contrary, if the Administrative Agent and the Borrower reasonably determine in writing that the cost of creating or perfecting any Lien on any property is excessive in relation to the benefits afforded to the Lenders thereby, then such property may be excluded from the Collateral for all purposes of the Credit Documents.
9.12    Reserve Reports and Hedge Schedules; Title Information; Supplemental Mortgages.
(a)    On or before April 1st and September 15th of each year, beginning with April 1, 2019, the Borrower shall furnish to the Administrative Agent (1) a Reserve Report evaluating, in the case of each April 1st Reserve Report as of the immediately preceding January 1st and in the case of each September 15th Reserve Report as of the immediately preceding July 1st, the Proved Reserves of the Credit Parties located within the geographic boundaries of the United States of America (or the Outer Continental Shelf adjacent to the United States of America) that the Borrower desires to have included in any calculation of the Borrowing Base and (2) a Hedge Schedule with the Scheduled Hedge Agreements of the Credit Parties; the Borrower may supplement any Reserve Report or Hedge Schedule from time to time before the Administrative Agent delivers a Proposed Determination Notice, to add or remove Proved Reserves or Scheduled Hedge Agreements, with such Reserve Report as so supplemented to be a “Reserve Report” and such Hedge Schedule as so supplemented to be a “Hedge Schedule” for all purposes of this Agreement. Each Reserve Report shall reflect a Collateral Coverage Ratio of at least 75%. Each

April 1st Reserve Report will be prepared by an Approved Petroleum Engineer with respect to at least 70% of the aggregate volumes of the Borrowing Base Properties. Each September 15th Reserve Report will be prepared by or under the supervision of the Borrower’s chief engineer, certified by an Authorized Officer of the Borrower as to the accuracy and completeness thereof (each an “Internal Reserve Report”).
(b)    In the event of an Interim Redetermination, the Borrower shall furnish to the Administrative Agent a Reserve Report prepared by one or more Approved Petroleum Engineers or by or under the supervision of the chief engineer of the Borrower or by the Borrower and a Hedge Schedule. For any Interim Redetermination pursuant to Section 2.14(b), the Borrower shall provide such Reserve Report and Hedge Schedule as soon as possible, but in any event no later than 60 days following the receipt of a request for an Interim Redetermination with an “as of” date as of the most recent month ending before the request.
(c)    On or before the date six months after the Closing Date (subject to extension at the discretion of the Administrative Agent), the Borrower will deliver to the Administrative Agent title information consistent with usual and customary standards for the geographic regions in which the Borrowing Base Properties are located (“Title Information”) covering not less than 70% of the PV-9 of the then-current Borrowing Base Properties. Thereafter and from time to time, the Borrower will use commercially reasonable efforts to deliver, if requested by the Administrative Agent, Title Information then in the possession of the Borrower and the Subsidiaries and covering the then-current Borrowing Base Properties, taking into account the size, scope and number of leases and wells of the Borrower and the Restricted Subsidiaries; but with respect to any Oil and Gas Properties for which Title Information reasonably acceptable to the Administrative Agent was provided after the Closing Date, the Borrower shall be under no obligation to provide additional Title Information.
(d)    On or before the date six months after the Closing Date (subject to extension of no more than 30 days at the discretion of the Administrative Agent), the Borrower will execute, acknowledge and deliver to the Administrative Agent supplements or amendments to the Mortgages existing on the Closing Date, reflecting the execution and delivery of this Agreement and the new Maturity Date, as the same may be amended in the future, together with legal opinions from local counsel to the Credit Parties, all in form and substance reasonably satisfactory to the Administrative Agent.
9.13    Proceeds of Utica Sale; Borrowed Money Debt. The net cash proceeds from the Utica Sale or from any borrowed money term Indebtedness incurred by any Group Member after the Closing Date (for the avoidance of doubt, excluding any Obligations) shall be applied first to the Term Loan.

ARTICLE X
NEGATIVE COVENANTS
The Borrower hereby covenants and agrees with the Lenders from and after the Closing Date until Facility Termination, as follows:
10.1    Limitation on Indebtedness. The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Indebtedness other than the following:
(a)    Indebtedness arising under the Credit Documents;
(b)    Intercompany loans and advances made by the Borrower to any Restricted Subsidiary or made by any Restricted Subsidiary to the Borrower or its Restricted Subsidiaries so long as such Indebtedness is subject to subordination terms acceptable to the Administrative Agent, to the extent permitted by Requirements of Law and not giving rise to material adverse tax consequences;
(c)    Indebtedness in respect of any bankers’ acceptance, bank guarantees, letter of credit, warehouse receipt or similar facilities entered into in the ordinary course of business (including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims);
(d)    subject to compliance with Section 10.5, Guarantee Obligations of (i) Restricted Subsidiaries in respect of Indebtedness of the Borrower or other Restricted Subsidiaries that is permitted to be incurred under this Agreement and (ii) the Borrower in respect of Indebtedness of Restricted Subsidiaries that is permitted to be incurred under this Agreement; but (A) if the Indebtedness being guaranteed under this Section 10.1(d) is subordinated to the Obligations, such Guarantee Obligations shall be subordinated to the Guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness and (B) no guarantee by any Restricted Subsidiary of any Permitted Additional Debt (or Indebtedness under clause (g) below) shall be permitted unless such Restricted Subsidiary shall have also provided a guarantee of the Obligations substantially on the terms set forth in the Guarantee;
(e)    Guarantee Obligations incurred in the ordinary course of business in respect of obligations of (or to) suppliers, customers, franchisees, lessors, licensees or sublicensees;
(f)    (i) Indebtedness (including Indebtedness arising under Capital Leases) incurred within 270 days of, or assumed in connection with, the acquisition, construction, lease, repair, replacement, expansion or improvement of fixed or capital assets to finance the acquisition, construction, lease, repair, replacement expansion, or improvement of such fixed or capital assets, (ii) Indebtedness arising under Capital Leases, other than (A) Capital Leases in effect on the Closing Date and (B) Capital Leases entered into pursuant to subclause (i) above (but, in the case of each of the foregoing subclauses (i) and (ii), the Borrower shall be in compliance on a Pro Forma Basis with the Financial Performance Covenants); and (iii) any Permitted Refinancing Indebtedness issued or incurred to Refinance any such Indebtedness;

(g)    Indebtedness outstanding on the Closing Date listed on Schedule 10.1 and any Permitted Refinancing Indebtedness issued or incurred to Refinance such Indebtedness;
(h)    (i) Indebtedness of a Person or Indebtedness attaching to the assets of a Person that, in either case, becomes a Restricted Subsidiary (or is a Restricted Subsidiary that survives a merger with such Person or any of its Subsidiaries) or Indebtedness attaching to the assets that are acquired by the Borrower or any Restricted Subsidiary, in each case after the Closing Date as the result of a transaction permitted under this Agreement; but:
(A)    such Indebtedness existed at the time such Person became a Restricted Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof,
(B)    such Indebtedness is not guaranteed in any respect by the Borrower or any Restricted Subsidiary (other than any such Person that so becomes a Restricted Subsidiary or is the survivor of a merger with such Person or any of its Subsidiaries), and
(C)    the Borrower shall be in compliance on a Pro Forma Basis with the Financial Performance Covenants; and
(ii)    any Permitted Refinancing Indebtedness issued or incurred to Refinance such Indebtedness;
(i)    Indebtedness consisting of secured financings by a Foreign Subsidiary in which no Credit Party’s assets are used to secure such Indebtedness;
(j)    Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations not in connection with money borrowed, in each case provided in the ordinary course of business or consistent with past practice, including those incurred to secure health, safety and environmental obligations in the ordinary course of business or consistent with past practice;
(k)    obligations in respect of Cash Management Services and other Indebtedness in respect of netting services, automatic clearing house arrangements, employees’ credit or purchase cards, overdraft protections and similar arrangements in each case incurred in the ordinary course of business;
(l)    Indebtedness incurred in the ordinary course of business in respect of obligations of the Borrower or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services;
(m)    Indebtedness arising from agreements of the Borrower or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations (including earn-outs), in each case entered into in connection with any acquisition or Disposition permitted hereunder;

(n)    Indebtedness of the Borrower or any Restricted Subsidiary consisting of (i) obligations to pay insurance premiums or (ii) obligations contained in firm transportation or supply agreements or other take or pay contracts, in each case arising in the ordinary course of business;
(o)    Indebtedness representing deferred compensation to employees, consultants or independent contractors of the Borrower (or, to the extent such work is done for the Borrower or its Subsidiaries, any direct or indirect parent thereof) and the Restricted Subsidiaries incurred in the ordinary course of business;
(p)    Indebtedness to current or former officers, managers, consultants, directors and employees (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) to finance the purchase or redemption of Stock or Stock Equivalents of the Borrower (or any direct or indirect parent thereof) permitted by Section 10.6;
(q)    Indebtedness associated with bonds or surety obligations required by Requirements of Law or by Governmental Authorities in connection with the operation of Oil and Gas Properties in the ordinary course of business;
(r)    Indebtedness secured by Liens on the Collateral (A) the priority of which are subordinated to the Lien securing the Obligations under the Security Documents or (B) which are separate from, but the priority of which are equal and ratable with, the Liens securing the Obligations and subject to an Acceptable Collateral Trust Agreement providing for payment priority of the Obligations ahead of such Indebtedness, if in each case that:
(i)    at the time of, and after giving pro forma effect to, the incurrence of such Indebtedness, no Event of Default, or Borrowing Base Deficiency shall exist and be continuing and the Collateral Requirements shall be satisfied,
(ii)    (A) to the extent the terms and documentation for such Indebtedness are not substantially consistent with the corresponding Credit Documents (excluding terms as to interest rates, fees, floors, funding discounts and redemption or prepayment premiums), either (1) such terms and documentation shall be reasonably satisfactory to the Administrative Agent or (2) such terms and documentation shall either (X) not be materially more restrictive, taken as a whole, to the Borrower and its Restricted Subsidiaries, than the Credit Documents (or the Lenders receive the benefit of the more restrictive terms which, for avoidance of doubt, may be provided to them without their consent), in each case, as certified by an Authorized Officer of the Borrower in good faith or (Y) apply after the Maturity Date and (B) the Administrative Agent shall have received an opinion of special counsel to the Borrower covering such matters as the Administrative Agent shall reasonably request,
(iii)    the holders of such Indebtedness or their representative will have (A) entered into a joinder to the Intercreditor Agreement subordinating their Lien to that securing the Obligations or (B) entered into the Intercreditor Agreement or joinder thereto and/or an Acceptable Collateral Trust Agreement, as applicable,
(iv)     such Indebtedness will not have scheduled amortization and will not mature by its terms before 91 days after the Maturity Date in effect at the time such Indebtedness is incurred,

(v)    the principal amount of such Indebtedness and all other then-outstanding Junior Lien Debt shall not exceed the Junior Lien Basket;
(vi)    if any Junior Lien Debt is FLLO Debt issued after the Closing Date, then in addition to the other requirements of this Section 10.1(r), (A) the principal amount of all FLLO Debt shall not exceed $1,000,000,000 at any one time outstanding and (B) if any FLLO Debt is outstanding as of the last day of any fiscal quarter, the present value of the Borrowing Base Properties as of such date, valued at Strip Prices as of such date and discounted at the rate of 9% per annum, must be at least 150% of the sum of the Total Exposure plus the then-outstanding principal balance of all FLLO Debt,
(vii)    the Borrowing Base in effect on the date of issuance shall be reduced by an amount equal to 25% of the principal amount of such Indebtedness, and
(viii)    the proceeds of such Junior Lien Debt are used to Refinance existing Indebtedness of the Borrower or any other Group Member;
(s)    Indebtedness under Hedge Agreements permitted by Section 10.10;
(t)    Indebtedness of any Restricted Subsidiary that is not a party to a Guarantee at the time such Indebtedness is incurred; but the aggregate principal amount of Indebtedness outstanding at any time pursuant to this clause (t) shall not at the time of incurrence thereof and after giving pro forma effect thereto and the use of proceeds thereof, exceed 15% of Adjusted Consolidated Net Tangible Assets of the Borrower (measured as of the date such Indebtedness is incurred based upon the financial statements most recently available before such date);
(u)    Indebtedness secured by Liens on (A) real property that is not Oil and Gas Property and that is not material to the operation of any Mortgaged Property and (B) fixtures and personal property related to the real property in the foregoing clause (A) and that is also not material to the operation of any Mortgaged Property;
(v)    Permitted Additional Debt if immediately after giving effect to the incurrence of any such Indebtedness, (1) no Default or Event of Default has occurred and is continuing or would result therefrom and (2) the Borrower shall be in compliance on a Pro Forma Basis with the Financial Performance Covenants, and any Permitted Refinancing Indebtedness issued or incurred to Refinance such Permitted Additional Debt;
(w)    Indebtedness in an aggregate principal amount not to exceed $750,000,000 at any one time outstanding, if immediately after giving effect to the incurrence of such Indebtedness, (1) no Default or Event of Default has occurred and is continuing or would result therefrom and (2) the Borrower shall be in compliance on a Pro Forma Basis with the Financial Performance Covenants, and any Permitted Refinancing Indebtedness issued or incurred to refinance such Indebtedness; and
(x)    all premiums (if any), interest (including post-petition interest), fees, expenses, charges, and additional or contingent interest on obligations described in clauses (a) through (w) above.

10.2    Limitation on Liens. The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien upon any property or assets of any kind (real or personal, tangible or intangible) of the Borrower or any Restricted Subsidiary, whether now owned or hereafter acquired, except:
(a)    Liens arising under the Credit Documents to secure the Obligations (including Liens contemplated by Section 3.8);
(b)    Permitted Liens;
(c)    Liens (including liens arising under Capital Leases to secure Capital Lease Obligations) securing Indebtedness permitted pursuant to Section 10.1(f); if (i) such Liens attach concurrently with or within 270 days after the acquisition, lease, repair, replacement, construction, expansion or improvement (as applicable) being financed with such Indebtedness, (ii) other than the property financed by such Indebtedness, such Liens do not at any time encumber any property, except for replacements thereof and accessions and additions to such property and the proceeds and the products thereof and customary security deposits and (iii) with respect to Capital Leases, such Liens do not at any time extend to or cover any assets (except for accessions and additions to such assets, replacements and products thereof and customary security deposits) other than the assets subject to such Capital Leases; but individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;
(d)    Liens existing on the Closing Date; but any Lien existing on the Closing Date securing Indebtedness in excess of (i) $5,000,000 individually or (ii) $10,000,000 in the aggregate (when taken together with all other Liens securing obligations outstanding in reliance on this clause (d) that are not listed on Schedule 10.2) shall only be permitted to the extent such Lien is listed on Schedule 10.2;
(e)    (i) the modification, replacement, extension or renewal of any Lien permitted by clauses (a), (b), (c), (d), (f), (i), and (s) of this Section upon or in the same assets theretofore subject to such Lien or upon or in after-acquired property that is (A) affixed or incorporated into the property covered by such Lien, (B) in the case of Liens permitted by clause (f), subject to a Lien securing Indebtedness permitted under Section 10.1, the terms of which Indebtedness require or include a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (C) the proceeds and products thereof or (ii) Liens securing Indebtedness incurred in replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor except to the extent otherwise permitted hereunder) of secured Indebtedness, to the extent the replacement, extension or renewal of the Indebtedness secured thereby is permitted by Section 10.1;
(f)    Liens existing on the assets of any Person that becomes a Subsidiary, or existing on assets acquired, pursuant to a transaction permitted by this Agreement to the extent the Liens on such assets secure Indebtedness permitted by Section 10.1(h); if such Liens attach at all times only to the same assets that such Liens (or upon or in after-acquired property that is (i) affixed or incorporated into the property covered by such Lien, (ii) after-acquired property subject to a Lien securing Indebtedness permitted under Section 10.1(h), the terms of which Indebtedness require or include a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (iii) the proceeds and products thereof) attached to, and secure only, the same Indebtedness or obligations (or any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness permitted by Section 10.1) that such Liens secured, immediately before such transaction;
(g)    Liens securing Indebtedness or other obligations (i) of the Borrower or a Restricted Subsidiary in favor of a Credit Party and (ii) of any Restricted Subsidiary that is not a Credit Party in favor of any Restricted Subsidiary that is not a Credit Party;
(h)    Liens (i) of a collecting bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off);
(i)    (i) Liens on cash advances in favor of the seller of any property to be acquired in an transaction permitted by this Agreement to be applied against the purchase price for such property, and (ii) Liens consisting of an agreement to Dispose of any property in a transaction permitted by this Agreement;
(j)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale or purchase of goods entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business permitted by this Agreement;
(k)    Liens deemed to exist in connection with Investments in repurchase agreements permitted hereunder;
(l)    Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business;
(m)    Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance or incurrence of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and the Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business;
(n)    Liens solely on any cash earnest money deposits made by the Borrower or any Restricted Subsidiary in connection with any letter of intent or purchase agreement permitted hereunder;
(o)    Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(p)    Liens in respect of any Qualifying VPP;
(q)    the prior right of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;
(r)    agreements to subordinate any interest of the Borrower or any Restricted Subsidiary in any accounts receivable or other proceeds arising from inventory consigned by the Borrower or any Restricted Subsidiary pursuant to an agreement entered into in the ordinary course of business;
(s)    Liens on Stock in a joint venture that does not constitute a Restricted Subsidiary securing obligations of such joint venture so long as the assets of such joint venture do not constitute Collateral;
(t)    Liens securing any Indebtedness permitted by Section 10.1(u) and Section 10.1(r);
(u)    Liens arising pursuant to Section 107(l) of CERCLA, or other Environmental Law, unless such Lien (i) by action of the lienholder, or by operation of law, takes priority over any Liens arising under the Credit Documents on the property upon which it is a Lien, and (ii) relates to a liability of the Borrower or any Restricted Subsidiary that is reasonably likely to exceed $30,000,000;
(v)    Liens arising from judgments or decrees in circumstances not constituting an Event of Default under Section 11.9;
(w)    Liens on cash and cash equivalents securing Hedge Agreements (other than Lender Hedging Obligations) and letters of credit (other than Letters of Credit) to secure Hedge Agreements (other than Lender Hedging Obligations), if, as of any date, the sum of (1) the amount of such cash and cash equivalents plus (2) the Letters of Credit Outstanding does not exceed the Letter of Credit Commitment; and
(x)    additional Liens on property other than the Collateral, so long as the aggregate principal amount of the obligations secured thereby at the time of the incurrence thereof and after giving pro forma effect thereto and the use of proceeds thereof, does not exceed 3.5% of Adjusted Consolidated Net Tangible Assets (measured, in each case, as of the date such Lien or the obligations secured is incurred based upon the financial statements most recently available before such date); but for purposes of determining the amount secured by Liens under this Section 10.2(w), such amount shall be the lesser of the outstanding amount of the secured obligations or the Fair Market Value of the property subject to such Lien.
10.3    Limitation on Fundamental Changes. Except as permitted by Section 10.4 or 10.5 the Borrower will not, and will not permit any Restricted Subsidiary to, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of, all or substantially all its assets, except that:
(a)    the Borrower may merge, consolidate or amalgamate with any Person (including any Subsidiary), if (i) the Borrower shall be the surviving, continuing or resulting entity or, if the foregoing is not the case, the surviving, continuing, or resulting entity shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof (the Borrower or such Person, as the case may be, being herein referred to as the “Successor Borrower”), (ii) the Successor Borrower (if other than the Borrower) shall expressly assume all the obligations of the Borrower under the Credit Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (iii) no Borrowing Base Deficiency, Default or Event of Default has occurred and is continuing at the date of such merger, amalgamation or consolidation or would result from such consummation of such merger, amalgamation or consolidation, and (iv) if such merger, amalgamation or consolidation involves the Borrower and a Person that, before the consummation of such merger, amalgamation or consolidation, is not a Subsidiary of the Borrower (A) the Successor Borrower shall be in compliance, on a Pro Forma Basis with the Financial Performance Covenants, (B) each Guarantor, unless it is the other party to such merger, amalgamation or consolidation (or unless the Successor Borrower is the Borrower) shall have confirmed in a writing in form and substance acceptable to the Administrative Agent that its Guarantee shall apply to the Successor Borrower’s obligations under this Agreement (and shall have confirmed that its obligations under the Security Documents shall apply to the Successor Borrower’s obligations under this Agreement), (C) each mortgagor of a Mortgaged Property, unless it is the other party to such merger or consolidation or unless the Successor Borrower is the Borrower, shall have by an amendment to or restatement of the applicable Mortgage confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement and (D) if reasonably requested by the Administrative Agent, an opinion of counsel shall be required to be provided to the effect that such merger, amalgamation or consolidation does not violate any Credit Document; provided, further, that if the foregoing are satisfied, the Successor Borrower (if other than the Borrower) will succeed to, and be substituted for, the Borrower under this Agreement;
(b)    any Guarantor may merge, amalgamate or consolidate with (i) any Credit Party (but if the Borrower is involved in the case of any such merger, amalgamation or consolidation, the provisions of clause (a) above shall govern) or (ii) any other Person (including any other Subsidiary); if (A) in the case of any merger, amalgamation or consolidation involving one or more Restricted Subsidiaries, (1) a Restricted Subsidiary shall be the continuing or surviving Person or the Borrower shall take all steps necessary to cause the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Restricted Subsidiary) to become a Restricted Subsidiary, (B) in the case of any merger, amalgamation or consolidation involving one or more Guarantors, a Guarantor shall be the continuing or surviving Person or the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Guarantor) shall execute a supplement to the Guarantee and any applicable Mortgage, each in form and substance reasonably satisfactory to the Administrative Agent in order for the surviving Person to become a Guarantor and pledgor, mortgagor and grantor of Collateral for the benefit of the Secured Parties, (C) no Borrowing Base Deficiency, Default or Event of Default has occurred and is continuing on the date of such merger, amalgamation or consolidation or would result from the consummation of such merger, amalgamation or consolidation, and (D) if such merger, amalgamation or consolidation involves a Subsidiary and a Person that, before the consummation of such merger, amalgamation or consolidation, is not a Restricted Subsidiary, the Borrower shall be in compliance, on a Pro Forma Basis with the Financial Performance Covenants;

(c)    any Restricted Subsidiary that is not a Guarantor may merge, amalgamate or consolidate with, or Dispose of all or substantially all of its assets to, the Borrower or any other Restricted Subsidiary (but if the Borrower is involved in the case of any such merger, amalgamation or consolidation, the provisions of clause (a) above shall govern);
(d)    any Restricted Subsidiary may liquidate or dissolve if (i) the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (ii) to the extent such Restricted Subsidiary is a Credit Party, any assets or business of such Restricted Subsidiary not otherwise Disposed of or transferred in accordance with Section 10.4 or 10.5, in the case of any such business, discontinued, shall be transferred to, or otherwise owned or conducted by, a Credit Party after giving effect to such liquidation or dissolution; and
(e)    to the extent that no Borrowing Base Deficiency, Default or Event of Default would result from the consummation of such Disposition, the Borrower and the Restricted Subsidiaries may consummate a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 10.4.
10.4    Limitation on Sale of Assets.
(a)    The Borrower will not, and will not permit any Restricted Subsidiary to, (x) make any voluntary Disposition of any of its property, business or assets (including receivables and leasehold interests), whether now owned or hereafter acquired or (y) sell to any Person (other than the Borrower or a Guarantor) any shares owned by it of any Restricted Subsidiary’s Stock and Stock Equivalents, except that:
(i)    the Borrower and the Restricted Subsidiaries may Dispose of (A) inventory and other goods held for sale, including Hydrocarbons, obsolete, worn out, used or surplus equipment, vehicles and other assets (other than accounts receivable) in the ordinary course of business (including equipment that is no longer necessary for the business of the Borrower or its Restricted Subsidiaries or is replaced by equipment of at least comparable value and use), (B) Permitted Investments, and (C) assets for the purposes of community and public outreach, including charitable contributions and similar gifts, funding of or participation in trade, business and technical associations, and political contributions made in accordance with applicable Requirements of Law, to the extent such assets are not material to the ability of the Borrower and its Restricted Subsidiaries, taken as a whole, to conduct its business in the ordinary course;
(ii)    the Borrower and the Restricted Subsidiaries may Dispose of any Oil and Gas Properties or any interest therein or the Stock or Stock Equivalents of any Restricted Subsidiary owning Oil and Gas Properties, if such Disposition is for Fair Market Value; provided, further, that if such Disposition of Oil and Gas Properties or of any Stock or Stock Equivalents of any Restricted Subsidiary owning Oil and Gas Properties involves Borrowing Base Properties included in the most recently delivered Reserve Report, then no later than two Business Days’ before the date of consummation of any such Disposition, the Borrower shall provide notice to the Administrative Agent of such Disposition and the Borrowing Base Properties so Disposed and the Borrowing Base shall be adjusted in accordance with the provisions of Section 2.14(h); provided, further, that to the extent that the Borrower is notified by the Administrative Agent that a

Borrowing Base Deficiency could result from an adjustment to the Borrowing Base resulting from such Disposition, after the consummation of such Disposition(s), the Borrower shall have received net cash proceeds, or shall have cash on hand, sufficient to eliminate any such potential Borrowing Base Deficiency;
(iii)    the Borrower and the Restricted Subsidiaries may Dispose of property or assets to the Borrower or to a Restricted Subsidiary; but if the transferor of such property is a Credit Party, either (A) the transferee thereof shall be a Credit Party or (B) such transaction shall be permitted under Section 10.5;
(iv)    the Borrower and any Restricted Subsidiary may affect any transaction permitted by Section 10.3, 10.5 or 10.6;
(v)    the Borrower and the Restricted Subsidiaries may lease, sublease, license or sublicense (on a non-exclusive basis with respect to any intellectual property) real, personal or intellectual property in the ordinary course of business;
(vi)    Dispositions constituting like-kind exchanges (including reverse likekind exchanges) of Borrowing Base Properties will be permitted to the extent that (A) (x) such property is exchanged for credit against the purchase price of similar replacement property or (y) the proceeds of such Disposition are applied to the purchase price of similar replacement property, in each case under Section 1031 of the Code or otherwise, and (B) if such Disposition results in a reduction of the Borrowing Base pursuant to Section 2.14(h), the Borrower satisfies the requirements of Section 5.2(b)(ii);
(vii)    Dispositions of Hydrocarbon Interests to which no Proved Reserves are attributable will be permitted, and farm-outs of undeveloped acreage to which no Proved Reserves are attributable and assignments in connection with such farm-outs will be permitted;
(viii)    Dispositions of Investments in joint ventures (regardless of the form of legal entity) will be permitted to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements to the extent the same would be permitted under Section 10.5;
(ix)    transfers of property will be permitted if such transfer is (A) subject to a Casualty Event or in connection with any condemnation proceeding with respect to Collateral upon receipt of the net cash proceeds of such Casualty Event or condemnation proceeding or (B) in connection with any Casualty Event or any condemnation proceeding with respect to property that does not constitute Collateral;
(x)    Dispositions of accounts receivable will be permitted (A) in connection with the collection or compromise thereof or (B) to the extent the proceeds thereof are used to prepay any Loans then outstanding;
(xi)    the unwinding, terminating and/or offsetting of any Hedge Agreement will be permitted (subject to the terms of Section 2.14(h)); but no later than two Business Days’ before the date of consummation of any unwinding, terminating and/or offsetting of any Scheduled Hedge Agreement, the Borrower shall provide notice to the Administrative

Agent of such unwinding, terminating and/or offsetting of such Scheduled Hedge Agreement and the Borrowing Base shall be adjusted in accordance with the provisions of Section 2.14(h); provided, further, that to the extent that the Borrower is notified by the Administrative Agent that a Borrowing Base Deficiency could result from an adjustment to the Borrowing Base resulting from such unwinding, terminating and/or offsetting of any Scheduled Hedge Agreement, after the consummation of such unwinding, terminating and/or offsetting of such Scheduled Hedge Agreement, the Borrower shall have received net cash proceeds, or shall have cash on hand, sufficient to eliminate any such potential Borrowing Base Deficiency;
(xii)    Dispositions of Oil and Gas Properties and other assets not included in the Borrowing Base will be permitted, other than the same that are subject to the Utica Sale;
(xiii)    Disposition of the Oil and Gas Properties and other assets subject to the Utica Sale will be permitted, if the net cash proceeds are promptly applied to the retirement of the Term Loan; and
(xiv)    Disposition of any asset between or among the Borrower and/or its Restricted Subsidiaries as a substantially concurrent interim Disposition in connection with a Disposition otherwise permitted pursuant to clauses (i) through (xiii) above will be permitted.
(b)    The Borrower will not, and will not permit any Restricted Subsidiary to, make any voluntary Disposition of Borrowing Base Properties, unless (i) no Default or Event of Default has occurred and is continuing or would result therefrom (after giving effect to any Mortgage executed and delivered to the Administrative Agent substantially concurrently with such Disposition), (ii) the Borrower shall be in compliance with the Financial Performance Covenants on a Pro Forma Basis and (iii) immediately after giving effect to such Disposition (and to any Mortgage executed and delivered to the Administrative Agent substantially concurrently with such Disposition), no Borrowing Base Deficiency shall exist.
10.5    Limitation on Investments. The Borrower will not, and will not permit any Restricted Subsidiary to, make any Investment except:

(a)    extensions of trade credit and purchases of assets and services (including purchases of inventory, supplies and materials) in the ordinary course of business;
(b)    Investments in assets that constituted Permitted Investments at the time such Investments were made;
(c)    Investments received in connection with the bankruptcy or reorganization of suppliers or customers and in settlement of delinquent obligations of, and other disputes with, customers arising in the ordinary course of business or upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;
(d)     Investments to the extent that payment for such Investments is made with Stock or Stock Equivalents (other than Disqualified Stock not otherwise permitted by Section 10.1) of the Borrower (or any direct or indirect parent thereof);

(e)     Investments constituting non-cash proceeds of Dispositions of assets to the extent such Disposition is permitted by Section 10.4;
(f)     Investments made to repurchase or retire Stock or Stock Equivalents of the Borrower or any direct or indirect parent thereof owned by any employee or any stock ownership plan or key employee stock ownership plan of the Borrower (or any direct or indirect parent thereof);
(g)    loans and advances to any direct or indirect parent of the Borrower in lieu of, and not in excess of the amount of, Restricted Payments to the extent permitted to be made to such parent in accordance with Section 10.6;
(h)    Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;
(i)    Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers consistent with past practices;
(j)    advances of payroll payments to employees, consultants or independent contractors or other advances of salaries or compensation to employees, consultants or independent contractors, in each case in the ordinary course of business;
(k)    guarantee obligations of the Borrower or any Restricted Subsidiary of leases (other than Capital Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;
(l)    Industry Investments, Investments in direct ownership interests in additional Oil and Gas Properties and gas gathering systems related thereto and Investments related to farm-out, farm-in, joint operating, joint venture, joint development or other area of mutual interest agreements, other similar industry investments, gathering systems, pipelines or other similar oil and gas exploration and production business arrangements, in each case excluding ownership in any Person other than a Group Member;
(m)    Investments in Hedge Agreements permitted by Section 10.1 and Section 10.10;
(n)    Investments consisting of Indebtedness, fundamental changes, Dispositions and Restricted Payments permitted under Sections 10.1, 10.3, 10.4 and 10.6 (other than Section 10.6(c));
(o)    Investments by the Borrower or any Restricted Subsidiary in any Restricted Subsidiary;
(p)    Investments consisting of licensing of intellectual property pursuant to joint marketing arrangements with other Persons in the ordinary course of business.

(q)    Investments in any Person other than a Group Member if (1) no Default or Event of Default has occurred and is continuing or would result therefrom and (2) the aggregate value at the date made (in each case valued at Fair Market Value (determined by the Borrower acting in good faith) as of such date) of each then-existing Investment in all Persons other than Group Members does not then exceed 15% of Adjusted Consolidated Net Tangible Assets.
10.6    Limitation on Restricted Payments. The Borrower will not, and will not permit any Restricted Subsidiary to, pay any dividends (other than Restricted Payments payable solely in its Stock that is not Disqualified Stock) or return any capital to its equity holders or make any other distribution, payment or delivery of property or cash to its equity holders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for consideration, any shares of any class of its Stock or Stock Equivalents now or hereafter outstanding, or set aside any funds for any of the foregoing purposes, or permit any Restricted Subsidiary to purchase or otherwise acquire for consideration (other than in connection with an Investment permitted by Section 10.5) any Stock or Stock Equivalents of the Borrower, now or hereafter outstanding (all of the foregoing, “Restricted Payments”); except that:
(a)    the Borrower may redeem in whole or in part any of its Stock or Stock Equivalents in exchange for another class of its Stock or Stock Equivalents or with proceeds from substantially concurrent equity contributions or issuances of new Stock or Stock Equivalents, if such new Stock or Stock Equivalents contain terms and provisions at least as advantageous to the Lenders in all material respects to their interests as those contained in the Stock or Stock Equivalents redeemed thereby, and the Borrower may pay Restricted Payments payable solely in the Stock and Stock Equivalents (other than Disqualified Stock not otherwise permitted by Section 10.1) of the Borrower;
(b)    to the extent constituting Restricted Payments, the Borrower may make Investments permitted by Section 10.5;
(c)    to the extent constituting Restricted Payments, the Borrower may enter into and consummate transactions expressly permitted by any provision of Section 10.3;
(d)    the Borrower may repurchase Stock or Stock Equivalents of the Borrower (or any direct or indirect parent thereof) upon exercise of stock options or warrants if such Stock or Stock Equivalents represents all or a portion of the exercise price of such options or warrants;
(e)    the Borrower or any Restricted Subsidiary may (i) pay cash in lieu of fractional shares in connection with any dividend, split or combination thereof or any acquisition permitted hereby and (ii) so long as, immediately after giving effect thereto, (A) no Default or Event of Default shall have occurred and be continuing and (B) no Borrowing Base Deficiency exists, honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms;
(f)    the Borrower may pay dividends on its 4.50% Preferred Stock, 5.00% Preferred Stock (Series 2005B), 5.75% Preferred Stock (Series A) and 5.75% Preferred Stock outstanding on the Closing Date, if on the date thereof (1) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (2) the Borrower shall be in compliance on a Pro Forma Basis with the Financial Performance Covenants;
(g)    the Borrower may make Restricted Payments aggregating $100,000,000 after the date hereof, if on the date thereof (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) no Loans are then outstanding and (iii) the Borrower shall be in compliance on a Pro Forma Basis with the Financial Performance Covenants;
(h)    the Borrower may make Restricted Payments if (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) after giving effect thereto, the Total Exposure is not more than 90% of the Loan Limit, (iii) the Borrower shall be in compliance on a Pro Forma Basis with the Financial Performance Covenants and (iv) on a Pro Forma Basis, the Leverage Ratio does not exceed 3.25:1;
(i)    the Borrower may pay any Restricted Payment within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Agreement;
(j)    Restricted Subsidiaries may make Restricted Payments (i) to the Borrower or any other Restricted Subsidiary and (ii) ratably to all holders of its outstanding Stock and Stock Equivalents; and
(k)    the Borrower may make payments described in Sections 10.12(a), (c), (d), (e), (h) and (i) (subject to the conditions set out therein).
10.7    Limitations on Debt Payments and Amendments.
(a)    The Borrower will not, and will not permit any Restricted Subsidiary to, optionally prepay, repurchase or redeem or otherwise defease any Permitted Additional Debt or Junior Debt (it being understood that payments of regularly scheduled cash interest in respect of, and payment of principal on the scheduled maturity date of such other Indebtedness shall be permitted); but the Borrower or any Restricted Subsidiary may optionally prepay, repurchase, redeem or defease any Permitted Additional Debt or Junior Debt (i) with the proceeds of any Permitted Refinancing Indebtedness, (ii) by converting or exchanging such Permitted Additional Debt or Junior Debt to Stock (other than Disqualified Stock) of the Borrower, or (iii) so long as (A) no Event of Default has occurred and is continuing or would result therefrom, (B) after giving effect thereto, the Total Exposure is not more than 90% of the Loan Limit and (C) the Borrower is in compliance on a Pro Forma Basis with the Financial Performance Covenants.
(b)    The Borrower will not amend or modify the documentation governing any Junior Debt or the terms applicable to any of the foregoing to the extent that (i) any such amendment or modification, taken as a whole, would be adverse to the Lenders in any material respect (it being agreed that any amendment or modification of the terms with respect to any of the Existing Contingent Convertible Notes to change (1) the stated maturity thereof or any mandatory call date applicable thereto (so long as such stated maturity or mandatory call date is not sooner than the Maturity Date) or (2) the interest rate and/or dates of cash interest payments applicable thereto, and/or the relevant rate of exchange to Stock of the Borrower would not be adverse to the Lenders in any material respect) or (ii) the documentation governing any such Junior Debt, as so amended or modified, would not (A) be permitted to be included in the documentation governing any senior subordinated or subordinated Permitted Additional Debt or (B) permit such Indebtedness to be incurred pursuant to Section 10.1(r).
10.8    Negative Pledge Agreements. The Borrower will not, and will not permit any Restricted Subsidiary to, enter into or permit to exist any Contractual Requirement (other than the Credit Documents or any documentation in respect of (a) secured Indebtedness otherwise permitted hereunder or (b) the Credit Parties’ Oil and Gas Properties to the extent that the property covered thereby is not required to be pledged as Collateral pursuant to the definition of “Collateral Requirements”) that limits the ability of the Borrower or any Guarantor to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Secured Parties with respect to the Obligations or under the Credit Documents; but the foregoing shall not apply to Contractual Requirements that (i)(x) exist on the Closing Date and (to the extent not otherwise permitted by this Section) are listed on Schedule 10.8 and (y) to the extent Contractual Requirements permitted by clause (x) are set forth in an agreement evidencing Indebtedness or other obligations, are set forth in any agreement evidencing any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness or obligation so long as such Permitted Refinancing Indebtedness does not expand the scope of such restriction in such Contractual Requirement, (ii) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary (or are binding on property at the time such property first becomes property of the Borrower or a Restricted Subsidiary), so long as such Contractual Requirements were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary (or such property becomes property of the Borrower or a Restricted Subsidiary), (iii) represent Indebtedness of a Restricted Subsidiary that is not a Guarantor to the extent such Indebtedness is permitted by Section 10.1 so long as such Contractual Requirement applies only to such Subsidiary, (iv) arise pursuant to agreements entered into with respect to any Disposition permitted hereunder and are applicable solely to assets which are the subject of such Disposition, (v) are customary provisions in joint venture agreements or agreements governing property held with a common owner and other similar agreements or arrangements (with a third party acting as a co-venturer) relating solely to such joint venture or property or otherwise arise in (A) agreements which restrict the Disposition or distribution of assets or property in oil and gas leases, joint operating agreements, joint exploration and/or development agreements, participation agreements or (B) any production sharing contract or similar instrument on which a Lien cannot be granted without the consent of a third party and, in each case, other similar agreements entered into in the ordinary course of the oil and gas exploration and development business, (vi) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 10.1, but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness, (vii) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto, (viii) comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 10.1 to the extent that such restrictions apply only to the property or assets securing such Indebtedness, (ix) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or any Subsidiary or in leases prohibiting Liens on retained property rights of the lessor in connection with operations of the lessee conducted on the leased property, (x) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (xi) restrict the use of cash or other deposits imposed by customers or suppliers under contracts entered into in the ordinary course of business, (xii) are imposed by any Requirement of Law, (xiii) exist under any documentation governing any Permitted Refinancing Indebtedness incurred to Refinance any Indebtedness but only to the extent such Contractual Requirement was contained in the document evidencing the Indebtedness being Refinanced, (xiv) are customary net worth provisions contained in real property leases entered into by Subsidiaries of the Borrower, so long as the Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Borrower and its Subsidiaries to meet their ongoing obligations, (xv) relate to property, an interest in which has been granted or conveyed to a Royalty Trust, YieldCo or a master limited partnership or which is subject to a term net profits interest, and (xvi) are restrictions regarding licenses or sublicenses by the Borrower and its Restricted Subsidiaries of intellectual property in the ordinary course of business (in which case such restriction shall relate only to such intellectual property)(clauses (i) through (xvi), collectively, “Permitted Restrictions”).
10.9    Limitation on Subsidiary Distributions. The Borrower will not, and will not permit any Restricted Subsidiary that is not a Guarantor to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to pay dividends or make any other distributions to the Borrower or any Restricted Subsidiary on its Stock or with respect to any other interest or participation in, or measured by, its profits or transfer any property to the Borrower or any Restricted Subsidiary except (in each case) for such encumbrances or restrictions existing under or by reason of:
(a)    Contractual Requirements in effect on the Closing Date that are described on Schedule 10.9 or pursuant to the Credit Documents;
(b)    purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on transferring the property so acquired;
(c)    Requirement of Law or any applicable rule, regulation or order;
(d)    any agreement or other instrument of a Person acquired by or merged or consolidated with or into the Borrower or any Restricted Subsidiary, or of an Unrestricted Subsidiary that is designated a Restricted Subsidiary, or that is assumed in connection with the acquisition of assets from such Person, in each case that is in existence at the time of such transaction (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired or designated;
(e)    contracts for the sale of assets, including customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the Disposition of all or substantially all of the Stock or assets of such Subsidiary;
(f)    secured Indebtedness otherwise permitted to be incurred pursuant to Sections 10.1 and 10.2 that limit the right of the debtor to Dispose of the assets securing such Indebtedness;

(g)    restrictions on cash or other deposits or net worth imposed by customers or suppliers under contracts entered into in the ordinary course of business;
(h)    other Indebtedness, Disqualified Stock or preferred stock of Restricted Subsidiaries permitted to be incurred subsequent to the Closing Date pursuant to Section 10.1 and either (i) the provisions relating to such encumbrance or restriction contained in such Indebtedness are no less favorable to the Borrower, taken as a whole, as determined by an Authorized Officer of the Borrower in good faith, than the provisions contained in this Agreement or (ii) any such encumbrance or restriction contained in such Indebtedness does not prohibit (except upon a default or an event of default thereunder) the payment of dividends in an amount sufficient, as determined by an Authorized Officer of the Borrower in good faith, to make scheduled payments of cash interest on the Obligations when due;
(i)    customary provisions in joint venture agreements or agreements governing property held with a common owner and other similar agreements or arrangements relating solely to such joint venture or property;
(j)    customary provisions contained in leases, sub-leases, licenses, sub-licenses or similar agreements, in each case, entered into in the ordinary course of business;
(k)    provisions contained in agreements which prohibit the transfer of all or substantially all of the assets of the obligor thereunder unless the transferee shall assume the obligations of the obligor under such agreement;
(l)    Permitted Restrictions; and
(m)    any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (j) above, if such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower, no more restrictive in any material respect with respect to such encumbrance and other restrictions taken as a whole than those before such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.
10.10    Hedge Agreements. The Borrower will not, and will not permit any Restricted Subsidiary to, enter into any Hedge Agreements with any Person other than (a) Hedge Agreements not for speculative purposes entered into to hedge or mitigate risks to which the Borrower or any Restricted Subsidiary has or may have exposure (including with respect to commodity prices), (b) Hedge Agreements not for speculative purposes entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Restricted Subsidiary and (c) other Hedge Agreements not for speculative purposes permitted under the risk management policies approved by the Borrower’s Board of Directors from time to time.
It is understood that for purposes of this Section, the following Hedge Agreements shall not be deemed speculative or entered into for speculative purposes: (i) any commodity Hedge

Agreement intended, at inception of execution, to hedge or manage any of the risks related to existing and or forecasted Hydrocarbon production of the Borrower or its Restricted Subsidiaries (whether or not contracted), and (ii) any Hedge Agreement intended, at inception of execution, (A) to hedge or manage the interest rate exposure associated with any debt securities, debt facilities or leases (existing or forecasted) of the Borrower or its Restricted Subsidiaries, (B) for foreign exchange or currency exchange management, (C) to manage commodity portfolio exposure associated with changes in interest rates or (D) to hedge any exposure that the Borrower or its Restricted Subsidiaries may have to counterparties under other Hedge Agreements such that the combination of such Hedge Agreements is not speculative taken as a whole.
10.11    Financial Performance Covenants.
(a)    For the fiscal quarter ending September 30, 2018, the Borrower will not permit its:
(i)    Net Debt to Capitalization Ratio to be greater than 65% as of the last day of such fiscal quarter.
(ii)    First Lien Secured Leverage Ratio to exceed 3.00:1.
(iii)    Interest Coverage Ratio to be less than 1.25:1.
(b)    For each fiscal quarter commencing with the fiscal quarter ending December 31, 2018, the Borrower will not permit its Leverage Ratio to exceed (i) 5.50:1 for each Test Period ending on or before September 30, 2019; (ii) 5.25:1 for the Test Period ending December 31, 2019; (iii) 5.00:1 for the Test Period ending March 31, 2020; (iv) 4.75:1 for the Test Period ending June 30, 2020; (v) 4.50:1 for the Test Period ending September 30, 2020; (vi) 4.25:1 for the Test Period ending December 31, 2020, and (vii) 4.00:1 for each Test Period ending thereafter.
(c)    For each fiscal quarter commencing with the fiscal quarter ending December 31, 2018, in each case (other than the quarter in which the Utica Sale occurs), the Borrower will not permit its:
(i)    Secured Leverage Ratio to exceed 2.50:1 for each Test Period ending through the later of (x) the fiscal quarter ending March 31, 2021 or (y) the fiscal quarter when the Leverage Ratio does not exceed 4:00:1.
(ii)    Fixed Charge Coverage Ratio to be less than (a) 2.00:1 for each Test Period ending on or before December 31, 2019; (b) 2.25:1 for the Test Periods ending March 31 and June 30, 2020, and (c) 2.50:1 for each Test Period after June 30, 2020.
(d)    For each of the fiscal quarters ending September 30 and December 31, 2018, the Borrower will not permit its Special Leverage Ratio to exceed 5.50:1.
10.12    Transactions with Affiliates. The Borrower will not, and will not permit any Restricted Subsidiary to conduct, any material transaction with any of its Affiliates (other than the Borrower and the Restricted Subsidiaries or any entity that becomes a Restricted Subsidiary as a result of such transaction), unless the terms of such transaction (taken as a whole) are substantially at least as favorable to the Borrower or such Restricted Subsidiary as it would obtain at the time in a comparable arm’s-length transaction (which includes, for the avoidance of doubt, any transaction consummated for Fair Market Value) with a Person that is not an Affiliate (or, if no comparable transaction is available with which to compare such transaction, such transaction is otherwise fair to the Borrower or the relevant Restricted Subsidiary as determined by an Authorized Officer of the Borrower in good faith); but the foregoing restrictions shall not apply to:
(a)    the payment of Transaction Expenses,
(b)    loans, advances and other transactions between or among the Borrower, any Subsidiary or any joint venture (regardless of the form of legal entity) in which the Borrower or any Subsidiary has invested (and which Subsidiary or joint venture would not be an Affiliate of the Borrower or such Subsidiary, but for the Borrower’s or such Subsidiary’s ownership of Stock or Stock Equivalents in such joint venture or such Subsidiary) to the extent permitted under Article X,
(c)    employment and severance arrangements and health, disability, retirement savings, employee benefit and similar insurance or benefit plans between the Borrower (or any direct or indirect parent thereof) and the Subsidiaries and their respective directors, officers, employees or consultants (including management and employee benefit plans or agreements, subscription agreements or similar agreements pertaining to the repurchase of Stock or Stock Equivalents pursuant to put/call rights or similar rights with current or former employees, officers, directors or consultants and equity option or incentive plans and other compensation arrangements) in the ordinary course of business or as otherwise approved by the Board of Directors of the Borrower (or any direct or indirect parent thereof),
(d)    the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, managers, consultants, officers and employees of the Borrower (or any direct or indirect parent thereof) and the Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of, or in connection with any services provided to, the Borrower and the Subsidiaries,
(e)    transactions pursuant to agreements in existence on the Closing Date and set forth on Schedule 10.12 or any amendment thereto to the extent such an amendment is not adverse, taken as a whole, to the Lenders in any material respect,
(f)    Restricted Payments, redemptions, repurchases and other actions permitted under Section 10.6 or Section 10.7,
(g)    any issuance of Stock or Stock Equivalents or other payments, awards or grants in cash, securities, Stock, Stock Equivalents or otherwise pursuant to, or the funding of, employment arrangements, equity options and equity ownership plans approved by the Board of Directors of the Borrower (or any direct or indirect parent thereof),

(h)    transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business and in a manner consistent with prudent business practice followed by companies in the industry of the Borrower and its Subsidiaries,
(i)    payments by the Borrower (or any direct or indirect parent thereof) and the Subsidiaries pursuant to tax sharing agreements among the Borrower (and any such parent) and the Subsidiaries on customary terms; but payments by Borrower and the Subsidiaries under any such tax sharing agreements shall not exceed the excess (if any) of the amount they would have paid on a standalone basis over the amount they actually pay directly to Governmental Authorities, and
(j)    customary agreements and arrangements with Royalty Trusts, YieldCos, and master limited partnerships that comply with the affiliate transaction provisions of such Royalty Trust, YieldCo or master limited partnership agreement.
10.13    Change in Business. The Borrower and its Restricted Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by the Borrower and its Restricted Subsidiaries on the date hereof and other business activities incidental or reasonably related thereto.
10.14    Use of Proceeds. The Borrower will not, and will not permit any Subsidiary to, use the proceeds of any Loans, Swingline Loans or Letter of Credit in violation of the provisions of Regulation T, Regulation U or Regulation X of the Board.
10.15    Sanctions; Anti-Corruption Use of Proceeds. The Borrower will not knowingly, directly or indirectly, use the proceeds of the Loans or use the Letters of Credit, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any applicable Anti-Corruption Law, or (ii) (A) to fund, in violation of applicable Sanctions, any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (B) in any other manner that would result in a violation of applicable Sanctions by any Person (including any Person participating in the Loans or Letters of Credit), whether as Agent Bank, Letter of Credit Issuer, Lender, underwriter, advisor, investor, or otherwise.
ARTICLE XI
EVENTS OF DEFAULT
Upon the occurrence of any of the following specified events (each an “Event of Default”):
11.1    Payments. The Borrower shall (i) default in the payment when due of any principal of the Loans or Unpaid Drawings or (ii) default in the payment when due of (x) any interest on the Loans or any Unpaid Drawings, (y) fees or (z) any other amounts owing under any Credit Document and such default shall continue for five or more days.
11.2    Representations, Etc. Any representation, warranty or statement made or deemed made by any Credit Party in any Credit Document or any certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue or misleading in any material respect on the date as of which made or deemed made.
11.3    Covenants. Any Credit Party shall:
(a)    default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.1(e)(i), 9.5 (solely with respect to the Borrower), 9.10(c) or Article X; or
(b)    default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 11.1, 11.2 or 11.3(a)) contained in this Agreement or any Security Document and such default shall continue unremedied for a period of at least 30 days after receipt of notice thereof by the Borrower from the Administrative Agent.
11.4    Default Under Other Agreements. (i) The Borrower or any Restricted Subsidiary shall default in any payment with respect to any Indebtedness (other than Indebtedness described in Section 11.1) or any Indebtedness in respect of any Hedge Agreement in excess of $125,000,000, beyond the grace period, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) any such Indebtedness shall be declared to be due and payable, or shall be required to be prepaid, defeased or redeemed before the stated maturity thereof, other than (A) as a result of a regularly scheduled required prepayment or as a mandatory prepayment, (B) in the case of any Indebtedness in respect of any Hedge Agreement, as a result of termination event or equivalent event under such Hedge Agreement and (C) secured Indebtedness that becomes due as a result of a Disposition (including as a result of Casualty Event) of the property or assets securing such Indebtedness permitted under this Agreement.
11.5    Bankruptcy, Etc. The Borrower or any Specified Subsidiary shall commence a voluntary case, proceeding or action concerning itself under (a) Title 11 of the United States Code entitled “Bankruptcy”; or (b) in the case of any Foreign Subsidiary that is a Specified Subsidiary, any domestic or foreign law relating to bankruptcy, judicial management, insolvency, reorganization, administration or relief of debtors in effect in its jurisdiction of incorporation, in each case as now or hereafter in effect, or any successor thereto (collectively, the “Bankruptcy Code”); or an involuntary case, proceeding or action is commenced against the Borrower or any Specified Subsidiary and the petition is not dismissed within 60 days after commencement of the case, proceeding or action or, in connection with any such voluntary proceeding or action, the Borrower or any Specified Subsidiary commences any other proceeding or action under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower or any Specified Subsidiary; or a custodian (as defined in the Bankruptcy Code), receiver, receiver manager, trustee or similar Person is appointed for, or takes charge of, all or substantially all of the property of the Borrower or any Specified Subsidiary; or there is commenced against the Borrower or any Specified Subsidiary any such proceeding or action that remains undismissed for a period of 60 days; or any order of relief or other order approving any such case or proceeding or action is entered; or the Borrower or any Specified Subsidiary suffers any appointment of any custodian, receiver, receiver manager, trustee or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or the Borrower or any Specified Subsidiary makes a general assignment for the benefit of creditors.

11.6    ERISA.
(a)    Any ERISA Event shall occur or any Plan shall fail to satisfy the minimum funding standards under Section 412 of the Code required for any plan year or part thereof or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code; any Plan or Multiemployer Plan is or shall have been terminated or is the subject of termination proceedings under ERISA (including the giving of written notice thereof); an event shall have occurred or a condition shall exist in either case entitling the PBGC to terminate any Plan or to appoint a trustee to administer any Plan (including the giving of written notice thereof); the Borrower or any ERISA Affiliate has incurred or is likely to incur a liability to or on account of a Plan or a Multiemployer Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 or of ERISA or Section 4971 or 4975 of the Code (including the giving of written notice thereof);
(b)    there results from any event or events set forth in clause (a) of this Section the imposition of a Lien or a liability; and
(c)    such Lien or liability would be reasonably likely to have a Material Adverse Effect.
11.7    Guarantee. The Guarantee or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof and thereof) or any Guarantor or any other Credit Party shall deny or disaffirm in writing any such Guarantor’s obligations under the Guarantee.
11.8    Credit Documents. Any Credit Document shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof) or any grantor thereunder or any other Credit Party shall deny or disaffirm in writing any grantor’s obligations under any Credit Document.
11.9    Judgments. One or more monetary judgments or decrees of a court of competent jurisdiction shall be entered against the Borrower or any Restricted Subsidiary involving a liability of $125,000,000 or more in the aggregate for all such judgments and decrees for the Borrower and the Restricted Subsidiaries (to the extent not paid or covered by insurance provided by a carrier not disputing coverage) and any such judgments or decrees shall not have been satisfied, vacated, discharged or stayed or bonded pending appeal within 60 days after the entry thereof.
11.10    Change of Control. A Change of Control shall occur.
Then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent may and, upon the written request of the Majority Lenders, shall, by notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against any Credit Party, except as otherwise specifically provided for in this Agreement (but if an Event of Default specified in Section 11.5 shall occur with respect to the Borrower, the result that would occur upon the giving of notice by the Administrative Agent as specified in clauses (a), (b) and (d) below shall occur automatically without the giving of any such notice): (a) declare the Total Commitment and Swingline Commitment terminated, whereupon the Commitment of each Lender and each Swingline Lender, as the case may be, shall forthwith terminate immediately and any fees theretofore accrued shall forthwith become due and payable without any other notice of any kind; (b) declare the principal of and any accrued interest and fees in respect of any or all Loans and any or all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; (c) terminate any Letter of Credit that may be terminated in accordance with its terms; and/or (d) direct the Borrower to pay (and the Borrower agrees that upon receipt of such notice, or upon the occurrence of an Event of Default specified in Section 11.5 with respect to the Borrower, it will pay) to the Administrative Agent at the Administrative Agent’s Office such additional amounts of cash, to be held as security for the Borrower’s respective reimbursement obligations for Drawings that may subsequently occur thereunder, equal to the aggregate Stated Amount of all Letters of Credit issued and then outstanding. In addition, after the occurrence and during the continuance of an Event of Default, the Administrative Agent and the Lenders will have all other rights and remedies available at law and equity.
Any amount received by the Administrative Agent from any Credit Party (or from proceeds of any Collateral) following any acceleration of the Obligations under this Agreement or any Event of Default with respect to the Borrower under Section 11.5 shall be applied:
(i)    first, to payment or reimbursement of that portion of the Obligations constituting fees, expenses and indemnities payable to the Administrative Agent in each Person’s capacity as such;
(ii)    second, to the Secured Parties, an amount equal to all Obligations due and owing to them on the date of distribution and, if such moneys shall be insufficient to pay such amounts in full, then ratably (without priority of any one over any other) to such Secured Parties in proportion to the unpaid amount thereof; and
(iii)    third, pro rata to any other Obligations then due and owing; and
(iv)    fourth, any surplus then remaining, after all of the Obligations then due shall have been paid in full in cash, shall be paid to the Borrower or its successors or assigns or to whomever may be lawfully entitled to receive the same or as a court of competent jurisdiction may award.
ARTICLE XII
THE ADMINISTRATIVE AGENT
12.1    Appointment.
(a)    Each Lender (which, for the purposes of this Article includes each Letter of Credit Issuer and each Swingline Lender) hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under the Credit Documents and irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of the Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of the Credit Documents, together with such other powers as are reasonably incidental thereto. The provisions of this Article (other than Section 12.1(b) with respect to the Joint Lead Arrangers, the Joint Bookrunners and the Co-

Syndication Agents and Sections 12.10, 12.12 and 12.13(a) with respect to the Borrower) are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have rights as third party beneficiary of any such provision. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth in the Credit Documents, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into any Credit Document or otherwise exist against the Administrative Agent.
(b)    Each of the Co-Syndication Agents, the Joint Lead Arrangers and the Joint Bookrunners, each in its capacity as such, shall not have any obligations, duties or responsibilities under this Agreement, but shall be entitled to all benefits of this Article.
12.2    Delegation of Duties. The Administrative Agent may execute any of its duties under the Credit Documents by or through agents, sub-agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents, sub-agents or attorneys-in-fact selected by it in the absence of gross negligence or willful misconduct (as determined in the final judgment of a court of competent jurisdiction).
12.3    Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by any of them under or in connection with any Credit Document (except for its or such Person’s own gross negligence or willful misconduct, as determined in the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth in any Credit Document (IT BEING THE INTENTION OF THE PARTIES HERETO THAT THE ADMINISTRATIVE AGENT AND ANY RELATED PARTIES SHALL, IN ALL CASES, BE INDEMNIFIED FOR ITS ORDINARY, COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE) or (ii) responsible in any manner to any Lender or any Participant for any recitals, statements, representations or warranties made by any Credit Party or any officer thereof contained in any Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, any Credit Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of any Credit Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Security Documents, or for any failure of any Credit Party to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, any Credit Document, or to inspect the properties, books or records of any Credit Party or any Affiliate thereof. The Administrative Agent shall not be under any obligation to any Lender, any Swingline Lender or any Letter of Credit Issuer to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, any Credit Document, or to inspect the properties, books or records of any Credit Party.
12.4    Reliance. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or instruction believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under any Credit Document unless it shall first receive such advice or concurrence of the Majority Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under the Credit Documents in accordance with a request of the Majority Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans; but the Administrative Agent shall not be required to take any action that, in its opinion or in the opinion of its counsel, may expose it to liability or that is contrary to any Credit Document or applicable Requirements of Law. For purposes of determining compliance with the conditions specified in Article VI and Article VII on the Closing Date, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender before the proposed Closing Date specifying its objection thereto.
12.5    Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, it shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Majority Lenders in accordance with the terms hereof; but unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.
12.6    Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of any Credit Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender, any Swingline Lender or any Letter of Credit Issuer. Each Lender, each Swingline Lender and each Letter of Credit Issuer acknowledges to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of each Credit Party and made its own decision to make its credit extensions hereunder and enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under the Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of any Credit Party. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of any Credit Party that may come into the possession of the Administrative Agent any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates.
12.7    No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Joint Bookrunners, Joint Lead Arrangers or Co-Syndication Agents listed on the cover page hereof shall have any powers, duties or responsibilities under any Credit Document, except in its capacity, as applicable, as the Administrative Agent, a Lender or a Letter of Credit Issuer hereunder.
12.8    Indemnification. The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so), ratably according to their respective portions of the Commitments or Loans, as applicable, outstanding in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their respective portions of the Total Exposure in effect immediately before such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time occur (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Commitments, any Credit Document or any documents contemplated by or referred to herein or therein or the Transactions or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; but no Lender shall be liable to the Administrative Agent for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence, bad faith or willful misconduct as determined by a final judgment of a court of competent jurisdiction (IT BEING THE INTENTION OF THE PARTIES HERETO THAT THE ADMINISTRATIVE AGENT AND ANY RELATED PARTIES SHALL, IN ALL CASES, BE INDEMNIFIED FOR ITS ORDINARY, COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE); provided, further, that no action taken in accordance with the directions of the Majority Lenders (or such other number or percentage of the Lenders as shall be required by the Credit Documents) shall be deemed to constitute gross negligence, bad faith or willful misconduct for purposes of this Section. In the case of any investigation, litigation or proceeding giving rise to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time occur (including at any time following the payment of the Loans), this Section applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including attorneys’ fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice rendered in respect of rights or responsibilities under, any Credit Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower; but such reimbursement by the Lenders shall not affect the Borrower’s continuing reimbursement obligations with respect thereto. If any indemnity furnished to the Administrative Agent for any purpose shall, in the opinion of the Administrative Agent, be insufficient or become impaired, the Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; but in no event shall this sentence require any Lender to indemnify the Administrative Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s pro rata portion thereof; and provided, further, this sentence shall not be deemed to require any Lender to indemnify the Administrative Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement resulting from the Administrative Agent gross negligence, bad faith or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.
12.9    Agent in Its Individual Capacity. The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the any Credit Party as though the Administrative Agent were not the Administrative Agent under the Credit Documents. With respect to the Loans made by it, the Administrative Agent shall have the same rights and powers under the Credit Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.
12.10    Successor Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the Swingline Lenders, the Letter of Credit Issuers and the Borrower. If the Administrative Agent and/or any Swingline Lender becomes a Defaulting Lender, then such Administrative Agent or Swingline Lender may be removed as the Administrative Agent or Swingline Lender, as the case may be, at the reasonable request of the Borrower and the Majority Lenders. Upon receipt of any such notice of resignation or removal, as the case may be, the Majority Lenders shall have the right, subject to the consent of the Borrower (not to be unreasonably withheld or delayed) so long as no Event of Default under Section 11.1 or 11.5 is continuing, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States but shall not, in any case, be a Defaulting Lender or an Affiliate of a Defaulting Lender. If, in the case of the resignation of the Administrative Agent, no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the Administrative Agent gives notice of its resignation, then the Administrative Agent may on behalf of the Lenders, the Swingline Lenders and the Letter of Credit Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above. Upon the acceptance of a successor’s appointment as the Administrative Agent hereunder, and upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Majority Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Security Documents (if any), such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations under the Credit Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower (following the effectiveness of such appointment) to the successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation under the Credit Documents, the provisions of this Article (including Section 12.8) and Section 13.5 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as the Administrative Agent.
Any resignation of any Person as Administrative Agent pursuant to this Section shall also constitute its resignation as Letter of Credit Issuer and Swingline Lender (in each case if applicable). Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Letter of Credit Issuer and the retiring Swingline Lender, (b) the retiring Letter of Credit Issuer and retiring Swingline Lender shall be discharged from all of their respective duties and obligations under the Credit Documents, and (c) the successor Letter of Credit Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Letter of Credit Issuer to effectively assume the obligations of the retiring Letter of Credit Issuer with respect to such Letters of Credit.
12.11    Withholding Tax. To the extent required by any applicable Requirement of Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by any applicable Credit Party and without limiting the obligation of any applicable Credit Party to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including penalties, additions to Tax and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document against any amount due to the Administrative Agent under this Section. For the avoidance of doubt, for purposes of this Section, the term “Lender” includes any Letter of Credit Issuer and any Swingline Lender.
12.12    Security Documents and Guarantee. Each Secured Party hereby further authorizes the Administrative Agent, on behalf of and for the benefit of Secured Parties, to be the agent for and representative of the Secured Parties with respect to the Collateral and the Security Documents. Subject to Section 13.1, without further written consent or authorization from any Secured Party, the Administrative Agent may (a) execute any documents or instruments necessary in connection with a Disposition of assets permitted by this Agreement, (b) release any Lien encumbering any item of Collateral that is the subject of such Disposition of assets or with respect to which Majority Lenders (or such other Lenders as may be required to give such consent under Section 13.1) have otherwise consented or (c) release any Guarantor from the Guarantee with respect to which Majority Lenders (or such other Lenders as may be required to give such consent under Section 13.1) have otherwise consented (and, in the case of any automatic release of a Guarantor in accordance with Section 13.17, execute any documents or instruments that may be necessary or advisable to evidence such release).
12.13    Right to Realize on Collateral and Enforce Guarantee. Anything contained in any Credit Document to the contrary notwithstanding, the Borrower, the Administrative Agent and each Secured Party hereby agree that (a) no Secured Party shall have any right individually to realize upon any Collateral or to enforce the Guarantee; it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights and remedies under the Security Documents and the Guarantee may be exercised solely by the Administrative Agent, and (b) in the event of a foreclosure by the Administrative Agent on any Collateral pursuant to a public or private sale or other Disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such Disposition and the Administrative Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Majority Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any Obligation as a credit on account of the purchase price for any Collateral payable by the Administrative Agent at such Disposition.
12.14    Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding, constituting an Event of Default under Section 11.5, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel, to the extent due under Section 13.5) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, to the extent due under Section 13.5.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Indebtedness or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
ARTICLE XIII
MISCELLANEOUS
13.1    Amendments, Waivers and Releases. Except as expressly set forth in the applicable Credit Document, no Credit Document, nor any terms thereof, may be amended, supplemented or modified except in accordance with the provisions of this Section. The Majority Lenders may, or, with the written consent of the Majority Lenders, the Administrative Agent shall, from time to time, (a) enter into with the relevant Credit Party or Credit Parties written amendments, supplements or modifications to the Credit Documents or (b) waive in writing, on such terms and conditions as the Majority Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any requirement of any Credit Document or any Default or Event of Default and its consequences; but each such waiver and each such amendment, supplement or modification shall be effective only in the specific instance and for the specific purpose for which given; provided, further, that no such waiver and no such amendment, supplement or modification shall:
(i)    forgive or reduce any portion, or extend the date for the payment, of any Loan or reduce the stated rate (subject to Section 2.10(d) and it being understood that only the consent of the Majority Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the Default Rate or amend Section 2.8(d)), or forgive any portion, or extend the date for the payment, of any interest or fee payable hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates), or extend the final expiration date of any Lender’s Commitment or increase the amount of the Commitment of any Lender (except in accordance with Section 2.16), or make any Loan, interest, fee or other amount payable in any currency other than Dollars, in each case without the written consent of each Lender directly and adversely affected thereby;
(ii)    amend, modify or waive any provision of this Section, or amend or modify any provision of Section 5.3 or Section 13.8(a) to the extent it would alter the ratable allocation of payments thereunder, or reduce the percentages specified in the definitions of the terms “Majority Lenders”, “Required Lenders” or “Borrowing Base Required Lenders”, consent to the assignment or transfer by the Borrower of its rights and obligations under any Credit Document to which it is a party (except as permitted pursuant to Section 10.3) or alter the order of application set forth in the final paragraph of Article XI or modify any definition used in such final paragraph if the effect thereof would be to alter the order of payment specified therein, in each case without the written consent of each Lender directly and adversely affected thereby;

(iii)    amend, modify or waive any provision of Article XII without the written consent of the then-current Administrative Agent, as applicable, or any other former Administrative Agent to whom Article XII then applies in a manner that directly and adversely affects such Person,
(iv)    amend, modify or waive any provision of Article III with respect to any Letter of Credit without the written consent of each Letter of Credit Issuer to whom Article III then applies in a manner that directly and adversely affects such Person;
(v)    amend, modify or waive any provisions hereof relating to Swingline Loans without the written consent of each Swingline Lender;
(vi)    release all or substantially all of the value of the Guarantee (except as expressly permitted by the Guarantee or this Agreement) without the prior written consent of each Lender;
(vii)    release all or substantially all of the Collateral under the Security Documents (except as expressly permitted by the Security Documents or this Agreement) without the prior written consent of each Lender;
(viii)    amend Section 2.9 so as to permit Interest Period intervals greater than six months without regard to availability to Lenders, without the written consent of each Lender directly and adversely affected thereby;
(ix)    increase the Borrowing Base without the written consent of the Borrowing Base Required Lenders, decrease or maintain the Borrowing Base without the written consent of the Required Lenders or otherwise modify Section 2.14(b), (c), or (d) without the written consent of Borrowing Base Required Lenders; but a Scheduled Redetermination may be postponed by the Required Lenders;
(x)    affect the rights or duties of, or any fees or other amounts payable to the Administrative Agent under any Credit Document without the prior written consent of the Administrative Agent;
(xi)    amend, modify or waive any provision of Article VII without the written consent of each Lender;
provided, further, that any provision of any Credit Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency so long as, in each case, the Lenders shall have received at least five Business Days’ prior notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a notice from the Majority Lenders stating that the Majority Lenders object to such amendment. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the affected Lenders and shall be binding upon the Borrower, such Lenders, the Administrative Agent and all future holders of the affected Loans. In the case of any waiver, the Borrower, the Lenders and the Administrative Agent shall be restored to their former positions and rights under the Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; it being understood that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon. In connection with the foregoing provisions, the Administrative Agent may, but shall have no obligations to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender.
13.2    Notices. Unless otherwise expressly provided herein, all notices and other communications provided for under any Credit Document shall be in writing (including by facsimile or email transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(a)    if to the Borrower, the Administrative Agent, any Swingline Lender or any Letter of Credit Issuer, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 13.2 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and
(b)    if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower, the Administrative Agent, the Swingline Lenders and the Letter of Credit Issuers.
All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii)(A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, three Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail, when delivered; but notices and other communications to the Administrative Agent or the Lenders pursuant to Sections 2.3, 2.6, 2.9, 4.2 and 5.1 shall not be effective until received.
13.3    No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege under the Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Requirements of Law.
13.4    Survival of Representations and Warranties. All representations and warranties made in the Credit Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.
13.5    Payment of Expenses; Indemnification. The Borrower agrees (a) to pay or reimburse the Administrative Agent for all of its reasonable and documented out-of-pocket costs and expenses (with respect to legal expenses, limited to reasonable fees, disbursements and other charges of one primary outside counsel to the Administrative Agent (which is Latham & Watkins LLP as of the Closing Date), additional specialist counsel as applicable (limited to one firm of specialist counsel to the Administrative Agent per specialty), and one outside counsel in each appropriate local jurisdiction) incurred in connection with the preparation and execution and delivery of, and any amendment, waiver, supplement or modification to, the Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the Transactions, (b) to pay or reimburse the Administrative Agent and each Lender for all its reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under the Credit Documents and any such other documents (with respect to attorney costs, limited to the reasonable and documented fees, disbursements and other charges of one primary outside counsel for all such Persons, taken as a whole, and, if necessary, of a single firm of local outside counsel in each material jurisdiction for all Persons, taken as a whole (unless there is an actual or perceived conflict of interest in which case each such Person with such conflict may retain its own outside counsel) and additional specialist counsel as applicable (limited to one firm of specialist counsel for all such Persons, taken as a whole, per specialty), and one outside counsel in each appropriate local jurisdiction), (c) to pay, indemnify, and hold harmless each Lender, Letter of Credit Issuer and the Administrative Agent from, any and all recording and filing fees, and (d) to pay, indemnify, and hold harmless each Lender, Letter of Credit Issuer, each Joint Lead Arranger and the Administrative Agent and their respective Related Parties from and against any and all other liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, whether or not such proceedings are brought by the Borrower, any of its Related Parties or any other third Person (with respect to attorney costs, limited to the reasonable and documented fees, disbursements and other charges of one primary outside counsel for all such Persons, taken as a whole, and, if necessary, of a single firm of local outside counsel in each appropriate jurisdiction for all such Persons, taken as a whole (unless there is an actual or perceived conflict of interest in which case each such Person may retain its own outside counsel)), with respect to the execution, delivery, enforcement, performance and administration of the Credit Documents and any such other documents, including any of the foregoing relating to the violation of, noncompliance with or liability under, any applicable Environmental Law (other than by such indemnified Person or any of its Related Parties (other than any trustee or advisor)) or to any actual or alleged presence, release or threatened release of Hazardous Materials involving or attributable to the operations of the Borrower, any Subsidiary or any Oil and Gas Property (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”); but the Borrower shall have no obligation hereunder to the Administrative Agent, any Letter of Credit Issuer or any Lender or any of their respective Related Parties with respect to Indemnified Liabilities to the extent it has been determined by a final non-appealable judgment of a court of competent jurisdiction to have resulted from (i) the gross negligence, bad faith or willful misconduct of the party to be indemnified or any of its Related Parties (IT BEING THE INTENTION OF THE PARTIES HERETO THAT EACH LENDER, LETTER OF CREDIT ISSUER AND THE ADMINISTRATIVE AGENT AND THEIR RESPECTIVE RELATED PARTIES SHALL, IN ALL CASES, BE INDEMNIFIED FOR ITS ORDINARY COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE), (ii) any material breach of any Credit Document by the party to be indemnified or (iii) disputes, claims, demands, actions, judgments or suits not arising from any act or omission by the Borrower or its Affiliates, brought by an indemnified Person against any other indemnified Person (other than disputes, claims, demands, actions, judgments or suits involving claims against the Administrative Agent or a Joint Lead Arranger in its capacity as such). NO PERSON ENTITLED TO INDEMNIFICATION UNDER CLAUSE (D) OF THIS SECTION SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY UNINTENDED RECIPIENTS OF ANY INFORMATION OR OTHER MATERIALS DISTRIBUTED BY IT THROUGH TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THE CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. THE TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS USED BY THE ADMINISTRATIVE AGENT IS PROVIDED “AS IS” AND “AS AVAILABLE.” NONE OF THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES WARRANTS THE ADEQUACY OF SUCH TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH ANY COMMUNICATIONS OR ANY TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS. No Person entitled to indemnification under clause (d) of this Section, nor the Borrower or any Subsidiary, shall have any liability for any special, punitive, indirect, exemplary or consequential damages (including any loss of profits, business or anticipated savings) relating to any Credit Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date); but the foregoing shall not negate the Borrower’s obligations with respect to Indemnified Liabilities. All amounts payable under this Section shall be paid within 15 Business Days of receipt by the Borrower of an invoice relating thereto setting forth such expense in reasonable detail. The agreements in this Section shall survive repayment of the Loans and all other amounts payable hereunder. Other than with respect to Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim, this Section shall not apply with respect to any claims for Taxes which shall be governed exclusively by Section 5.4 and, to the extent set forth therein, Sections 2.10 and 3.5. For the avoidance of doubt, the Borrower shall not be obligated under this Section with respect to any allocated costs of in-house counsel.
13.6    Successors and Assigns; Participations and Assignments.
(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Letter of Credit Issuer that issues any Letter of Credit and any Affiliate of any Lender that makes a Loan), except that (i) except as expressly permitted by Section 10.3, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Letter of Credit Issuer that issues any Letter of Credit and any Affiliate of any Lender that makes a Loan), Participants (to the extent provided in Section 13.6(c)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Letter of Credit Issuer and the Lenders and each other Person entitled to indemnification under Section 13.5) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    (i) Subject to the conditions set forth in clause (b)(ii) below, any Lender may at any time assign to one or more assignees (other than (A) a Person other than a bank, investment bank, insurance company, mutual fund or other institutional lender, as such terms are used in the Indentures, or (B) an Ineligible Person) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans (including participations in L/C Obligations or Swingline Loans) at the time owing to it) with the prior written consent (such consent not be unreasonably withheld or delayed; it being understood that, notwithstanding the foregoing clause, the Borrower shall have the right to withhold or delay its consent to any assignment (x) if, in order for such assignment to comply with applicable Requirements of Law, the Borrower would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority or (y) with respect to an assignment of Commitments to an entity other than a commercial bank or other financial institution customarily engaged in the business of making loans in the oil and gas industry) of:
(A)    the Borrower; but no consent of the Borrower shall be required for an assignment (1) to a Lender, an Affiliate of a Lender or an Approved Fund or (2) if an Event of Default under Section 11.1 or Section 11.5 has occurred and is continuing; and provided, further, that if the Borrower’s has not responded within ten Business Days after the delivery of any written request for a consent, such consent shall be deemed to have been given; and
(B)    the Administrative Agent, each Swingline Lender and each Letter of Credit Issuer; but no consent of the Administrative Agent, a Swingline Lender or a Letter of Credit Issuer shall be required for assignments in respect of the Facility if such assignment is to a Person that is a Lender, an Affiliate of a Lender or an Approved Fund with respect to a Lender.
(ii)    Assignments shall be subject to the following additional conditions:
(A)    except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, (1) the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $25,000,000 (or, in the case of an assignment to an existing Lender, $10,000,000) and increments of $5,000,000 in excess thereof and (2) after giving effect to such assignment, the amount of the remaining Commitment or Loans of the assigning Lender (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $15,000,000, in each case unless each of the Borrower, each Letter of Credit Issuer, each Swingline Lender and the Administrative Agent otherwise consents (which consents shall not be unreasonably withheld or delayed); but no such consent of the

Borrower shall be required if an Event of Default under Section 11.1 or Section 11.5 has occurred and is continuing; provided, further, that contemporaneous assignments to a single assignee made by Affiliates of Lenders and related Approved Funds shall be aggregated for purposes of meeting the minimum assignment amount requirements stated above;
(B)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;
(C)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee in the amount of $3,500; but the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment; and
(D)    the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(iii)    Subject to acceptance and recording thereof pursuant to Section 13.6(b)(iv), from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 3.5, 5.4 and 13.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 13.6(c).
(iv)    The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest amounts) of the Loans and L/C Obligations and any payment made by the Letter of Credit Issuers under any Letter of Credit owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Further, the Register shall contain the name and address of the Administrative Agent, the Lenders and the lending office through which each such Person acts under this Agreement. The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Letter of Credit Issuers and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Letter of Credit Issuers the Swingline Lenders and, solely with respect to itself, each other Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)    Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 13.6(b) (unless waived) and any written consent to such assignment required by Section 13.6(b), the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register.
(c)    (1) Any Lender may, without the consent of the Borrower, the Administrative Agent, any Swingline Lender or any Letter of Credit Issuer, sell participations to one or more banks or other entities other than an Ineligible Person (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); but (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Letter of Credit Issuer and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of any Credit Document; but such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (i) or (ii) of the proviso to Section 13.1 that affects such Participant, but the Participant shall have no right to consent to any modification to the percentages specified in the definitions of the terms “Majority Lenders”, “Majority Lenders”, “Required Lenders” or “Borrowing Base Required Lenders”. Subject to Section 13.6(c)(ii), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10, 2.11, 3.5 and 5.4 to the same extent as if it were a Lender (subject to the limitations and requirements of those Sections as though it were a Lender and had acquired its interest by assignment pursuant to Section 13.6(b), including the requirements of clauses (e), (f) and (i) of Section 5.4). To the extent permitted by Requirements of Law, each Participant also shall be entitled to the benefits of Section 13.8(a) as though it were a Lender if such Participant agrees to be subject to Section 13.8(a) as though it were a Lender.
(i)    A Participant shall not be entitled to receive any greater payment under Section 2.10, 2.11, 3.5 or 5.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (which consent shall not be unreasonably withheld); but the Participant shall be subject to the provisions in Section 2.12 as if it were an assignee under clauses (a) and (b) of this Section. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and related interest amounts) of each Participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. No Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other Obligations under any Credit Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other Obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.
(d)    Any Lender may, without the consent of the Borrower, the Administrative Agent, the Letter of Credit Issuers or the Swingline Lenders at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender to a Federal Reserve Bank or any central bank having jurisdiction over such Lender, and this Section shall not apply to any such pledge or assignment of a security interest; but no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(e)    Subject to Section 13.16, the Borrower authorizes each Lender to disclose to any Participant, secured creditor of such Lender or assignee (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning the Borrower and its Affiliates that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates pursuant to this Agreement or that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates in connection with such Lender’s credit evaluation of the Borrower and its Affiliates before becoming a party to this Agreement.
(f)    The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
13.7    Replacements of Lenders under Certain Circumstances.
(a)    The Borrower shall be permitted to replace any Lender that (i) requests reimbursement for amounts owing pursuant to Section 2.10, 3.5 or 5.4, (ii) is affected in the manner described in Section 2.10(a)(iii) and as a result thereof any of the actions described in such Section is required to be taken, (iii) becomes a Defaulting Lender (iv) does not consent to any waiver or amendment desired by the Borrower requiring the consent of all Lenders, the Required Lenders, the Borrowing Base Required Lenders or all Lenders directly affected thereby (so long as the Majority Lenders have consented thereto), (v) does not consent to a proposed Borrowing Base pursuant to Section 2.14 (so long as the Required Lenders, or in the case of any increase in the Borrowing Base, the Borrowing Base Required Lenders, have consented thereto) or (vi) has failed to fund Loans, participations in Letters of Credit or Swingline Loans or has made a notification or public statement that it does not intend or expect to comply with its funding obligations hereunder, in each case as a result of its determination that a condition precedent to funding has not or cannot be satisfied pursuant to the definition of “Lender Default”, in each case, with a replacement bank, lending institution or other financial institution, if (A) such replacement does not conflict with any Requirement of Law, (B) no Event of Default under Section 11.1 or 11.5 shall have occurred and be continuing at the time of such replacement, (C) the replacement bank or institution shall purchase, at par, all Loans and the Borrower shall pay all other amounts (other than any disputed amounts), pursuant to Section 2.10, 3.5 or 5.4, as the case may be owing to such replaced Lender before the date of replacement, (D) the replacement bank or institution shall be subject to the consent of the Administrative Agent, the Swingline Lenders and the Letter of Credit Issuers (to the extent the consent of such Person would be required if an assignment were being made to such replacement bank or institution under Section 13.6(b)), (E) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 13.6(b) (but the Borrower shall be obligated to pay the registration and processing fee referred to therein), and (F) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.
(b)    Notwithstanding anything herein to the contrary, each party hereto agrees that any assignment pursuant to the terms of this Section may be effected pursuant to an Assignment and Acceptance executed by the Borrower, the Administrative Agent and the assignee and that the Lender making such assignment need not be a party thereto.
13.8    Adjustments; Set-off.
(a)    If any Lender (a “Benefited Lender”) shall at any time receive any payment in respect of any principal of or interest on all or part of the Loans made by it, or the participations in Letters of Credit held by it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 11.5, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans, or interest thereon, such Benefited Lender shall (i) notify the Administrative Agent of such fact, and (ii) purchase for cash at face value from the other Lenders a participating interest in such portion of each such other Lender’s Loans, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably in accordance with the aggregate principal of and accrued interest on their respective Loans and other amounts owing them; but (A) if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest and (B) the provisions of this paragraph shall not be construed to apply to (1) any payment made by any Credit Party pursuant to and in accordance with the express terms of the Credit Documents, (2) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans, Commitments or participations in Drawings to any assignee or Participant or (3) any disproportionate payment obtained by a Lender as a result of the extension by Lenders of the maturity date or expiration date of some but not all Loans or Commitments or any increase in the Applicable Margin in respect of Loans or Commitments of Lenders that have consented to any such extension. Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under Requirements of Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Credit Party rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation.
(b)    After the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders provided by Requirements of Law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable Requirements of Law, upon any amount becoming due and payable by the Borrower under any Credit Document (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower (and the Credit Parties, if applicable) and the Administrative Agent after any such set-off and application made by such Lender; but the failure to give such notice shall not affect the validity of such set-off and application.
13.9    Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission, i.e. a “pdf” or a “tif”), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.
13.10    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
13.11    Integration. The Credit Documents represent the agreement of the Borrower, the Guarantors, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Borrower, the Guarantors, the Administrative Agent nor any Lender relative to subject matter hereof not expressly set forth or referred to in the Credit Documents.
13.12    GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
13.13    Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:
(a)    submits for itself and its property in any legal action or proceeding relating to the Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the nonexclusive general jurisdiction of the courts of the State of New York, County of New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof;
(b)    consents that any such action or proceeding shall be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
(c)    agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address set forth on Schedule 13.2 at such other address of which the Administrative Agent shall have been notified pursuant to Section 13.2;
(d)    agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by Requirements of Law or shall limit the right to sue in any other jurisdiction;
(e)    waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages; and
(f)    agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
13.14    Acknowledgments. The Borrower hereby acknowledges that:
(a)    it has been advised by counsel in the negotiation, execution and delivery of the Credit Documents;
(b)    (i) the Facility and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification of any Credit Document) are an arm’s-length commercial transaction between the Credit Parties, on the one hand, and the Administrative Agent and the Lenders, on the other hand, and the Credit Parties are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the Transactions (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to any Transaction, each of the Administrative Agent and the Lenders is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary for any Credit Party or any of their respective Affiliates, equity holders, creditors or employees or any other Person; (iii) neither the Administrative Agent, any Joint Bookrunner, any Joint Lead Arranger, nor any Lender has assumed or will assume an advisory, agency or fiduciary responsibility in favor of any Credit Party with respect to any Transaction or the process leading thereto, including with respect to any amendment, waiver or other modification of any Credit Document (irrespective of whether the Administrative Agent, any Joint Bookrunner, any Joint Lead Arranger or any Lender has advised or is currently advising any Credit Party or their respective Affiliates on other matters) and none of the Administrative Agent, any Joint Bookrunner, any Joint Lead Arranger or any Lender has any obligation to any Credit Party or their respective Affiliates with respect to the Transactions, in each case, except those obligations expressly set forth in the Credit Documents; (iv) the Credit Parties and their respective Affiliates will not assert any claim based on alleged breach of fiduciary duty; (v) the Administrative Agent and its Affiliates and each Lender and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its respective Affiliates, and none of the Administrative Agent or any Lender has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (vi) neither the Administrative Agent nor any Lender has provided and none will provide any legal, accounting, regulatory or tax advice with respect to any Transaction (including any amendment, waiver or other modification of any Credit Document) and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. The Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent with respect to any breach or alleged breach of agency or fiduciary duty; and
(c)    no joint venture is created by the Credit Documents or otherwise exists by virtue of the Transactions among the Lenders or among the Borrower, on the one hand, and any Lender, on the other hand.
13.15    WAIVERS OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT, EACH LETTER OF CREDIT ISSUER AND EACH LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO ANY CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.
13.16    Confidentiality. Each Agent Bank, each Letter of Credit Issuer, each Swingline Lender and each other Lender shall hold all information furnished by or on behalf of the Borrower or any Subsidiary other than any such information that is available to such Person on a nonconfidential basis before disclosure by the Borrower or any such Subsidiary (“Confidential Information”), confidential in accordance with its customary procedure for handling confidential information of this nature and in any event may make disclosure (a) to such Person’s Affiliates and the directors, officers, employees, attorneys, professional advisors, independent auditors, trustees and agents of such Person or such Person’s Affiliates, in each case who need to know such information in connection with the administration of the Credit Documents (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information, are instructed to keep such Confidential Information confidential and agree to keep such Confidential Information confidential on the same terms as provided herein), (b) as required or requested by any Governmental Authority, self-regulatory agency or representative thereof purporting (on a reasonable basis, as determined by such Person) to have jurisdiction over such Person or pursuant to legal process or applicable Requirements of Law, (c) to any other party hereto, (d) in connection with the exercise of any remedies under any Credit Document or any action or proceeding relating to any Credit Document or the enforcement of rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section, to (x) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (y) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder or to any credit insurance provider related to the Borrower and its Obligations, (f) with the consent of the Borrower, and (g) to the extent such Confidential Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to any Lender, any Swingline Lender, any Letter of Credit Issuer, any Agent Bank or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or any Subsidiary thereof (unless such Swingline Lender, such Lender, such Letter of Credit Issuer, such Agent Bank or such Affiliate has actual knowledge that such source owes an obligation of confidence to the Borrower or any Subsidiary thereof with respect to such Confidential Information); but unless specifically prohibited by applicable Requirements of Law, each Lender, each Swingline Lender, each Letter of Credit Issuer and each Agent Bank shall notify the Borrower (without any liability for a failure to so notify the Borrower) of any request made to such Person for Confidential Information by any Governmental Authority, self-regulatory agency or representative thereof or pursuant to legal process or applicable Requirements of Law (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency) before disclosure of such Confidential Information; provided, further, that in no event shall any Lender, any Swingline Lender, any Letter of Credit Issuer or any Agent Bank be obligated or required to return any materials furnished by the Borrower or any Subsidiary; provided, further, that, at any time after the Borrower has filed this Agreement with the SEC, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about the terms of this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agent Banks and the Lenders in connection with the administration of the Credit Documents and the Commitments.
13.17    Release of Collateral and Guarantee Obligations; Disavowal of Liens.
(a)    The Secured Parties hereby irrevocably agree that the Liens granted to the Administrative Agent by the Credit Parties on any Collateral shall be automatically released (i) in full, as set forth in clauses (b) or (c) below, (ii) upon the Disposition of such Collateral (including as part of or in connection with any other Disposition permitted hereunder) to any Person other than another Credit Party, to the extent such Disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on a certificate to that effect provided to it by any Credit Party upon its reasonable request without further inquiry), (iii) to the extent such Collateral is comprised of property leased to a Credit Party, upon termination or expiration of such lease, (iv) if the release of such Lien is approved, authorized or ratified in writing by the Majority Lenders (or such other percentage of the Lenders whose consent may be required in accordance with Section 13.1), (v) to the extent the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the Guarantee and (vi) as required by the Administrative Agent to effect any Disposition of Collateral in connection with any exercise of remedies of the Administrative Agent pursuant to the Security Documents; but in the case of clauses (ii), (iii), or (v), such release of Liens shall be conditioned upon the concurrent release of any then-existing Enumerated Lien on such Collateral. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Credit Parties in respect of) all interests retained by the Credit Parties, including the proceeds of any Disposition, all of which shall continue to constitute part of the Collateral to the extent required by the applicable Credit Documents, except to the extent otherwise released in accordance with the provisions of the Credit Documents. Additionally, the Secured Parties hereby irrevocably agree that any Guarantor shall be automatically released from the Guarantee in respect of the Facility upon (i) consummation of any transaction permitted hereunder resulting in such Guarantor becoming an Excluded Subsidiary (including an Unrestricted Subsidiary), (ii) consummation of any transaction permitted hereunder resulting in such Guarantor no longer being a Subsidiary of the Borrower or (iii) such Guarantor no longer being a guarantor under any Junior Lien Debt or any Indenture. Further, the Administrative Agent shall release any Guarantor from the Guarantee if such Guarantor ceases to be a Material Subsidiary, promptly upon the Borrower delivering a request for such release to the Administrative Agent. The Secured Parties hereby (i) authorize the Administrative Agent to (all without the further consent or joinder of any Secured Party), and the Administrative Agent shall, execute and deliver any instruments, documents, and agreements necessary or desirable to effect, evidence and/or confirm the release of any Guarantor or Collateral pursuant to (and subject to the requirements of) the foregoing provisions of this Section and (ii) agree that (w) the Administrative Agent’s entry into the Intercreditor Agreement and any Acceptable Collateral Trust Agreement is reasonable and consent to such Intercreditor Agreement and any such Acceptable Collateral Trust Agreement and to the Administrative Agent’s execution thereof, (x) the Administrative Agent is authorized, without any further consent of any Secured Party, to enter into or amend any other intercreditor agreement or collateral trust agreement with the agent or other representatives of the holders of Indebtedness that is permitted to be secured by a Lien on the Collateral that is permitted under this Agreement, in each case for the purpose of adding the holders of such Indebtedness (or their representative) as a party thereto and otherwise causing such Indebtedness to be subject thereto (it being understood that any such amendment, amendment and restatement or supplement may make such other changes to the applicable intercreditor agreement or the applicable collateral trust agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing), (y) the Administrative Agent may rely exclusively on a certificate of an Authorized Officer of the Borrower as to whether any such other Liens are permitted and (z) any such intercreditor agreement or collateral trust agreement referred to in clause (x) above and the Intercreditor Agreement and any Acceptable Collateral Trust Agreement, entered into by the Collateral Agent (as defined therein), shall be binding on the Secured Parties. Upon any such release, any representation, warranty or covenant contained in any Credit Document relating to any such Collateral or Guarantor shall no longer be deemed to be repeated.
(b)    Notwithstanding anything to the contrary contained in any Credit Document, upon the Discharge of Priority Lien Obligations (as defined in the Intercreditor Agreement), all security interests and Liens in all Collateral and all obligations under all the Credit Documents shall be automatically released and discharged as contemplated by the Intercreditor Agreement, and the Administrative Agent shall (without notice to, or vote or consent of, any Secured Party) take such actions as shall be required, advisable or reasonably requested by the Borrower to evidence or otherwise more fully effect the foregoing, but such Obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.
(c)    If any Lender determines, acting reasonably, that any applicable law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender to hold or benefit from a Lien over real property pursuant to any law of the United States or any State thereof, such Lender may notify the Administrative Agent and disclaim any benefit of such security interest to the extent of such illegality; but such determination or disclaimer shall not invalidate or render unenforceable such Lien for the benefit of any other Lender.

13.18    USA PATRIOT Act. The Administrative Agent and each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow the Administrative Agent and such Lender to identify each Credit Party in accordance with the PATRIOT Act.
13.19    Payments Set Aside. To the extent that any payment made by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect.
13.20    Reinstatement. This Agreement shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any monetary Obligation is rescinded or must otherwise be restored or returned by the Administrative Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any substantial part of its property, or otherwise, all as though such payments had not been made.
13.21    Disposition of Proceeds. If executed and delivered, any Security Document may contain an assignment by the applicable Credit Party unto and in favor of the Administrative Agent for the benefit of the Secured Parties of all of such Credit Party’s interest in and to its as-extracted collateral in the form of production and all proceeds attributable thereto which may be produced from or allocated to the Collateral covered thereby. If executed and delivered, the Security Documents may further provide in general for the application of such proceeds to the satisfaction of the Obligations described therein and secured thereby. Notwithstanding the assignment contained in such Security Documents, unless an Event of Default is continuing, (a) the Administrative Agent and the Secured Parties agree that they will neither notify the purchaser or purchasers of such production nor take any other action to cause such proceeds to be remitted to the Administrative Agent or any other Secured Party, and all such proceeds shall be permitted to be paid to the Borrower and its Subsidiaries, and (b) the Secured Parties hereby authorize the Administrative Agent to take such actions as may be necessary to cause such proceeds to be paid to the Borrower and/or such Subsidiaries.
13.22    Collateral Matters; Hedge Agreements. The benefit of the Security Documents and of the provisions of this Agreement relating to any Collateral securing the Obligations shall also extend to and be available on a pro rata basis to any Hedge Bank under any Hedge Agreement giving rise to Lender Hedging Obligations, in each case, after giving effect to all netting arrangements relating to such Hedge Agreements; but, with respect to any Hedge Agreement that remains secured after the Hedge Bank thereto is no longer a Lender or an Affiliate of a Lender, the provisions of Article XII shall also continue to apply to such Hedge Bank in consideration of its benefits hereunder and each such Hedge Bank shall, if requested by the Administrative Agent, promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments reasonably requested by the Administrative Agent to evidence the continued applicability of the provisions of Article XII. No Person shall have any voting rights under any Credit Document solely as a result of the existence of Lender Hedging Obligations.
13.23    Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under any Credit Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
13.24    Restatement; Original Credit Agreement.
(a)    From and after the Closing Date, the Original Credit Agreement shall be amended and restated in its entirety by this Agreement, and the Original Credit Agreement shall thereafter be of no further force and effect, except that the Borrower, the Administrative Agent and the Lenders agree that (i) the incurrence by the Borrower of the “Obligations” under and as defined in the Original Credit Agreement (whether or not such Obligations are contingent as of the Closing Date) shall continue to exist under and be evidenced by this Agreement and the other Credit Documents, (ii) the Borrower shall pay any break funding costs incurred on the Closing Date under Section 2.11 of the Original Credit Agreement, (iii) the Original Credit Agreement shall continue to evidence the representations and warranties made by the Borrower before the Closing Date, (iv) except as expressly stated herein or amended, restated, amended and restated or otherwise modified, the other Credit Documents are ratified and confirmed as remaining unmodified and in full force and effect with respect to all Obligations, and (v) the Original Credit Agreement shall continue to evidence any action or omission performed or required to be performed pursuant to the Original Credit Agreement before the Closing Date (including any failure, before the Closing Date, to comply with the covenants contained in the Original Credit Agreement). The amendments and restatements set forth herein shall not cure any breach thereof or any “Default” or “Event of Default” under and as defined in the Original Credit Agreement existing before the Closing Date. This Agreement is not in any way intended to constitute a novation of the obligations and liabilities existing under the Original Credit Agreement or evidence payment of all or any portion of such obligations and liabilities.
(b)     The terms and conditions of this Agreement and the Administrative Agent’s, the Lenders’ and the Letter of Credit Issuers’ rights and remedies under this Agreement and the other Credit Documents shall apply to all of the Obligations incurred under the Original Credit Agreement and the Letters of Credit issued thereunder.
(c)     On and after the Closing Date, (i) all references to the Original Credit Agreement (or to any amendment or any amendment and restatement thereof) in the Credit Documents (other than this Agreement) shall be deemed to refer to the Original Credit Agreement, as amended and restated hereby (as it may be further amended, restated, amended and restated or otherwise modified), (ii) all references to any section (or subsection) of the Original Credit Agreement or in any Credit Document (but not herein) shall be amended to become, mutatis mutandis, references to the corresponding provisions of this Agreement and (iii) except as the context otherwise provides, on or after the Closing Date, all references to this Agreement herein (including for purposes of indemnification and reimbursement of fees) shall be deemed to be references to the Original Credit Agreement, as amended and restated hereby (as it may be further amended, modified or restated).

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

CHESAPEAKE ENERGY CORPORATION, as the Borrower
By:	/s/ Erik S. Fares
Name: Erik S. Fares
Title: Vice President and Treasurer

MUFG UNION BANK, NA., as Administrative Agent, Co-Syndication Agent, Letter of Credit Issuer, Swingline Lender and Lender
By:	/s/ Mark Oberreuter
Name: Mark Oberreuter
Title: Authorized Signatory

MUFG BANK, LTD., as Lender
By:	/s/ Mark Oberreuter
Name: Mark Oberreuter
Title: Authorized Signatory

WELLS FARGO BANK NATIONAL ASSOCIATION, as Co-Syndication Agent, Swingline Lender, Letter of Credit Issuer and Lender
By:	/s/ John Mammen
Name: John Mammen
Title: Director

JPMORGAN CHASE BANK, N.A., as Co-Syndication Agent, Swingline Lender, Letter of Credit Issuer and Lender
By:	/s/ Debra Hrelja
Name: Debra Hrelja
Title: Vice President

BANK OF AMERICA, N.A., as Letter of Credit Issuer and Lender
By:	/s/ Kathleen L. Padilla
Name: Kathleen L. Padilla
Title: Director

BMO HARRS BANK N.A., as Letter of Credit Issuer and Lender
By:	/s/ Gumaro Tijerina
Name: Gumaro Tijerina
Title: Managing Director

CITICORP NORTH AMERICA, INC., as Letter of Credit Issuer and Lender
By:	/s/ James Reilly
Name: James Reilly
Title: Vice President

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as Letter of Credit Issuer and Lender
By:	/s/ Joseph Cariello
Name: Joseph Cariello
Title: Director

By:	/s/ Michael Willis
Name: Michael Willis
Title: Managing Director

MIZUHO BANK, LTD., as Letter of Credit Issuer and Lender
By:	/s/ Donna DeMagistris
Name: Donna DeMagistris
Title: Authorized Signatory

ROYAL BANK OF CANADA, as Letter of Credit Issuer and Lender
By:	/s/ Kristan Spivey
Name: Kristan Spivey
Title: Authorized Signatory

ABN AMRO CAPITAL USA LLC, as Lender
By:	/s/ Darrell Holley
Name: Darrell Holley
Title: Managing Director

By:	/s/ Scott Myatt
Name: Scott Myatt
Title: Executive Director

DNB Capital LLC, as Lender
By:	/s/ Byron Cooley
Name: Byron Cooley
Title: Senior Vice President

By:	/s/ Robert Dupree
Name: Robert Dupree
Title: Senior Vice President

EXPORT DEVELOPMENT CANADA, as Lender
By:	/s/ Trevor Mulligan
Name: Trevor Mulligan
Title: Financing Manager

By:	/s/ Eric Beltrami
Name: Eric Beltrami
Title: Senior Associate

GOLDMAN SACHS BANK USA, as Lender
By:	/s/ Annie Carr
Name: Annie Carr
Title: Authorized Signatory

MORGAN STANLEY BANK, N.A., as Lender
By:	/s/ Michael King
Name: Michael King
Title: Authorized Signatory

MORGAN STANLEY SENIOR FUNDING, INC., as Lender
By:	/s/ Michael King
Name: Michael King
Title: Vice President

NATIXIS, NEW YORK BRANCH, as Lender
By:	/s/ Vikram Nath
Name: Vikram Nath
Title: Director

By:	/s/ Brian O'Keefe
Name: Brian O'Keefe
Title: Vice President

Schedule 1.1
Chesapeake Energy Corporation

Commitments

Name of Lender	Commitment
MUFG Bank, Ltd.	$90,000,000
MUFG Union Bank, N.A.	$120,000,000
Wells Fargo Bank, N.A.	$210,000,000
JPMorgan Chase Bank, N.A.	$210,000,000
Bank of America, N.A.	$210,000,000
BMO Harris Bank N.A.	$210,000,000
Citicorp North America, Inc.	$210,000,000
Crédit Agricole Corporate and Investment Bank	$210,000,000
Mizuho Bank, Ltd.	$210,000,000
Royal Bank of Canada	$210,000,000
ABN Amro Capital USA LLC	$185,000,000
DNB Capital LLC	$185,000,000
Export Development Canada	$185,000,000
Goldman Sachs Bank USA	$185,000,000
Morgan Stanley Bank, N.A.	$50,000,000
Morgan Stanley Senior Funding, Inc.	$135,000,000
Natixis, New York Branch	$185,000,000
Total Commitment	$3,000,000,000

Schedule 3.1(a)
Chesapeake Energy Corporation

Letter of Credit Issuance Limits

Name of Letter of Credit Issuer	Letter of Credit Issuance Limit
MUFG Union Bank, N.A.	$111,111,111.12
JPMorgan Chase Bank, N.A.	$111,111,111.11
Wells Fargo Bank, National Association	$111,111,111.11
Bank of America, N.A.	$111,111,111.11
BMO Harris Bank N.A.	$111,111,111.11
Citicorp North America, Inc.	$111,111,111.11
Crédit Agricole Corporate and Investment Bank	$111,111,111.11
Mizuho Bank, Ltd.	$111,111,111.11
Royal Bank of Canada	$111,111,111.11
Total Letter of Credit Issuance Limit	$1,000,000,000.00

Schedule 3.1(b)
Chesapeake Energy Corporation

Original Credit Agreement Letters of Credit

Reference Number	Letter of Credit Issuer	Beneficiary	Maturity	Face Amount
68127070	Bank of America	Nexus Gas Transmission, LLC	1/15/2019	$58,400,000
TFTS-774772	JP Morgan	EXCO Operating Company LP	9/1/2019	$35,200,000
NUSCGS003099	JP Morgan	Glass Mountain Pipeline, LLC	3/31/2019	$17,990,336
NUSCGS003088	JP Morgan	Penneast Pipeline Company, LLC	3/31/2019	$16,014,375
616737028	Credit Agricole	Merrill Lynch Commodities, Inc.	6/14/2019	$11,600,000
S337366M	MUFG Union Bank	Indigo Haynesville LLC	4/30/2019	$8,070,000
S234957	MUFG Union Bank	Liberty Mutual Insurance Company	6/30/2019	$7,000,000
613337002	Credit Agricole	Tennessee Gas Pipeline Company, LLC	5/12/2019	$5,100,000
S331355M	MUFG Union Bank	Liberty Mutual Insurance Company	2/26/2019	$5,000,000
TFTS-988416	JP Morgan	Stagecoach Pipeline and Storage Company LLC	3/24/2019	$5,000,000
S331365M	MUFG Union Bank	RLI Insurance Company	2/28/2019	$4,500,000
IS0408189U	Wells Fargo	ANR Pipeline Company	12/31/2018	$900,000
609837026	Credit Agricole	BP Energy Company	4/7/2019	$789,999
S326684M	MUFG Union Bank	Karnes Electric Cooperative, Inc.	5/6/2019	$638,755
S237093	MUFG Union Bank	Chevron North America E&P Company	9/15/2019	$600,000
S337539M	MUFG Union Bank	Starr Indemnity & Liability Insurance Company	7/22/2019	$400,000
616737021	Credit Agricole	Steckman Ridge LP	5/31/2019	$195,000
616037010	Credit Agricole	NextEra Energy Power Marketing, LLC	6/7/2019	$180,000
810838056	Credit Agricole	Union Gas Limited	3/31/2019	$180,000
820438009	Credit Agricole	Tallgrass Interstate Gas Transmission, LLC	2/28/2019	$145,998
S237094	MUFG Union Bank	Four Star Oil	9/15/2019	$120,000
S318648M	MUFG Union Bank	Mid Continent Casualty Company	7/20/2019	$50,000
S235226	MUFG Union Bank	Kay Electric Cooperative Inc.	4/30/2019	$50,000
S330344M	MUFG Union Bank	Morgan Stanley Capital Group Inc.	4/5/2019	$1
S332271M	MUFG Union Bank	BP Energy Company	4/7/2019	$1

Schedule 8.4
Chesapeake Energy Corporation

Litigation

None.

Schedule 8.12
Chesapeake Energy Corporation

Subsidiaries

Guarantors and Material Subsidiaries

1.	Chesapeake AEZ Exploration, L.L.C.
2.	Chesapeake Appalachia, L.L.C.
3.	Chesapeake E&P Holding, L.L.C.
4.	Chesapeake Energy Louisiana Corporation
5.	Chesapeake Energy Marketing, L.L.C.
6.	Chesapeake Exploration, L.L.C.
7.	Chesapeake Land Development Company, L.L.C.
8.	Chesapeake Louisiana, L.P.
9.	Chesapeake Midstream Development, L.L.C.
10.	Chesapeake NG Ventures Corporation
11.	Chesapeake Operating, L.L.C.
12.	Chesapeake Plains, LLC
13.	Chesapeake Royalty, L.L.C.
14.	Chesapeake VRT, L.L.C.
15.	Chesapeake-Clements Acquisition, L.L.C.
16.	CHK Energy Holdings, Inc.
17.	CHK Utica, L.L.C.
18.	Compass Manufacturing, L.L.C.
19.	EMLP, L.L.C.
20.	Empress Louisiana Properties, L.P.
21.	Empress, L.L.C.
22.	GSF, L.L.C.
23.	MC Louisiana Minerals, L.L.C.
24	MC Mineral Company, L.L.C.
25.	MidCon Compression, L.L.C.
26.	Nomac Services, L.L.C.
27.	Northern Michigan Exploration Company, L.L.C.
28.	Sparks Drive SWD, Inc.
29.	Winter Moon Energy Corporation

Unrestricted Subsidiaries

1.	Chesapeake Oilfield Services, Inc.
2.	CHK Cleveland Tonkawa, L.L.C.
3.	COS Holdings, L.L.C.
4.	Peake Fuel Solutions, L.L.C.
5.	Ventura, LLC
6.	Beehive Land, LLC
7.	Castle Land, LLC
8.	Daisy Land, LLC
9.	Eureka Land, LLC
10.	Giant Land, LLC
11.	Hartshorne Gathering, LLC
12.	Link Land, LLC
13.	Old Faithful Land, LLC
14.	Rift Land, LLC
15.	Riverside Land, LLC
16.	Splendid Land, LLC

Schedule 10.1
Chesapeake Energy Corporation

Closing Date Indebtedness

Description of Indebtedness	Amount
7.25% senior notes due 2018	$43,834,000
Floating rate senior notes due 2019	$379,552,000
6.625% senior notes due 2020	$437,049,000
6.875% senior notes due 2020	$227,720,000
6.125% senior notes due 2021	$547,532,000
5.375% senior notes due 2021	$266,680,000
L+750% 1.5L term loan due 2021	$1,232,573,135
4.875% senior notes due 2022	$451,225,000
8.00% senior secured 2L notes due 2022	$1,416,769,000
5.75% senior notes due 2023	$337,753,000
8.00% senior unsecured notes due 2025	$1,300,000,000
8.00% senior unsecured notes due 2027	$1,300,000,000
5.50% contingent convertible senior notes	$1,250,000,000
2.25% contingent convertible senior notes	$8,732,000
Promissory Note, dated as of July 18, 2016, owed to the Circelli, Walter & Young, PLLC Trust Account	$9,715,000

Schedule 10.2
Chesapeake Energy Corporation

Closing Date Liens

None.

Schedule 10.8
Chesapeake Energy Corporation

Closing Date Negative Pledge Agreements

None.

Schedule 10.9
Chesapeake Energy Corporation

Closing Date Contractual Encumbrances

None.

Schedule 10.12
Chesapeake Energy Corporation

Closing Date Affiliate Transactions

None.

Schedule 13.2
Chesapeake Energy Corporation

Notice Address

To the Borrower:
Chesapeake Energy Corporation 6100 North Western Avenue Oklahoma City, OK 73118 Attention: Treasurer CorporateFinance@chk.com Website: http://www.chk.com/

To the Administrative Agent:
1100 Louisiana Street, Suite 4850 Houston, TX 77002-5216 Attn: Stephen Warfel Email: swarfel@us.mufg.jp

EXHIBIT A

FORM OF NOTICE OF BORROWING

[Date] 1
MUFG Union Bank, N.A.
as Administrative Agent [and a Swingline Lender] 2

[[Swingline Lender Name],
as a Swingline Lender]]

Re:	Chesapeake Energy Corporation Notice of Borrowing

Ladies and Gentlemen:

This Notice of Borrowing is delivered to you pursuant to Section 2.3 of that certain Amended and Restated Credit Agreement, dated as of September 12, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Chesapeake Energy Corporation, an Oklahoma corporation (the “Borrower”), the lenders from time to time party thereto (the “Lenders”), MUFG Union Bank, N.A., as Administrative Agent, a Swingline Lender, and a Letter of Credit Issuer, and each other Swingline Lender and Letter of Credit Issuer from time to time party thereto (such terms and each other capitalized term used but not defined herein having the meaning provided in the Credit Agreement).
The Borrower hereby requests that a Borrowing be extended as follows:
(i)    Requested Borrowing is to consist of [ABR Loans][LIBOR Loans][Swingline Loan from the Swingline Lender addressed in this Notice of Borrowing]
(ii)    Aggregate amount of the requested Borrowing is $[                   ];
(iii)    Date of such Borrowing is [                   ], 20[    ];
(iv)    In the case of a Borrowing of LIBOR Loans, the initial Interest Period applicable thereto is [                   ]; 3
________________________________________________________
1 Date of Notice of Borrowing: To be submitted (A) in the case of any LIBOR Loans to be made on the Closing Date, before 1:00 p.m. at least two Business Days’ prior to the Closing Date; (B) in the case of any LIBOR Loans to be made after the Closing Date, before 1:00 p.m. at least three Business Days’ prior to the Borrowing of such LIBOR Loans; (C) in the case of any ABR Loans, before 1:00 p.m. on the date of Borrowing of such ABR Loans; or (D) in the case of any Swingline Loans, before 4:00 p.m. on the date of Borrowing of such Swingline Loans. All of the foregoing times are New York time.
2 Insert Swingline Lender references if a Swingline Loan is being requested.
3 If no Interest Period is selected, the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

A-1

(v)    Location and number of the account to which funds are to be disbursed is as follows:

[	]
[	]
[	]
[	]
[	]

[Remainder of page intentionally left blank; signature page follows]

A-2

IN WITNESS WHEREOF, the undersigned has duly executed this Notice of Borrowing by its authorized representative as of the day and year first above written.

CHESAPEAKE ENERGY CORPORATION
By:
Name:
Title:

Signature Page
Chesapeake Energy Corporation
Notice of Borrowing

EXHIBIT B

FORM OF LETTER OF CREDIT REQUEST

[Date] 1
MUFG Union Bank, N.A.,
as Administrative Agent [and a Letter of Credit Issuer]

[[Letter of Credit Issuer Name],
as a Letter of Credit Issuer] 2

Re:	Chesapeake Energy Corporation Letter of Credit Request

Ladies and Gentlemen:

This Letter of Credit Request is delivered to you pursuant to Section 3.2 of that certain Amended and Restated Credit Agreement, dated as of September 12, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Chesapeake Energy Corporation, an Oklahoma corporation (the “Borrower”), the lenders from time to time party thereto (the “Lenders”), MUFG Union Bank, N.A., as Administrative Agent, a Swingline Lender, and a Letter of Credit Issuer, and each other Swingline Lender and Letter of Credit Issuer from time to time party thereto (such terms and each other capitalized term used but not defined herein having the meaning provided in the Credit Agreement).
The Borrower hereby requests that a Letter of Credit be issued by the Letter of Credit Issuer addressed in this Letter of Credit Request:
(i)    on [insert date of requested issuance]
(ii)    in the aggregate Stated Amount of $[_________];
(iii)    in favor of [insert name and address of beneficiary];
(iv)    which expires on [insert date at least five Business Days prior to Maturity Date (unless a later expiration date is permitted under Section 3.1(b))];
(v)    which automatically renews for [__]-month periods; and
(vi)    which specifies that a drawing may be made only in the event of the occurrence of the following conditions: [insert drawing conditions]
The undersigned hereby agrees that the Letter of Credit Issuer is expressly authorized to make such changes from the form of this Request as the Letter of Credit Issuer in its reasonable discretion may deem advisable, provided no such changes shall vary the principal terms hereof.
________________________________________________________
1 Date of Letter of Credit Request (before 1:00 p.m. (New York time) at least two Business Days prior to the date of issuance or such lesser number as may be agreed by the Administrative Agent and the Letter of Credit Issuer).
2 Insert appropriate Letter of Credit Issuer.
[Remainder of page intentionally left blank; signature page follows]

B-1

IN WITNESS WHEREOF, the undersigned has duly executed this Letter of Credit Request by its authorized representative as of the day and year first above written.

CHESAPEAKE ENERGY CORPORATION
By:
Name:
Title:

Signature Page
Chesapeake Energy Corporation
Letter of Credit Request

EXHIBIT C

FORM OF CLOSING CERTIFICATE
September 12, 2018

Reference is made to Section 6.6 of that certain Amended and Restated Credit Agreement, dated as of September 12, 2018 (the “Credit Agreement”), among Chesapeake Energy Corporation, an Oklahoma corporation (the “Borrower”), the Lenders party thereto, MUFG Union Bank, N.A., as Administrative Agent, a Swingline Lender, and a Letter of Credit Issuer, and each other Swingline Lender and Letter of Credit Issuer party thereto. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Credit Agreement.

The undersigned, Erik Fares, the Vice President and Treasurer of the Borrower, solely in his capacity as such and not individually, hereby certifies that, as of the date hereof and immediately after giving effect to the consummation of the Transactions:

(a)    All representations and warranties made by the Credit Parties in the Credit Documents are, to my knowledge, true and correct in all material respects (unless such representations and warranties are already qualified by materiality or Material Adverse Effect, in which case they are true and correct in all respects) on and as of the date hereof (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties are true and correct in all material respects (unless such representations and warranties are already qualified by materiality or Material Adverse Effect, in which case they are true and correct in all respects) as of such earlier date).

(b)    No Default or Event of Default has occurred and is continuing.

(c)    To my knowledge, no Material Adverse Effect has occurred since December 31, 2017.

(d)    The Borrower, on a consolidated basis with its Restricted Subsidiaries, is Solvent.

[Remainder of page intentionally left blank; signature page follows]

C-1

IN WITNESS WHEREOF, the undersigned has executed and delivered this Closing Certificate as of the date first set forth above.

By:
Erik Fares
Vice President and Treasurer of Chesapeake Energy Corporation

Signature Page
Chesapeake Energy Corporation
Closing Certificate

EXHIBIT D

FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT
This Assignment and Acceptance Agreement (this “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement (as defined below), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases, assumes and accepts from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including without limitation any letters of credit, guarantees and swingline loans included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether know or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and the Credit Agreement, without representation or warranty by the Assignor.

1.	Assignor:
2.	Assignee:
3.	Borrower:	Chesapeake Energy Corporation
4.	Administrative Agent:	MUFG Union Bank, N.A., as Administrative Agent under the Credit Agreement (as defined below).
5.	Credit Agreement:
That certain Amended and Restated Credit Agreement, dated as of September [●], 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among CHESAPEAKE ENERGY CORPORATION, an Oklahoma corporation (the “Borrower”), the lenders from time to time party thereto (the “Lenders”), MUFG UNION BANK, N.A., as Administrative Agent, a Swingline Lender, and a Letter of Credit Issuer, and each other Swingline Lender and Letter of Credit Issuer from time to time party thereto (such terms and each other capitalized term used but not defined herein having the meaning provided in the Credit Agreement).

D-1

6.	Assigned Interest:

Total Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned [1]	Percentage Assigned of Total Commitment/Loans [2]
$______________	$______________	____________%

Effective Date: ______________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

7.	Notice and Wire Instructions:

[NAME OF ASSIGNOR]

Notices:

_________________________
_________________________
_________________________
Attention:
Telecopier:

with a copy to:
_________________________
_________________________
_________________________
Attention:
Telecopier:

Wire Instructions:

[_________________]

[NAME OF ASSIGNEE]

Notices:

_________________________
_________________________
_________________________
Attention:
Telecopier:

with a copy to:
_________________________
_________________________
_________________________
Attention:
Telecopier:

Wire Instructions:

[_________________]

________________________________________________________
1 (1) The amount of the Commitment or Loans of the assigning Lender being assigned pursuant to this Assignment shall not be less than $25,000,000 (or in the case of an assignment to an existing Lender $10,000,000) and increments of $5,000,000 in excess thereof and (2) after giving effect to this Assignment, the amount of the remaining Commitment or Loans of the assigning Lender (determined as of the date this Assignment is delivered to the Administrative Agent) shall not be less than $15,000,000, in each case unless each of the Borrower, each Letter of Credit Issuer, each Swingline Lender and the Administrative Agent otherwise consents (which consents shall not be unreasonably withheld or delayed).
2 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[Remainder of page intentionally left blank; signature page follows]

D-2

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR:
[NAME OF ASSIGNOR]

By:

Name:
Title:

ASSIGNEE:
[NAME OF ASSIGNEE]

By:

Name:
Title:

Signature Page
Chesapeake Energy Corporation
Assignment and Acceptance Agreement

[Consented to and] 1 Accepted by:

MUFG UNION BANK, N.A., as Administrative Agent[, Letter of Credit Issuer and Swingline Lender]

By:

Name:
Title:

[Consented to by:

Wells Fargo Bank, National Association,
as Letter of Credit Issuer and Swingline Lender

By:

Name:
Title:

Consented to by:

JPMorgan Chase Bank, N.A.,
as Letter of Credit Issuer and Swingline Lender

By:

Name:
Title: ] [2]

________________________________________________________
1 Include or exclude bracketed language as necessary to comply with consent requirements set forth in Section 13.6(b)of the Credit Agreement.
2 Include if consents of the Swingline Lenders and Letter of Credit Issuers are required pursuant to Section 13.6(b) of the Credit Agreement.
Signature Page
Chesapeake Energy Corporation
Assignment and Acceptance Agreement

[Consented to by:

CHESAPEAKE ENERGY CORPORATION

By:

Name:
Title: ] [3]

________________________________________________________
3 Include if consent of the Borrower is required pursuant to Section 13.6(b) of the Credit Agreement.

Signature Page
Chesapeake Energy Corporation
Assignment and Acceptance Agreement

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT
AND ACCEPTANCE AGREEMENT

1.	Representations and Warranties.
1.1.    Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document delivered pursuant thereto, other than this Assignment (herein collectively the “Credit Documents”), or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.
1.2.    Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 13.6 of the Credit Agreement (subject to such consents, if any, as may be required thereunder), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decisions to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest and (vii) if it is a Non‑U.S. Lender, attached to the Assignment is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at that time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

Annex 1-1

2.Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
3.General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment. This Assignment shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

Annex 1-2

EXHIBIT E

FORM OF PROMISSORY NOTE

New York, New York
September 12, 2018
FOR VALUE RECEIVED, the undersigned, CHESAPEAKE ENERGY CORPORATION, an Oklahoma corporation (the “Borrower”), hereby unconditionally promises to pay to [__________] or its registered assigns (the “Lender”), at the Administrative Agent’s Office or at such other place as the Administrative Agent shall have specified for such purpose by notice to the Borrower, in Dollars and in immediately available funds, in accordance with the Credit Agreement (as defined below; capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement) on the Maturity Date, [(i)] the aggregate unpaid principal amount, if any, of all Loans made by the Lender to the Borrower [and (ii) the aggregate unpaid principal amount, if any, of all Swingline Loans made by the Lender to the Borrower].1 The Borrower further promises to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates per annum and on the dates specified in Section 2.8 of the Credit Agreement.
This Promissory Note is one of the promissory notes referred to in Section 2.5(e) of that Amended and Restated Credit Agreement, dated as of September 12, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the lenders from time to time party thereto, MUFG UNION BANK, N.A., as Administrative Agent, a Swingline Lender, and a Letter of Credit Issuer, and each other Swingline Lender and Letter of Credit Issuer from time to time party thereto.
This Promissory Note is subject to, and the Lender is entitled to the benefits of, the provisions of the Credit Agreement, and the Loans [and Swingline Loans] evidenced hereby are guaranteed and secured as and to the extent provided therein and in the other Credit Documents. The Loans [and Swingline Loans] evidenced hereby are, in each case, subject to prepayment prior to the Maturity Date, in whole or in part, as provided in the Credit Agreement.
All parties now and hereafter liable with respect to this Promissory Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive diligence, presentment, demand, protest and notice of any kind whatsoever in connection with this Promissory Note. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or the Lender, any right, remedy, power or privilege hereunder or under the Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. A waiver by the Administrative Agent or the Lender of any right, remedy, power or privilege hereunder or under any Credit Document on any one occasion shall not be construed

________________________________________________________
1 Insert bracketed language if "Lender" under this promissory note is also a Swingline Lender.

E-1

as a bar to any right or remedy that the Administrative Agent or the Lender would otherwise have on any future occasion. The rights, remedies, powers and privileges herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights, remedies, powers and privileges provided by law.
All payments in respect of the principal of and interest on this Promissory Note shall be made to the Person recorded in the Register as the holder of this Promissory Note, as described more fully in Section 2.5 of the Credit Agreement, and such Person shall be treated as the Lender hereunder for all purposes of the Credit Agreement.
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E-2

THIS PROMISSORY NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

CHESAPEAKE ENERGY CORPORATION

By:

Name:
Title:

Promissory Note
Chesapeake Energy Corporation
Credit Agreement